EXHIBIT 4.3

FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENERAL MILLS CEREALS, LLC,
a Delaware Limited Liability Company

i

Page
13.8 Allocations and Distributions During Period of Liquidation	122
13.9 Character of Liquidating Distributions	122
13.10 The Liquidator	122
13.11 Mark-to-Market Methodology	123
SECTION 14. CLASS A NOTICE EVENTS; PURCHASE OPTIONS	124
14.1 Class A Notice Events	124
14.2 Liquidation Notice	125
SECTION 15. MISCELLANEOUS	125
15.1 Notices	125
15.2 Binding Effect	126
15.3 Construction	126
15.4 Time	126
15.5 Headings	126
15.6 Severability	126
15.7 Incorporation by Reference	126
15.8 Governing Law	127
15.9 Consent to Jurisdiction	127
15.10 WAIVER OF JURY TRIAL	127
15.11 Counterpart Execution	127
15.12 Specific Performance	127
15.13 No Material Impairment	127
15.14 Entire Agreement	128
15.15 No Third Party Beneficiaries	128
15.16 Waiver	128
Valuation of Fixed Assets	2
Valuation of Intellectual Property	3

EXHIBITS

Exhibit A	Finance Note
Exhibit B	GMI Guaranty
Exhibit C	Permitted Intellectual Property License Agreement
Exhibit D	Permitted PP&E License Agreement
Exhibit E	Transferor Certificate
Exhibit F	Transferee Certificate
Exhibit G	Purchaser’s Letter
Exhibit H	Series B-1 Preferred Certificate
Exhibit I	Series B-2 Preferred Certificate
Exhibit J	Budgeted Capital Expenditures
SCHEDULES

Schedule A	Membership Registry
Schedule B	Baseline Amount
Schedule C	Permitted Liens
Schedule D	Valuation Methodology

FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENERAL MILLS CEREALS, LLC
     This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of the 25th day of May 2008, by and among GM CEREALS OPERATIONS, INC., a Delaware corporation (“GMCO”), as the Managing Member, RBDB, INC., a Delaware corporation (“RBDB”), as the Class A Limited Member, GENERAL MILLS SALES, INC., a Delaware corporation (“GM Sales”), as a Class B Limited Member, and GM CEREALS HOLDINGS, INC., a Delaware corporation (“Cereals Holdings”), as a Class B Limited Member, pursuant to the provisions of the Act, on the following terms and conditions (capitalized terms used herein without definition shall have the meanings specified in Section 1.10):
SECTION 1.
THE COMPANY
     1.1 Formation; Amendment of Original Limited Liability Company Agreement.
     General Mills Operations, Inc., a Delaware corporation (“GMOI”), The Pillsbury Company, a Delaware corporation (“TPC”), and Cereals Holdings (collectively, the “Original Members”) formed General Mills Cereals, LLC (the “Company”) as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in the Limited Liability Company Agreement of the Company, dated as of April 2, 2002 (the “Original LLC Agreement”). The fact that the Certificate of Formation is on file in the office of the Secretary of State of the State of Delaware shall constitute notice that the Company is a limited liability company. Pursuant to Section 18-201(d) of the Act, the Original LLC Agreement was effective as of the date of the filing of the Certificate of Formation. Simultaneously with the execution of the Original LLC Agreement and the formation of the Company, each of the Original Members was admitted as a member of the Company, and GMOI was admitted as the manager (within the meaning of the Act) of the Company.
     The Original LLC Agreement was amended and restated in its entirety in connection with the sale by TPC to RBDB of a portion of TPC’s Class A Limited Membership Interests, pursuant to the Amended and Restated Limited Liability Company Agreement of General Mills Cereals, LLC, dated as of May 24, 2002 (the “Amended and Restated LLC Agreement”). In addition, GMOI Transferred to GMCO, 100% of the Managing Membership Interest of the Company and GMCO became the manager (within the meaning of the Act) of the Company, as evidenced by that certain Transferor Certificate dated May 24, 2002 by GMOI and that certain Transferee Certificate dated May 24, 2002 by GMCO. Pursuant to the Signature Page Addendum to the Amended and Restated Limited Liability Company Agreement of General Mills Cereals, LLC dated as of May 24, 2002, GMCO became a party to the Amended and Restated LLC Agreement.

     Pursuant to the First Amendment to the Amended and Restated Limited Liability Company Agreement of General Mills Cereals, LLC dated as of July 24, 2002 (the “First Amendment”), the Amended and Restated LLC Agreement was amended to make technical corrections to certain definitions contained therein. Pursuant to the Second Amendment to the Amended and Restated Limited Liability Company Agreement of General Mills Cereals, LLC entered into as of November 28, 2003 (the “Second Amendment”), the Amended and Restated LLC Agreement was further amended to amend and restate Section 13.1(a)(i).
     The Amended and Restated LLC Agreement was amended and restated in its entirety pursuant to the Second Amended and Restated Limited Liability Company Agreement of General Mills Cereals, LLC, dated as of October 6, 2004 (the “Second Amended and Restated LLC Agreement”) to (i) make further changes to the Amended and Restated LLC Agreement, (ii) convert a portion of the Class A Limited Membership Interests held by TPC into Series B-1 Limited Membership Interests, and (iii) convert the Class B Limited Membership Interests held by Cereals Holdings into Series B-1 Limited Membership Interests and Series B-2 Limited Membership Interests.
     As evidenced by (i) that certain Transferor Certificate dated October 7, 2004 by Cereals Holdings and that certain Transferee Certificate dated October 7, 2004 by GM Class B, (ii) that certain Transferor Certificate dated October 7, 2004 by TPC and that certain Transferee Certificate dated October 7, 2004 by GM Class B, and (iii) Signature Page Addendum to the Second Amended and Restated LLC Agreement, dated as of October 7, 2004, executed by GM Class B, Cereals Holdings and TPC Transferred all of the Series B-1 Limited Membership Interests of the Company to GM Class B and GM Class B was admitted to the Company as a Series B-1 Limited Member and became a party to the Second Amended and Restated LLC Agreement. In order to facilitate the sale by GM Class B of all of the Series B-1 Limited Membership Interests held by GM Class B, the Second Amended and Restated LLC Agreement was amended and restated in its entirety pursuant to the Third Amended and Restated Limited Liability Company Agreement of General Mills Cereals, LLC, dated as of October 8, 2004 (the “Third Amended and Restated LLC Agreement”).
     As evidenced by (i) that certain Purchase Agreement dated October 8, 2004 by GMI, the Company, GM Class B and LBSFI, as amended by that certain Amendment No. 1 to the Purchase Agreement dated October 8, 2004 by GMI, the Company, GM Class B and LBSFI, (ii) that certain Transferor Certificate dated October 8, 2004 by GM Class B and that certain Transferee Certificate dated October 8, 2004 by LBSFI, and (iii) Signature Page Addendum to the Third Amended and Restated LLC Agreement, dated as of October 8, 2004, executed by LBSFI, GM Class B Transferred all of the Series B-1 Limited Membership Interests of the Company to LBSFI and LBSFI was admitted to the Company as a Series B-1 Limited Member and became a party to the Third Amended and Restated LLC Agreement.
     As evidenced by (i) that certain Deposit Trust Agreement dated October 7, 2004 by LBSFI, The Bank of New York (Delaware), and The Bank of New York, as amended by that certain Amendment to the Deposit Trust Agreement, dated as of October 8, 2004, (ii) that certain Transferee Certificate dated October 8, 2004 by Capital Trust, a statutory trust organized under Delaware Law (“Capital Trust”), and (iii) Signature Page Addendum to the Third Amended and Restated LLC Agreement, dated as of October 8, 2004, executed by Capital Trust, LBSFI

Transferred all of the Series B-1 Limited Membership Interests of the Company to Capital Trust and Capital Trust was admitted to the Company as a Series B-1 Limited Member and became a party to the Third Amended and Restated LLC Agreement.
     As evidenced by that certain Rate Reset Agreement dated May 29, 2007 by the Company, GMCO, RBDB and TPC, the Class A Limited Members agreed upon the Class A Preferred Return Rate for the June 28, 2007 initial Class A Reset Date as required by Section 7.1(b) of the Third Amended and Restated LLC Agreement and made certain related amendments to the Third Amended and Restated LLC Agreement.
     As evidenced by (i) that certain Securities Purchase Agreement dated June 28, 2007 by GMI, TPC, Cereals Holdings, GMOI, GMCO, the Company, IP Holdings I, IP Holdings II, Cereals Properties and RBDB and (ii) that certain Transferor Certificate dated June 28, 2007 by TPC and that certain Transferee Certificate dated June 28, 2007 by RBDB, TPC Transferred all of its Class A Limited Membership Interests to RBDB and RBDB was admitted to the Company in respect of such Class A Limited Membership Interests.
     In order to incorporate the provisions of the Rate Reset Agreement and make certain agreed upon changes to the terms of the Series B-1 Limited Membership Interests, and to make certain other changes to the Third Amended and Restated LLC Agreement, the Third Amended and Restated LLC Agreement was amended and restated in its entirety pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of General Mills Cereals, LLC, dated August 1, 2007 (the “Fourth Amended and Restated LLC Agreement”).
     As evidenced by (i) that certain Transferee Certificate dated August 7, 2007 by GM Sales and (ii) Signature Page Addendum to the Fourth Amended and Restated LLC Agreement, dated as of August 7, 2007, executed by GM Sales, Capital Trust Transferred all of the Series B-1 Limited Membership Interests of the Company to GM Sales and GM Sales was admitted to the Company as a Series B-1 Limited Member and became a party to the Fourth Amended and Restated LLC Agreement.
     In order to reflect the admission of GM Sales to the Company as a Series B-1 Limited Member and make certain other changes to the Fourth Amended and Restated LLC Agreement, the Members have agreed to amend and restate the Fourth Amended and Restated LLC Agreement as set forth in this Agreement. From the date hereof, the rights and liabilities of the Members and Managing Member shall be as provided under the Act, the Certificate of Formation, and this Agreement.
     1.2 Name.
     The name of the Company shall continue to be GENERAL MILLS CEREALS, LLC and all business of the Company shall be conducted in such name or, with the affirmative written consent of all of the Members, under any other name.
     1.3 Purpose; Powers.
     (a) The purposes of the Company are:

          (i) to acquire, either directly or from the Members, and to own, hold, vote, manage, protect, conserve, assign, sell, or otherwise dispose of, either directly, or indirectly through one or more wholly owned Subsidiaries, the Permitted Assets, all in accordance with this Agreement and the other Transaction Documents;
          (ii) to conduct the Permitted Lines of Business;
          (iii) to receive and, subject to Sections 4 and 13.2, distribute to the Members (A) the proceeds of any sale, lease, license, or any other disposition of the Company’s Permitted Assets received by the Company or (B) any distributions or payments received by the Company; and
          (iv) to do such other things and engage in any other activities that the Managing Member of the Company determines to be necessary, convenient, or incidental to any of the foregoing purposes.
     (b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental, or convenient to, and in furtherance of, the purposes of the Company set forth in this Section 1.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Managing Member pursuant to Section 5.
     1.4 Principal Place of Business.
     The principal place of business of the Company shall be at c/o GMI, Number One General Mills Boulevard, Minneapolis, Minnesota, 55426. The Managing Member may change the principal place of business of the Company to any other place within or without the State of Delaware with the affirmative written consent of all of the Members. The initial registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801.
     1.5 Term.
     The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the dissolution and the completion of the winding up of the Company in accordance with Section 13. The existence of the Company as a separate legal entity and this Agreement shall continue until the cancellation of the Certificate of Formation in accordance with the Act.
     1.6 Filings; Agent for Service of Process.
     (a) GMOI, or an agent of GMOI, was authorized to execute and cause the Certificate of Formation to be filed in the office of the Secretary of State of the State of Delaware as an authorized person within the meaning of, and otherwise in accordance with, the Act. The Managing Member shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation, execution, and filing of such amendments to the Certificate of Formation and such other assumed name certificates, documents, instruments, and publications as may be required by law, including action to reflect:
          (i) A change in the Company name;
          (ii) A correction of false or erroneous statements in the Certificate of Formation or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or
          (iii) A change in the time for dissolution of the Company as stated in the Certificate of Formation and in this Agreement.
     (b) The Managing Member shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.
     (c) The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or any successor as appointed by the Members in accordance with the Act.
     (d) Upon the dissolution and completion of the winding up of the Company in accordance with Section 13, the Liquidator, as an authorized person within the meaning of the Act, shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Liquidator deems such filing or any similar filing to be necessary or advisable.
     1.7 Title to Assets.
     All Property owned by the Company shall be owned by the Company as an entity, and all Property owned by any Subsidiary of the Company shall be owned by such Subsidiary, and no Member shall have any ownership interest in such assets in its individual name. Each Member’s Interest in the Company shall be personal property for all purposes. The Company shall hold title to all of its assets in the name of the Company, and each Subsidiary of the Company shall hold title to all of its assets in the name of such Subsidiary, and in each case not in the name of any Member.
     1.8 Payments of Individual Obligations.
     The Company’s credit and assets shall be used solely for the benefit of the Company and its Subsidiaries, and no asset of the Company or its Subsidiaries shall be Transferred in satisfaction of, or encumbered for, or in payment of, any individual obligation of any Member.
     1.9 Independent Activities; Transactions with Affiliates.
     (a) The Managing Member (and any Director) shall be required to devote such time to the affairs of the Company as may be necessary properly to manage and operate the Company, but otherwise shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.
     (b) Subject to clause (c) of this Section 1.9, insofar as permitted by applicable law, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or its Affiliates from engaging in whatever activities they choose; provided that any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member to permit the Company or any other Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.
     (c) Notwithstanding clause (b) of this Section 1.9, the Managing Member shall not, and shall procure that no GMI Entity shall, carry on or be engaged or interested economically or otherwise in any manner whatsoever (whether alone or jointly with another and whether directly or indirectly) in any business which competes with the Cereals Business or the Pet Business.
     (d) To the extent permitted by applicable law, but subject to the provisions of this Agreement and the Transaction Documents, in furtherance of the purposes of the Company set forth in Section 1.3, the Managing Member is hereby authorized to cause the Company to purchase, lease, and license Property (whether real, personal, or mixed) from, sell, lease, and license Property to, or otherwise deal with in ways contemplated by the Transaction Documents, any Member, acting on its own behalf, or any Affiliate of any Member; provided that any such purchase, sale, lease, license, or other transaction shall be made on terms and conditions that are no less favorable to the Company than if the purchase, sale, lease, license, or other transaction had been made with an independent third party.
     (e) Notwithstanding any provision in this Agreement, including Section 1.9(d) and Section 5, the Managing Member or any officer of the Company, on behalf of the Company, is hereby authorized to cause the Company to execute and deliver, and perform its obligations under, the Transaction Documents to which the Company is a party, all without any further action, consent, or approval of any Person.
     1.10 Definitions.
     Unless otherwise specifically stated, the capitalized terms used in this Agreement shall have the following meanings:
     “Act” means the Delaware Limited Liability Company Act, 6 Del. Code Ann. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
     “Adjustable Rate” means, for any Class B Distribution Period during a Floating Rate Period, a rate equal to the highest of LIBOR, the 10-year Treasury CMT and the 30-year Treasury CMT for such Class B Distribution Period.
     “Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

          (i) Credit to such Capital Account any amounts which such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
          (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Allocation Year.
     “Affiliate” means, with respect to any specified Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such specified Person, (ii) any Person, directly or indirectly, owning or controlling ten percent (10%) or more of the outstanding voting interests or other ownership interests of such specified Person, (iii) any Person ten percent (10%) of the outstanding voting stock or other ownership interests of which is, directly or indirectly, owned or controlled by such specified Person, (iv) any officer, director, general partner, managing member or manager, trustee of, or Person serving in a similar capacity with respect to, such specified Person, or (v) any Person who is an officer, director, general partner, managing member or manager, trustee, or holder of ten percent (10%) or more of the voting interests or other ownership interests of any Person described in clauses (i), (ii), (iii), or (iv) of this sentence. For purposes of this definition, the terms “controlling”, “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement” has the meaning set forth in the preamble.
     “Albuquerque Documents” means (i) the Lease Agreement, dated as of January 15, 1991, by and between the City of Albuquerque, New Mexico and GMI, which has been assigned to GMOI pursuant to the Assignment Agreement (the “First Albuquerque Assignment”), dated May 27, 1996, by and between GMI and GMOI, and which has been further assigned by GMOI to Cereal Properties pursuant to the Second Assignment, dated April 3, 2002, by and between GMOI and Cereals Properties (the “Second Albuquerque Assignment”), (ii) the Indenture, dated January 15, 1991, among the City of Albuquerque, New Mexico, General Mills Products Corp., and Norwest Bank Minnesota, N.A., which has been assigned to GMOI pursuant to the Assignment Agreement, and which has been further assigned to Cereals Properties pursuant to the Second Albuquerque Assignment, and (iii) the Bond Purchase Agreement, dated January 30, 1991, among the City of Albuquerque, New Mexico, General Mills Products, Inc., and GMI, which has been assigned to GMOI pursuant to the First Albuquerque Assignment, and which has been further assigned to Cereals Properties pursuant to the Second Albuquerque Assignment.

     “Allocation Year” means (i) the period commencing on May 24, 2002 and ending on May 26, 2002, (ii) any subsequent twelve (12) month period commencing on the day after the last day of the prior Allocation Year and ending on the last Sunday of May of each subsequent year, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Section 3.
     “Amended and Restated Contract Marketing Agreement” means the Amended and Restated Contract Marketing Agreement, dated May 24, 2002, between the Company and General Mills Marketing, Inc., as (i) amended May 1, 2003 in accordance with the terms thereof and the terms of the Amended and Restated LLC Agreement and (ii) the same may be further amended from time to time in accordance with the terms thereof and hereof.
     “Amended and Restated Contract Operating Agreement” means the Amended and Restated Contract Operating Agreement, dated May 24, 2002, between the Company and GMOI, as the same may be amended from time to time in accordance with the terms thereof and hereof.
     “Amended and Restated Contract Sales Agreement” means the Amended and Restated Contract Sales Agreement, dated May 24, 2002, between the Company and General Mills Sales, Inc., as the same may be amended from time to time in accordance with the terms thereof and hereof.
     “Amended and Restated Employee Seconding Agreement” means the Amended and Restated Employee Seconding Agreement, dated as of May 24, 2002, between the Company and GMI, as the same may be amended from time to time in accordance with the terms thereof and hereof.
     “Amended and Restated LLC Agreement” has the meaning set forth in Section 1.1.
     “Amended and Restated Receivables Purchase and Sale Agreement” means the Second Amended and Restated Receivables Purchase and Sale Agreement, dated as of June 28, 2007, by and between the Company and General Mills Finance, Inc., as the same may be amended from time to time in accordance with the terms thereof and hereof.
     “Amended and Restated Services Agreement” means the Second Amended and Restated Services Agreement, dated as of July 24, 2002, by and among GMI, General Mills Sales, Inc., GMOI, General Mills Services, Inc., General Mills Direct Marketing, Inc., General Mills Missouri, Gardetto’s Bakery, Inc., Lloyd’s Barbeque Company, Small Planet Foods, Inc., General Mills Finance, Inc., General Mills Factoring, LLC, General Mills Marketing, Inc., General Mills Entertainment, Inc., General Mills Properties, Inc., The Pillsbury Company, HDIP, Inc., HD JV Holding Company, The Haagen Dazs Shoppe Company, Inc., The Haagen Dazs International Shoppe Company, Inc., Pet, Progresso Quality Foods Company, TPC-RF, Inc., Roush Products Company, Inc., IP Holdings I, IP Holdings II, Cereals Holdings, Cereals Properties, Cereals Operations, General Mills Capital, Inc., and the Company, as (i) amended on May 1, 2003 in accordance with the terms thereof and the terms of the Amended and Restated LLC Agreement and (ii) the same may be further amended from time to time in accordance with the terms thereof and hereof.

     “Applicable Class B Credit Spread” means, with respect to the Series B-1 Limited Membership Interests and the Series B-2 Limited Membership Interests, (i) prior to the first successful Class B Optional Remarketing, 1.61% and (ii) thereafter, the percentage determined by the Class B Remarketing Agent in connection with the most recent successful Class B Optional Remarketing.
     “Applicable Tax Rate” means, with respect to any Limited Member for any Allocation Year, the aggregate tax rate (expressed as a percentage) described in clause (i) of Section 8.3(c) hereof.
     “Appraiser 1” has the meaning set forth in Section 13.11(b).
     “Appraiser 2” has the meaning set forth in Section 13.11(b).
     “Appraiser 3” has the meaning set forth in Section 13.11(b).
     “A-Rated Securities” means commercial paper and publicly traded bonds, debentures, or other debt obligations (including municipal bonds and other tax-exempt obligations) of issuers, other than GMI or any of its Affiliates, organized under the laws of the United States or any State that are: (i) commercial paper or other short-term debt rated A-1+ by S&P and P-1 by Moody’s; (ii) medium or long-term debt rated at least A by S&P and A2 by Moody’s; or (iii) readily marketable (A) direct obligations of the Government of the United States, (B) direct obligations of any agency or instrumentality thereof rated AAA by S&P and Aaa by Moody’s, or (C) non-callable, non-amortizing U.S. Dollar-denominated senior debt securities of fixed maturity in book entry form, issued by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and rated AAA by S&P and Aaa by Moody’s; provided, that all obligations and securities described in clauses (i) through (iii) above (1) are eligible for public sale or other distribution without registration under the Securities Act, (2) will not include any obligations or securities denominated in currency other than Dollars, (3) will not include any obligations or securities the payment or repayment of principal in respect of which is in an amount determined by reference to any formula or index, or which is subject to any contingency, (4) will not include any obligations or securities that require the holder thereof to make advances to, or to purchase additional obligations or securities issued by, the issuer of such obligations or securities after the original date of issuance of such obligations or securities, and (5) have a remaining maturity of not more than one (1) year.
     “Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy.” A “Voluntary Bankruptcy” means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (iii) action taken by such Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, which petition shall not be dismissed within sixty (60) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person, which order shall not be dismissed within sixty (60) days. The foregoing is intended to supersede and replace the events listed in Sections 18-101 and 18-304 of the Act with respect to any Member.
     “Benchmark Rates” means, collectively, the LIBOR, the 10-year Treasury CMT and the 30-year CMT.
     “Bid” means an irrevocable offer to purchase in any Class A Remarketing all but not a portion of the outstanding Class A Limited Membership Interests at a price per Class A Limited Membership Interest equal to the Class A Mandatory Purchase Price with the applicable Class A Preferred Return Rate equal to the Bid Rate specified in such Bid.
     “Bid Rate” means a rate per annum equal to (i) the LIBOR in effect from time to time plus (ii) a spread, where such spread is proposed by bidders in connection with a Class A Remarketing and made with respect to the Preferred Return Capital amount set forth in the Class A Remarketing Notice.
     “Board of Directors” has the meaning set forth in Section 5.10(a).
     “Board Triggering Event” has the meaning set forth in Section 5.10(a).
     “Budgeted Capital Expenditures” means the capital expenditures set forth on Exhibit J.
     “Buffalo Lease” means the Master Lease Agreement, dated as of April 2, 2002, by and between General Mills Properties, Inc., as lessor, and the Company, as lessee, as amended pursuant to the First Amendment to Master Lease Agreement, dated as of May 24, 2002, by and between General Mills Properties, Inc. and the Company.
     “Business Day” means any day that is not a Saturday, a Sunday, or a day on which banking institutions located in New York, New York, or Minneapolis, Minnesota are authorized or obligated by law to close.
     “Calendar Period” means a period of 180 calendar days.
     “Capital Account” means, with respect to any Member of the Company, the Capital Account maintained for such Member in accordance with the following provisions:
          (i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to

Sections 3.3 or 3.4, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;
          (ii) To each Member’s Capital Account there shall be debited (A) the amount of Cash and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of deduction, expense, or loss which are specially allocated to such Member pursuant to Sections 3.3 or 3.4, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;
          (iii) In the event an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and
          (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managing Member shall determine in good faith and on a commercially reasonable basis that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Managing Member may make such modification; provided that the Managing Member shall promptly give each other Member written notice of such modification. The Managing Member also shall, in good faith and on a commercially reasonable basis, (i) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
     “Capital Contributions” means, with respect to any Member of the Company, the amount of Cash and the initial Gross Asset Value of any Property (other than Cash) contributed to the Company by such Member.
     “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Trust” means the trust established pursuant to that certain Deposit Trust Agreement (the “Capital Trust Agreement”), dated as of October 8, 2004, among Lehman

Brothers Special Financing Inc., as Depositor, Lehman Brothers Inc., as Broker-Dealer, The Bank of New York (Delaware), as Delaware trustee, and The Bank of New York, as Owner Trustee.
     “Capital Trust Agreement” has the meaning set forth in the definition of “Capital Trust.”
     “Cash” means funds denominated in United States currency.
     “Cash Available for Distribution” means, for any Class A Distribution Period, Class B Distribution Period, or Managing Member Distribution Period, the gross Cash proceeds of the Company less the portion thereof used to pay or establish reasonable reserves for all Company Expenses (including Taxes), all as determined by the Managing Member in good faith and in its commercially reasonable judgment. Cash Available for Distribution will not be reduced by Depreciation or similar non-Cash allowances, and will be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.
     “Cash Equivalents” shall mean Cash and any of the following: (i) readily marketable (x) direct obligations of the Government of the United States or (y) direct obligations of any agency or instrumentality thereof rated AAA by S&P and Aaa by Moody’s or (ii) insured certificates of deposit of or time or demand deposits with any commercial bank that is a member of the Federal Reserve System, the parent of which issues commercial paper rated P-1 (or the then equivalent grade) by Moody’s and A-1+ (or the then equivalent grade) by S&P, is organized under the laws of the United States or any State thereof and the long term unsecured debt of which is rated A2 or better by Moody’s and A or better by S&P; provided that all obligations and securities described in clauses (i) and (ii) above (1) will not have an original maturity of longer than ninety (90) days, (2) will not include any obligations or securities denominated in a currency other than Dollars, (3) will not include any obligations or securities that provide for the extension of the original stated maturity thereof without the consent of any holder thereof affected thereby, (4) will not include any obligations or securities the payment or repayment of principal in respect of which is an amount determined by reference to any formula or index, or which is subject to any contingency, (5) will not include any obligations or securities that require the holder thereof to make advances to, or to purchase additional obligations or securities issued by, the issuer of such obligations or securities after the original date of issuance of such obligations or securities, and (6) will not include any obligation of or security issued by GMI or any of its Affiliates.
     “Cash Flow” means, for any period with respect to the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) the excess, if any, of (i) the sum of (A) net income (or net loss) and (B) the sum of (1) Taxes deducted in determining net income (or net loss) under GAAP, (2) interest expense deducted (net of interest income received) in determining net income (or net loss) under GAAP, (3) depreciation and amortization expense and other non-cash expenses, and (4) decreases in working capital, over (ii) the sum of (A) Taxes actually paid and (B) capital expenditures, charitable contributions, and increases in working capital.

     “Cereals Business” means the manufacture and sale by the Company and its Subsidiaries of packaged cereals products, other than organic cereal products, for sale in the United States, directly or indirectly, to consumers, other than in connection with the Food Service Business.
     “Cereals Holdings” has the meaning set forth in the preamble.
     “Cereals Properties” means General Mills Cereals Properties, LLC, a Delaware limited liability company.
     “Cereals Properties Interest” means 100% of the limited liability company interest in Cereals Properties.
     “Certificate of Cancellation” means a certificate filed in accordance with 6 Del. Code Ann. § 18-203.
     “Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and as amended, modified, supplemented, or restated from time to time, as the context requires.
     “Class A Adjustment Factor” means (a) for any Class A Distribution Period or portion thereof occurring during the period beginning on and including May 24, 2002 and ending on and including the day before the initial Class A Reset Date, (i) 96.5%, in the case of Class A Limited Membership Interests owned by RBDB during any such Class A Distribution Period and (ii) 100.0%, in the case of the Class A Limited Membership Interests owned by TPC during any such Class A Distribution Period and (b) thereafter, 100.0%.
     “Class A Distribution Date” means the last Business Day of any Fiscal Quarter occurring prior to the Fiscal Quarter in which a Liquidating Event occurs.
     “Class A Distribution Period” means the applicable period from (and including) a Class A Distribution Date to (but excluding) the next subsequent Class A Distribution Date.
     “Class A Limited Member” means (i) RBDB (unless it has ceased to be a Class A Limited Member) (ii) TPC (during the period it was a Class A Limited Member), and (iii) any Person who has become a substituted Class A Limited Member pursuant to the terms of this Agreement and has not ceased to be a Class A Limited Member.
     “Class A Limited Member Preferred Return” means, with respect to any Class A Limited Member, the return that will accrue during each Class A Distribution Period or portion thereof (if such Class A Distribution Period is a Floating Rate Period, computed using the actual number of days elapsed over a 360 day year, and if such Class A Distribution Period is a Fixed Rate Period, computed on the basis of a 360-day year of twelve 30-day months) on the amount of such Class A Limited Member’s Preferred Return Capital during such Class A Distribution Period, at a rate per annum equal to the applicable Class A Preferred Return Rate.
     “Class A Limited Membership Interests” has the meaning set forth in Section 2.1(a).

     “Class A Mandatory Purchase Price” means, with respect to a Class A Remarketing, an amount per Class A Limited Membership Interest determined pursuant to Section 7.1(d)(i) and set forth in the Class A Remarketing Notice.
     “Class A Mandatory Remarketing” has the meaning set forth in Section 7.1(b).
     “Class A Mandatory Remarketing Date” means the date on which a Class A Mandatory Remarketing is conducted.
     “Class A Notice Events” has the meaning set forth in Section 14.1.
     “Class A Preferred Return Rate” means, with respect to the Class A Limited Membership Interests,
          (i)  for any Class A Distribution Period or portion thereof occurring during the period beginning May 24, 2002 and ending on the initial Class A Reset Date and during which the Class A Limited Preferred Return is stated herein to accrue, a rate per annum equal to (a) the sum of (x) the LIBOR for the Fiscal Quarter or portion thereof constituting such Class A Distribution Period or portion thereof plus (y) the Class A Spread then in effect, divided by (b) the Class A Adjustment Factor, and
          (ii)  for any Class A Distribution Period or portion thereof occurring after the initial Class A Reset Date during which the Class A Limited Member Preferred Return is stated herein to accrue, a rate per annum equal to the sum of (a) the LIBOR for the Fiscal Quarter or portion thereof constituting such Class A Distribution Period or portion thereof plus (b) the Class A Spread then in effect.
     “Class A Purchase” means a purchase of the Class A Limited Membership Interests pursuant to Section 11.8.
     “Class A Purchase Date” has the meaning set forth in Section 11.8(d)(ii)(A).
     “Class A Purchase Election Date” has the meaning set forth in Section 11.8(b).
     “Class A Purchase Notice” has the meaning set forth in Section 11.8(a).
     “Class A Purchase Option” has the meaning set forth in Section 11.8(a).
     “Class A Purchase Premium” means amounts that would have accrued as Class A Limited Member Preferred Return on the Preferred Return Capital attributable to the Class A Limited Membership Interests being purchased (without regard to Undistributed Preferred Return included therein) for the period from and including the Class A Purchase Date to but excluding the next occurring Class A Reset Date if such amounts were to accrue at a rate per annum equal to 0.25% (computed on the basis of a year of 360 days and actual days elapsed).
     “Class A Purchase Price” has the meaning set forth in Section 11.8(c).
     “Class A Purchase Valuation Date” has the meaning set forth in Section 11.8(c).

     “Class A Remarketing” means a Class A Mandatory Remarketing or a Class B Interim Remarketing.
     “Class A Remarketing Agent” means, with respect to any Class A Remarketing, a remarketing agent selected by the Company that would qualify as a Reference Corporate Dealer.
     “Class A Remarketing Agreement” means a remarketing agreement to be entered into by the Company and the Class A Remarketing Agent on such terms as are customary in the remarketing of securities such as the Class A Limited Membership Interests, and including a Class A Remarketing Fee acceptable to the Company.
     “Class A Remarketing Fee” means the fee due to the Class A Remarketing Agent under the Class A Remarketing Agreement.
     “Class A Remarketing Notice” has the meaning set forth in Section 7.1(c)(i).
     “Class A Reset Date” means, with respect to the Class A Limited Membership Interests, (i) June 28, 2007 and (ii) thereafter, July 15, 2012 and each 60-month anniversary of such date; provided that if such anniversary is not a Business Day, the Class A Reset Date shall be the first Business Day preceding such anniversary.
     “Class A Spread” means (i) for any Class A Distribution Period or portion thereof occurring during the period beginning on and including October 6, 2004 and ending on and including the day before the initial Class A Reset Date, a rate per annum equal to 0.90%, (ii) for any Class A Distribution Period or portion thereof occurring during the period beginning on and including the initial Class A Reset Date and ending on and including the day before the second Class A Reset Date, a rate per annum equal to 0.65%, and (iii) for any subsequent Class A Distribution Period, the rate per annum determined pursuant to Section 7.1.
     “Class B Distribution Date” means January 15, April 15, July 15 and October 15 of each year; provided that, if such Class B Distribution Date is not a Business Day, payment shall be made on the next succeeding Business Day; and, provided, further, that no Class B Distribution Date shall occur after the date on which a Liquidating Event occurs.
     “Class B Distribution Period” means the applicable period from (and including) a Class B Distribution Date to (but excluding) the next subsequent Class B Distribution Date.
     “Class B Exchange” means any exchange of Class B Limited Membership Interests for preferred stock of GMI pursuant to the terms of the Exchange Agreement.
     “Class B Limited Member” means a Series B-1 Limited Member or a Series B-2 Limited Member, as the case may be.
     “Class B Limited Member Preferred Return” means the Series B-1 Limited Member Preferred Return or the Series B-2 Limited Member Preferred Return, as the case may be.
     “Class B Limited Membership Interests” has the meaning set forth in Section 2.1(a).

     “Class B Mandatory Purchase Price” means, with respect to a Class B Remarketing of any Series of Class B Limited Membership Interests held by any Class B Limited Member, an amount per Class B Limited Membership Interest being remarketed determined pursuant to Section 7.2(b) and set forth in the Class B Remarketing Notice.
     “Class B Interim Remarketing” has the meaning set forth in Section 7.2(a).
     “Class B Notice of Election” has the meaning set forth in Section 7.2(c)(i).
     “Class B Optional Remarketing” has the meaning set forth in Section 7.2(a).
     “Class B Optional Remarketing Date” means any date on which a Class B Optional Remarketing is conducted.
     “Class B Preferred Distribution” means any amount distributable to a Class B Limited Member pursuant to Section 4.1(a)(ii) with respect to any Series of Class B Limited Membership Interests.
     “Class B Purchase” means a purchase of Class B Limited Membership Interests pursuant to Section 11.9.
     “Class B Purchase Date” has the meaning set forth in Section 11.9(d).
     “Class B Purchase Election Date” has the meaning set forth in Section 11.9(b).
     “Class B Purchase Notice” has the meaning set forth in Section 11.9(a).
     “Class B Purchase Option” has the meaning set forth in Section 11.9(a).
     “Class B Purchase Price” has the meaning set forth in Section 11.9(c).
     “Class B Purchase Valuation Date” has the meaning set forth in Section 11.9(c).
     “Class B Remarketing” means a Class B Optional Remarketing or a Class B Interim Remarketing.
     “Class B Remarketing Agent” means (1) solely with respect to the initial Class B Optional Remarketing, Lehman Brothers Inc. as exclusive remarketing agent until such time as Lehman Brothers Inc. resigns or is removed in accordance with the Class B Remarketing Agreement entered into by Lehman Brothers Inc. and the Company, and (ii) with respect to any other Class B Remarketing, any Person that would qualify as a Reference Corporate Dealer, selected by the Company with the consent of holders of Series B-1 Limited Membership Interests representing at least two-thirds of any outstanding Series B-1 Limited Membership Interests that are held by holders other than GMI and its Affiliates.
     “Class B Remarketing Agreement” means a remarketing agreement to be entered into by the Company and the Class B Remarketing Agent on such terms as are customary in the remarketing of securities such as the Series B-1 Limited Membership Interests, and including a Class B Remarketing Fee acceptable to the Company.
     “Class B Remarketing Date” means any Business Day no later than the third Business Day prior to any Class B Settlement Date.
     “Class B Remarketing Election Date” has the meaning set forth in Section 7.2(b).
     “Class B Remarketing Fee” means the fee due to the Class B Remarketing Agent under the Class B Remarketing Agreement.
     “Class B Remarketing Notice” has the meaning set forth in Section 7.2(b).
     “Class B Reset Date” has the meaning set forth in Section 7.2(a).
     “Class B Settlement Date” has the meaning set forth in Section 7.2(b).
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time or any successor legislation.
     “Combined Receivables Purchase and Sale Agreement” means the Receivables Purchase and Sale Agreement, dated as of July 24, 2002, by and among General Mills Finance, Inc., General Mills Sales, Inc., and the Company, as the same may be amended from time to time in accordance with the terms thereof and hereof.
     “Company” has the meaning set forth in Section 1.1.
     “Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Conveyance Agreements” means (i) the Stock Transfer Agreement, dated as of April 2, 2002, by and between GMI and Popcorn Distributors, Inc., (ii) the Contribution Agreement, dated as of April 2, 2002, by and between GMI and IP Holdings I, (iii) the Contribution Agreement, dated as of April 2, 2002, by and between GMI and IP Holdings II, (iv) the Contribution Agreement, dated as of April 2, 2002, by and between GMOI and Cereals Properties, (v) the Subscription Agreement, dated as of April 2, 2002, by and between GMI and Cereals Holdings, (vi) the Transfer Agreement, dated as of April 2, 2002, by and among GMI, Popcorn Distributors, Inc., and GMOI, (vii) the Contribution Agreement, dated as of April 2, 2002, by and among GMOI, TPC, Cereals Holdings, and the Company, and (viii) the Contribution Agreement, dated as of April 5, 2002, by and between GMI and General Mills Rights Holdings, LLC, in each case, as the same may be amended from time to time in accordance with the terms thereof and hereof.
     “Corporate SPE” has the meaning set forth in Section 5.7(a).
     “Custodial Agreement” has the meaning set forth in Section 5.2(c)(i).
     “Custodian” has the meaning set forth in Section 5.2(c)(i).

     “Damages” means, without duplication, claims, demands, damages, costs, and Expenses (including reasonable fees and disbursements of counsel), liabilities, Liens, losses, fines, penalties, charges and administrative, judicial and arbitration awards, judgments, settlement payments, and deficiencies or other charges.
     “Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, depletion or other cost recovery deduction allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
     “Designee” has the meaning set forth in Section 7.2(c)(i).
     “Director” has the meaning set forth in Section 5.10(b).
     “Dollars” means United States dollars.
     “11.8(a)(i) Purchase Date” has the meaning set forth in Section 11.8(d)(i).
     “11.8(a)(ii) Purchase Date” has the meaning set forth in Section 11.8(d)(ii)(A).
     “Estimated Profits and Losses” means:
          (i)  With respect to any Reset Valuation Allocation Year, the estimated Profits or Losses for such Reset Valuation Allocation Year. Such estimate shall be made by the Managing Member in consultation with a nationally recognized accounting firm selected in accordance with Section 9.1(d) and based on the actual results of operations through the end of the third Fiscal Quarter of such Reset Valuation Allocation Year, as reasonably extrapolated through the end of the Reset Valuation Allocation Year.
          (ii)  With respect to any Purchase Valuation Allocation Year, the estimated Profits or Losses for such Purchase Valuation Allocation Year. Such estimate shall be made by the Managing Member in consultation with a nationally recognized accounting firm selected in accordance with Section 9.1(d) and based on the actual results of operations through the end of the Fiscal Quarter in which the Purchase Valuation Date occurs, as reasonably extrapolated through the end of the Purchase Valuation Allocation Year.

          (iii)  With respect to any Exchange Valuation Allocation Year, the estimated Profits or Losses for such Exchange Valuation Allocation Year. Such estimate shall be made by the Managing Member in consultation with a nationally recognized accounting firm selected in accordance with Section 9.1(d) and based on the actual results of operations through the end of the third Fiscal Quarter immediately preceding the Fiscal Quarter in which the Exchange Valuation Date occurs, as reasonably extrapolated through the end of the Exchange Valuation Allocation Year.
     “Excess Cash Flow” means, for any period with respect to the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), the excess, if any, of (i) the sum of (A) Cash Flow for such period plus (B) capital expenditures for such period in excess of Budgeted Capital Expenditures for such period over (i) the sum of (A) all interest paid in cash during such period on Indebtedness (net of interest income received in cash during such period) plus (B) the aggregate amount of principal repayments of long-term Indebtedness scheduled to be paid during such period.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agreement” means the Amended and Restated Exchange Agreement dated as of November 29, 2004 and effective as of October 8, 2004 by and among GMI and LBSFI, as amended by the Amendment to the Amended and Restated Exchange Agreement dated as of August 1, 2007.
     “Exchange Valuation Allocation Year” means, with respect to any Allocation Year in which an Exchange Valuation Date occurs, the period beginning on the first day of such Allocation Year and ending on the Exchange Valuation Date.
     “Exchange Valuation Date” means, with respect to a Class B Exchange, the last day of the Fiscal Quarter immediately prior to the Fiscal Quarter in which such exchange occurs.
     “Expenses” means any and all costs, liabilities, obligations, losses, Damages, penalties, interest, Taxes, claims (including, but not limited to negligence, strict or absolute liability, liability in tort and liabilities arising out of violation of laws or regulatory requirements of any kind), actions, suits, costs, expenses, and disbursements (including, without duplication, reasonable legal fees and expenses).
     “Failed Class A Remarketing” has the meaning set forth in Section 7.1(c)(iv).
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     “Finance Note” has the meaning specified in the definition of Permitted Loans.
     “Financial Covenant” means any covenant in any agreement or instrument that relates to information included or required to be included in the balance sheet, statement of income, stockholders’ equity, or cash flows of any Person (excluding any such covenant relating solely to the delivery of financial information).

     “First Baseline Amount” means, with respect to any Allocation Year, an amount equal to the sum of (i) the amount set forth opposite such Allocation Year on Schedule B plus (ii) the amount of interest income included in Profits for such Allocation Year.
     “First Tier Factor” means, with respect to the Permitted Operating Assets for any relevant Measurement Period, as of any date of determination, 1.05 to the x power where x is equal to the quotient of (i) the number of days from the date on which any such Permitted Operating Assets were acquired by the Company to the date of determination divided by (ii) 360. If the Consumer Price Index during the period described in (i) increased at an annual rate greater than five percent (5%), then the amount by which such increase exceeded five percent (5%) (expressed as a decimal) shall be added to 1.05. For example, if the annual increase in the Consumer Price Index for the relevant period is six percent (6%), the amount added to 1.05 is .01, and the x power set forth in clause (i) shall be applied to 1.06. For purposes of this definition of “First Tier Factor,” the acquisition date of all Permitted Operating Assets shall be deemed to be the first day of the relevant Measurement Period except to the extent such Permitted Operating Assets were acquired by the Company subsequent to such date in connection with a significant expansion or acquisition of one of the Permitted Lines of Business, in which case the acquisition date shall be the date of such expansion or acquisition.
     “First Tier Growth Value” means, with respect to all Permitted Assets as of any date of determination during any relevant Measurement Period, the sum of (i) the sum of the products derived by multiplying the initial Gross Asset Value of each Permitted Operating Asset times the applicable First Tier Factor, plus (ii) the aggregate Gross Asset Value of all Permitted Financial Assets. For purposes of this definition of “First Tier Growth Value,” (x) the acquisition date of all Permitted Operating Assets shall be deemed to be the first day of such Measurement Period except to the extent such Permitted Operating Assets were acquired by the Company subsequent to such date in connection with a significant expansion or acquisition of one of the Permitted Lines of Business, in which case the acquisition date shall be the date of such expansion or acquisition and (y) the initial Gross Asset Value of each Permitted Operating Asset held by the Company on the first day of such Measurement Period shall be (1) with respect to the initial Measurement Period beginning on May 24, 2002 the initial Gross Asset Value of such Permitted Operating Asset on such date and (2) with respect to any subsequent Measurement Period, the Mark-to-Market Value of such Permitted Operating Asset as of such day. The initial Gross Asset Value of any Permitted Operating Asset not held by the Company on the first day of any Measurement Period shall be determined in accordance with subparagraph (i) of the definition of “Gross Asset Value”; provided that, for purposes of this definition of “First Tier Growth Value,” the initial Gross Asset Value of Inventory shall be deemed to equal the Gross Asset Value of Inventory at the end of the immediately preceding Fiscal Year.
     “Fiscal Quarter” means (i) the period commencing on May 24, 2002 and ending on May 26, 2002 and (ii) each subsequent three-month period commencing on the day after the last day of the prior Fiscal Quarter and ending on the last Sunday in August, November, February, and May next to occur, through the date on which all Company Property is distributed to the Members pursuant to Section 13.
     “Fiscal Year” means (i) the period commencing on May 24, 2002 and ending on May 26, 2002 and (ii) each subsequent twelve-month period commencing on the day after the last day of the prior Fiscal Year and ending on the last Sunday in May, through the date on which all Company Property is distributed to the Members pursuant to Section 13.
     “Five-Year Credit Agreement” means the Five-year Credit Agreement, dated as of October 21, 2005, among GMI, JPMorgan Chase Bank, as Administrative Agent, and the several financial institutions party thereto, as amended, replaced, or modified from time to time; provided that (i) if any replacement shall fail to provide for extensions of credit (or commitments to extend credit) in an amount at least equal to $500 million, then “Five-Year Credit Agreement” shall mean the relevant credit agreement as in effect immediately prior to such replacement and (ii) if the Five-Year Credit Agreement shall be amended or otherwise modified in contemplation of any termination or expiration of commitments to extend credit thereunder or any material voluntary reduction in the aggregate amount of extensions of credit (or commitments to extend credit) thereunder, then “Five-Year Credit Agreement” shall mean the relevant credit agreement as in effect immediately prior to such amendment or other modification. Any reference herein to “Offshore Rate” or “Applicable Margin” as defined in the Five-Year Credit Agreement shall, in the case of any replacement Five-Year Credit Agreement, refer to the comparable defined terms in such replacement Five-Year Credit Agreement (and, if there is no such comparable defined term, to the Five-Year Credit Agreement in effect prior to such replacement (subject to the foregoing provisos)).
     “Fixed Rate” means, with respect to any Series of Class B Limited Membership Interests, a Fixed Rate of return determined in accordance with Section 7.2.
     “Fixed Rate Period” means, with respect to any Series of Class B Limited Membership Interests, a Fixed Rate Period determined in accordance with Section 7.2.
     “Floating Rate” means, for any Floating Rate Period for any Series of Class B Limited Membership Interests, the Adjustable Rate plus the Applicable Class B Credit Spread then in effect. In the event that the Company determines in good faith that for any reason:
          (i) any one of the Benchmark Rates cannot be determined for any Class B Distribution Period, the Adjustable Rate for such distribution period will be equal to the higher of whichever two of such rates can be so determined;
          (ii) only one of the Benchmark Rates can be determined for any Class B Distribution Period, the Adjustable Rate for such distribution period will be equal to whichever such rate can be so determined; or
          (iii) none of the Benchmark Rates can be determined for any Class B Distribution Period, the Adjustable Rate for the preceding Class B Distribution Period will be continued for such distribution period.
          “Floating Rate Period” means any Class B Distribution Period for which a Floating Rate is in effect pursuant to Section 7.2.
          “Flow-Through Entity” has the meaning set forth in Section 11.3(c).

     “Food Service Business” means the manufacture and sale by GMI Entities of products marketed to retail and wholesale bakeries and offered to the commercial and non-commercial foodservice sectors throughout the United States and Canada, such as restaurants and school cafeterias.
     “Fourth Amended and Restated LLC Agreement” has the meaning set forth in Section 1.1.
     “GAAP” means generally accepted accounting principles in the United States in effect from time to time.
     “Gardetto’s” means Gardetto’s Bakery, Inc., a Wisconsin corporation.
     “Gardetto’s Stock” means 100% of the issued and outstanding capital stock of Gardetto’s.
     “General Mills Missouri” means General Mills Missouri, Inc., a Minnesota corporation.
     “General Mills Missouri Stock” means 100% of the issued and outstanding capital stock of General Mills Missouri.
     “GM Class B” means GM Class B, Inc., a Delaware corporation.
     “GMCO” has the meaning set forth in the preamble.
     “GMI” means General Mills, Inc., a Delaware corporation.
     “GMI Entity” means GMI or any of its Subsidiaries (other than the Company and its Subsidiaries).
     “GMI Event” means there shall have occurred and remain continuing (i) a default by any GMI Entity (individually or collectively) in making one or more payments on the due date thereof under or in respect of any Permitted Loan (subject to the satisfaction of any applicable notice requirement and the lapse of any applicable grace period), (ii) a default, event of default, or other similar condition or event (however described) in respect of any GMI Entity under one or more agreements or instruments relating to Indebtedness of any of them (individually or collectively) in an aggregate principal amount of not less than $50,000,000 which has resulted in such Indebtedness becoming, or in the case of any Financial Covenant becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable, (iii) a default by any GMI Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate principal amount of not less than $50,000,000 under such agreements or instruments (subject to the satisfaction of any applicable notice requirement and the lapse of any applicable grace period), or (iv) a Bankruptcy occurs with respect to GMI or any of its Material Subsidiaries.
     “GMI Guaranty” means an unconditional guaranty by GMI, in the form of Exhibit B, of the obligations of any other GMI Entity under any Transaction Document.

     “GMI Member” means GMCO, TPC, Cereals Holdings, and any other Affiliate of GMI that may from time to time own an Interest hereunder.
     “GMOI” has the meaning set forth in Section 1.1.
     “Government Obligations” means readily marketable direct obligations of (i) the Government of the United States, (ii) any agency or instrumentality thereof rated AAA by S&P and Aaa by Moody’s, or (iii) the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association rated AAA by S&P and Aaa by Moody’s.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          (i) The initial Gross Asset Value of any Property contributed by a Member to the Company shall be the gross fair market value of such asset as agreed to by each Member or, in the absence of any such agreement, as determined pursuant to the methodology set forth in Section 13.11; provided that the initial Gross Asset Values of the Property contributed to the Company on April 2, 2002 shall be as set forth in Section 2.1(b);
          (ii) The Gross Asset Values of all items of Property shall be adjusted to equal their respective Mark-to-Market Value as determined in accordance with Section 13.11 as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution (other than pursuant to Section 2.2(a) or 2.2(b)), (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company, and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);
          (iii) The Gross Asset Value of any item of Property distributed to any Member shall be adjusted to equal the Mark-to-Market Value of such item on the date of distribution as determined in accordance with Section 13.11; and
          (iv) The Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses"; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses. For the purposes of this definition of “Gross Asset Value,” a Capital Contribution or distribution shall be considered de minimis if its value is less than $250,000.

     “Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital, or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the shares or equity interests of any Person, or an agreement to purchase, sell, or lease (as lessee or lessor) property, products, materials, supplies, or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for account of the guaranteeing Person for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The words “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.
     “Immateriality Exception” means any threshold, exclusion, exception, or qualification to, or limitation on, any representation and warranty, or any covenant, which threshold, exclusion, exception, qualification, or limitation is qualified by use of the term “Material Adverse Effect.”
     “Indebtedness” means, with respect to a specified Person, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as leases, including Capital Lease Obligations, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease, or otherwise acquire for value any partnership interests of such Person, and (viii) all Indebtedness referred to in clauses (i) through (vii) above guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (D) otherwise to assure (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for payment of such Indebtedness.
     “Indemnified Taxes” has the meaning set forth in Section 8.3(b).
     “Indemnitee” has the meaning set forth in Section 5.5(d)(i).
     “Indemnitor” has the meaning set forth in Section 5.5(d)(i).

     “Independent Director” has the meaning set forth in Section 5.7(a).
     “Initial Fixed Rate Period” means the period commencing on October 8, 2004 to and including the initial Scheduled Reset Date.
     “Initial GMI Intangibles” means (i) the patents, trademarks and other Intellectual Property Rights conveyed by GMI to IP Holdings I and IP Holdings II pursuant to the Contribution Agreement, dated as of April 2, 2002, between GMI and IP Holdings I, and the Contribution Agreement, dated as of April 2, 2002, between GMI and IP Holdings II, in each case, as the same may be amended from time to time in accordance with the terms thereof and hereof, (ii) the Old El Paso Patents and Progresso Patents, and (iii) the other Pet Intangibles.
     “Initial PP&E” means (i) the property, plant and equipment and all other interests, rights, duties, and obligations (including under the Albuquerque Documents) conveyed by GMOI to Cereals Properties pursuant to the Contribution Agreement, dated as of April 2, 2002, between GMOI and Cereals Properties and (ii) the leasehold interests of the company under the Buffalo Lease.
     “Initial Series B-1 Preferred Distribution Rate” means four and one-half percent (4.5%) per annum.
     “Initial Series B-2 Preferred Distribution Rate” means four and one-half percent (4.5%) per annum.
     “Intellectual Property Rights” means patents, trademarks, service marks, logos, trade dress, trade names, internet domain names, rights in designs, inventions and discoveries (whether patentable or not), copyrights and moral rights, database rights, trade secrets, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, any and all continuations, continuations-in-part, divisions, reissues, re-examinations, extensions and renewals and all rights or forms of protection having equivalent or similar effect anywhere in the world.
     “Interest” means any limited liability company interest in the Company authorized by Section 2.1(a) representing the Capital Contributions made by a Member or its predecessors in interest, and including, except as set forth in Section 11.5, any and all benefits to which the holder of such an interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. Each Interest and a certificate, if any, representing such Interest shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws (as amended in 1999 by the American Law Institute and the National Conference of Commissioners on Uniform State Laws). In its capacity as issuer of the “securities” constituting Interests, the “issuer’s jurisdiction” (within the meaning of Section 8-110(d) of the Uniform Commercial Code) is the State of Delaware.
     “Inventory” means any work in process consumed in, and any finished goods produced or sold in, any Permitted Line of Business.
     “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
     “Involuntary Bankruptcy” has the meaning set forth in the definition of “Bankruptcy.”
     “IP Holdings I” means General Mills IP Holdings I, LLC, a Delaware limited liability company.
     “IP Holdings II” means General Mills IP Holdings II, LLC, a Delaware limited liability company.
     “IP Holdings I Interest” means 100% of the limited liability company interest in IP Holdings I.
     “IP Holdings II Interest” means 100% of the limited liability company interest in IP Holdings II.
     “LBSFI” means Lehman Brothers Special Financing Inc, a Delaware corporation.
     “LBSFI Purchase Agreement” means the Purchase Agreement dated October 4, 2004 by and among LBSFI, the Company, GMI, and GM Class B.
     “LIBOR” means, for any Fiscal Quarter or other period during which the Limited Member Preferred Return is stated herein to accumulate, the rate for deposits in Dollars for a period of three months which appears on the Telerate Page 3750 (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the first day of such Fiscal Quarter or other period; provided that, if such rate does not appear on Telerate Page 3750 (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying comparable rates), the rate for such date will be determined on the basis of the rates at which deposits in Dollars are offered by four (4) major banks in the London interbank market selected in good faith by the Managing Member at approximately 11:00 a.m., London time, on the day that is two (2) London Banking Days preceding the first day of such Fiscal Quarter or other period to prime banks in the London interbank market for a period of three months commencing on the first day of such Fiscal Quarter or other period and in an amount of $10,000,000.
     “Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (iii) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.
     “Limited Member” means any Person who is a Class A Limited Member or a Class B Limited Member.
     “Limited Member Indemnitee” has the meaning set forth in Section 6.7(a).
     “Limited Member Preferred Return” means the Class A Limited Member Preferred Return and the Class B Limited Member Preferred Return, as applicable.
     “Limited Membership Interests” means (A) the Class A Limited Membership Interests and (B) the Class B Limited Membership Interests, as applicable.
     “Liquidating Event” has the meaning set forth in Section 13.1(a).
     “Liquidation Notice” has the meaning set forth in Section 14.2.
     “Liquidation Period” has the meaning set forth in Section 13.7.
     “Liquidation Period Guaranteed Payment” has the meaning set forth in Section 13.7.
     “Liquidation Period Guaranteed Payment Date” means, with respect to the (i) Class A Limited Members, the last day of each Fiscal Quarter occurring during the Liquidation Period and on the date on which all of the assets of the Company are distributed to the Members, and (ii) Class B Limited Members, each January 15, April 15, July 15, and August 15 occurring during the Liquidation Period and on the date on which all of the assets of the Company are distributed to the Members.
     “Liquidator” has the meaning set forth in Section 13.10(a).
     “LLC SPE” has the meaning set forth in Section 5.7(d).
     “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.
     “Losses” has the meaning set forth in the definition of “Profits” and “Losses.”
     “Managing Member” means GMCO so long as it continues to serve in such capacity and has not been replaced by a successor Managing Member in accordance with Section 5.6 and shall also refer to any Person that is admitted to the Company as a successor Managing Member of the Company in accordance with Section 5.6, in its capacity as a manager of the Company.
     “Managing Member Distribution Date” means any date on which the Managing Member makes (or proposes to make) a distribution to itself pursuant to Section 4.1(c)(i).
     “Managing Member Distribution Period” means the applicable period from (and including) a Managing Member Distribution Date to (but excluding) the next subsequent Managing Member Distribution Date.

     “Managing Member Indemnitee” has the meaning set forth in Section 5.5(a).
     “Managing Membership Interest” has the meaning set forth in Section 2.1(a).
     “Mark-to-Market Capital Account” means the Capital Account determined with respect to each Limited Membership Interest pursuant to (i) with respect to a Class A Reset Date, Section 7.1(d)(ii), and (ii) with respect to a Scheduled Reset Date, Section 7.2(b)(iii).
     “Mark-to-Market Valuation” has the meaning set forth in Section 13.11(a).
     “Mark-to-Market Value” has the meaning set forth in Section 13.11(a).
     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the business, operations, properties, or condition (financial or otherwise) of such Person and its Subsidiaries taken as a whole, (ii) the ability of such Person to perform its obligations under any of the Transaction Documents to which it is a party, or (iii) any of the rights or remedies available against such Person under any of the Transaction Documents to which such Person is a party.
     “Material Subsidiary” means (i) in the case of the Company, any Subsidiary of the Company and (ii) in the case of GMI, any Subsidiary of GMI that as of such time meets the definition of “significant subsidiary” contained as of the date of the Amended and Restated LLC Agreement in Regulation S-X of the Securities and Exchange Commission; provided that notwithstanding the foregoing, each GMI Entity (other than GMI) that is a party to any Transaction Document shall be deemed to be a “Material Subsidiary.”
     “Measurement Period” means (i) the period commencing on May 24, 2002 and ending on May 27, 2007 and (ii) each subsequent five (5) year period commencing on the day after the last day of the prior Measurement Period and ending on the last Sunday in May in the fifth year of such five (5) year period.
     “Member” means a Limited Member or the Managing Member. A Member is a “member” of the Company for purposes of the Act.
     “Member Indemnitee” has the meaning set forth in Section 5.8(a).
     “Membership Interests” means the Limited Membership Interests and the Managing Membership Interest.
     “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     “Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
     “Membership Registry” means the registry of the Company containing the names and addresses of the Members, as such registry is revised from time to time, and as attached hereto as Schedule A.
     “Minimum Transfer Amount” means 10,000 Series B-1 Limited Membership Interests.
     “Moody’s” means Moody’s Investor Service, Inc. or its successor.
     “Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
     “Old El Paso Patents” means the Old El Paso patents used in the sale of packaged food products in the United States and identified in the Intellectual Property License Agreement, dated May 24, 2002, by and between the Company, as licensor, and GMI, as licensee, as (i) amended on May 1, 2003 in accordance with the terms thereof and the terms of the Amended and Restated LLC Agreement and (ii) the same may be further amended from time to time in accordance with the terms thereof and hereof.
     “Original LLC Agreement” has the meaning set forth in Section 1.1.
     “Original Members” has the meaning set forth in Section 1.1.
     “Other GMI Entity Agreement” means any agreement entered into after the date of the Amended and Restated LLC Agreement by and between the Company or any of its Subsidiaries and any GMI Entity.
     “Other Lines of Business” means any line of business that is not a Permitted Line of Business.
     “Other Products” means any products, other than the products manufactured, marketed, imported, distributed, or sold by, or on behalf of, the Company or any of its Subsidiaries or otherwise relating to the Cereals Business or the Pet Business.
     “Permitted Assets Requirement” means the requirement of the Company to hold only assets that are Permitted Assets.
     “Permitted Assets” means:
(i)	Permitted Intangible Assets;

(ii)	Permitted PP&E Assets;

(iii)	Raw Materials;

(iv)	Inventory;

(v)	Permitted Intellectual Property Licenses;

(vi)	Permitted PP&E Licenses;

(vii)	Permitted Loans;

(viii)	the Pet Stock;

(ix)	the Cereals Properties Interest;

(x)	the IP Holdings I Interest;

(xi)	the IP Holdings II Interest;

(xii)	the General Mills Missouri Stock;

(xiii)	the Gardetto’s Stock;

(xiv)	Cash and Cash Equivalents; and

(xv)	A-Rated Securities.
     “Permitted Financial Assets” means all Permitted Assets other than Permitted Operating Assets.
     “Permitted Indebtedness” means Indebtedness of the Company or any Subsidiary (i) existing on May 24, 2002 and set forth on Schedule D of the Amended and Restated LLC Agreement, or (ii) incurred to finance the acquisition, construction, or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that, with respect to clause (ii), that (x) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (y) the aggregate principal amount of all such Indebtedness shall not exceed $100 million at any time outstanding, and (z) the aggregate principal amount of such Indebtedness does not exceed 100% of the cost of such fixed or capital assets.
     “Permitted Intangible Assets” means the Initial GMI Intangibles and any other patents, trademarks or other Intellectual Property Rights (or a 100% interest in any limited liability company holding such patents, trademarks, or other Intellectual Property Rights) contributed to the Company by any GMI Member or purchased or created by the Company or any of its Subsidiaries and (i) used by the Company or any of its Subsidiaries in a Permitted Line of Business or (ii) licensed to GMI, consolidated Subsidiaries of GMI, or to third parties for use in an Other Lines of Business pursuant to a Permitted Intellectual Property License.

     “Permitted Intellectual Property License Agreements” means (i) a license agreement substantially in the form attached hereto as
Exhibit  C-1 pursuant to which Permitted Intangible Assets may be licensed to GMI and its consolidated Subsidiaries or to third parties for use in connection with the production and sale of Other Products, (ii) a license agreement substantially in the form attached hereto as Exhibit C-1 pursuant to which Permitted Intangible Assets may be licensed to GMI and its consolidated Subsidiaries or to third parties for use in connection with the research and development of materials and products related to a Permitted Line of Business, and (iii) license agreements in the form attached hereto as Exhibit C-2 related to Intellectual Property Rights with respect to the PET Business used outside the United States.
     “Permitted Intellectual Property Licenses” means the intellectual property licenses that are the subject of the Permitted Intellectual Property License Agreements.
     “Permitted Liens” means any of the following:
          (i) any Lien existing on the Property of the Company or its Subsidiaries existing on May 24, 2002 and set forth on Schedule C securing Indebtedness outstanding on such date;
          (ii) Liens for taxes, fees, assessments, or other governmental charges that are not delinquent or are being contested in good faith by appropriate proceedings and against which adequate reserves have been established in accordance with GAAP;
          (iii) mechanics’, workmen’s, repairmen’s, materialmen’s, carrier’s, warehousemen’s, vendors’ Liens, and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days;
          (iv) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, and other social security laws or regulations;
          (v) good faith deposits in connection with bids, tenders, contracts (other than for the payment of money), or leases to which the Company or any Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Subsidiary, or deposits in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation, or arrangement pertaining to unemployment insurance, old age pensions, social security, or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal, or customs bonds to which the Company or any Subsidiary is a party, in each case, made in the ordinary course of business and not securing any Indebtedness;
          (vi) easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ liens, and other similar liens and encumbrances none of which (A) secure Indebtedness, (B) interfere materially with the use of the property covered thereby in the ordinary course of the business of the Company or such Subsidiary or (C) materially detract from the value of such properties;
          (vii) Liens on any fixed or capital assets, including Capital Lease Obligations, acquired, constructed, or improved by the Company or any Subsidiary after May 24, 2002 that are created or assumed contemporaneously with such acquisition, construction, or improvement, or within ninety (90) days after the completion thereof, to secure or provide for the payment of all or any part of the cost of such acquisition, construction, or improvement (including related expenditures capitalized for Federal income tax purposes in connection therewith) incurred after the date of the Amended and Restated LLC Agreement, provided that (A) such Liens secure Permitted Indebtedness and (B) such Liens do not apply to any other property or assets of the Company or any of its Subsidiaries;
          (viii) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceedings for review; or Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party; provided that the aggregate amount of obligations or potential obligations secured by such Liens shall not exceed $10,000,000;
          (ix) Liens on any property created, assumed, or otherwise brought into existence in contemplation of the sale or other disposition of the underlying property, whether directly or indirectly, by way of disposition of limited liability company membership interests or otherwise; provided that (A) 180 days from the creation of such Liens the Company or the relevant Subsidiary must have disposed of such property and (B) any Indebtedness secured by such Lien shall be without recourse to the Company or any Subsidiary;
          (x) any extension, renewal, or replacement (or successive extensions, renewals, or replacements), as a whole or in part, of any Lien existing on the date of the Amended and Restated LLC Agreement or of any Lien referred to in the foregoing clauses (i), (vi) and (viii); provided that (1) such extension, renewal, or replacement Lien shall be limited to all or a part of the same property, limited liability company membership interests, shares of stock, or Indebtedness that secured the Lien extended, renewed or replaced (plus improvements on such property) and (2) the Indebtedness secured by such Lien at such time is not increased; and
          (xi) Liens granted to General Mills Finance, Inc. and General Mills Capital, Inc. pursuant to the Receivables Purchase and Sale Agreements.
     “Permitted Lines of Business” means the Pet Business and Cereals Business.
     “Permitted Loans” means loans that: (i) are arm’s length, Dollar-denominated, demand loans made by the Company or General Mills Missouri, to any GMI Entity or any other Person chosen by the Managing Member and, with respect to loans made other than to any GMI Entity, approved by the unanimous written consent of the Class A Limited Members and the Required Class B Limited Members, (ii) bear interest, at any given time, at a floating rate of interest per annum equal to the Offshore Rate plus the Applicable Margin (such terms having the meaning specified in the Five-Year Credit Agreement); (iii) evidenced by a note substantially in the form attached hereto as Exhibit A (the “Finance Note”); (iv) are eligible to be Transferred to any “qualified institutional buyer” under and in accordance with Rule 144A under the Securities Act;

and (v) in the case of loans to any GMI Entity (other than GMI), are unconditionally guaranteed by GMI pursuant to a GMI Guaranty.
     “Permitted Operating Assets” means all Permitted Assets other than those described in clauses (vii), (xiv), and (xv) of the definition of “Permitted Assets.”
     “Permitted PP&E Assets” means the Initial PP&E and any other property, plant, and equipment (or a 100% sole limited liability company interest in any limited liability company holding such property, plant, and equipment) contributed to the Company by any GMI Member or purchased or constructed by the Company or any of its Subsidiaries and (i) used by the Company or any of its Subsidiaries in a Permitted Line of Business or (ii) leased to GMI, consolidated Subsidiaries of GMI, or third parties for use in an Other Line of Business pursuant to a Permitted PP&E License.
     “Permitted PP&E License Agreement” means a license agreement substantially in the form attached hereto as Exhibit D, pursuant to which Permitted PP&E Assets may be licensed to GMI and its consolidated Subsidiaries or to third parties for use in connection with the production and sale of Other Products.
     “Permitted PP&E Licenses” means the permitted property, plant, and equipment licenses that are the subject of the Permitted PP&E License Agreements.
     “Permitted Transfer” has the meaning set forth in Section 11.2(d).
     “Permitted Transferee” has the meaning set forth in Section 11.2(d).
     “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.
     “Pet” means Pet Incorporated, a Delaware corporation.
     “Pet Business” means the manufacture and sale by the Company and its Subsidiaries of packaged food products, other than organic food products, for sale, directly or indirectly, to consumers under the “Progresso” and “Old El Paso” brand names (or any variation thereof), other than in connection with the Food Service Business.
     “Pet Intangibles” means all Intellectual Property Rights owned by Pet.
     “Pet Stock” means 100% of the capital stock of Pet.
     “Portfolio Compliance Certificate” means a written certificate of the Managing Member signed by a Responsible Officer stating whether or not, as of the date stated therein and for the period covered thereby, the Company satisfied the Permitted Assets Requirement and the Portfolio Requirements (showing all calculations necessary to determine such compliance); provided that, with respect to the certification regarding the asset coverage ratio set forth in Section 5.9(a)(i), such certificate shall be based on the Managing Member’s determination as to the fair market value of the Company’s Permitted Assets in a manner consistent with the Mark-to-Market Valuation methodology set forth in Section 13.11.

     “Portfolio Requirements” has the meaning set forth in Section 5.9(a).
     “Portfolio Value” has the meaning set forth in Section 5.9(b).
     “Preferred Return Capital” means:
          (i) with respect to a Class A Limited Member, (A) for the initial Preferred Return Period, the sum of (1) such Class A Limited Member’s initial Capital Account; provided that the initial Capital Account of TPC with respect to its Class A Limited Membership Interest for purposes of this clause (a) shall be, (I) prior to October 6, 2004, $392,151,000 and (II) on an after October 6, 2004, $88,851,000, plus (2) Undistributed Preferred Return, and (B) for any subsequent Preferred Return Period, the sum of (1) the product of (a) the amount of the Mark-to-Market Capital Account per Class A Limited Membership Interest determined in connection with the relevant Reset Valuation Date with respect to the Class A Reset Date constituting the first day of such Preferred Return Period (increased or decreased to the extent necessary to account for any adjustments described in the proviso at the end of Section 9.2(d)), times (b) the number of Class A Limited Membership Interests held by such Class A Limited Member, plus (2) Undistributed Preferred Return; and
          (ii) with respect to any Class B Limited Member and for any Series of Class B Limited Membership Interests held by such Member (A) for the initial Preferred Return Period, the sum of (1) such Class B Limited Member’s initial Capital Account attributable to such Series of Interests; provided that, for purposes of this definition of Preferred Return Capital, TPC’s Capital Contributions shall equal (i) prior to October 6, 2004, zero, and (ii) on an after October 6, 2004, $303,300,000, plus (2) Undistributed Preferred Return, (B) for any subsequent Preferred Return Period, the sum (1) the product of (a) the amount of the Mark-to-Market Capital Account per Class B Limited Membership Interest determined in connection with the Class B Optional Remarketing of such Series of Class B Limited Membership Interests as of the Reset Valuation Date with respect to the Class B Optional Remarketing Date constituting the first day of such Preferred Return Period (increased or decreased to the extent necessary to account for any adjustments described in the proviso at the end of Section 9.2(e)), times (b) the number of Class B Limited Membership Interests of such Series held by such Member, plus (2) Undistributed Preferred Return.
     In the event Class A Limited Membership Interests or Class B Limited Membership Interests are Transferred in accordance with the terms of this Agreement (other than in a Class A Remarketing or a Class B Remarketing), the transferee shall succeed to the Preferred Return Capital of the transferor to the extent it relates to the Transferred Interests.
     The aggregate Preferred Return Capital of the Class A Members as of the initial Class A Reset Date is $248,120,718. The aggregate Preferred Return Capital of the Series B-1 Limited Members as of the first Scheduled Reset Date will be $849,348,230. The aggregate Preferred Return Capital of the Series B-2 Limited Members as of the first Scheduled Reset Date will be $1,080,838,853.
     “Preferred Return Period” means:

          (i) with respect to the Class A Limited Membership Interests, (a) the period commencing on and including May 24, 2002 and ending on and including the day before the first Class A Reset Date and (ii) each subsequent five (5) year period commencing on and including the day after the last day of the prior Preferred Return Period and ending on and including the day before the next Class A Reset Date; and
          (ii) with respect to the Class B Limited Membership Interests, (a) the period commencing on and including May 24, 2002 and ending on and including the day before the initial Scheduled Reset Date and (ii) each subsequent five (5) year period commencing on and including the day after the last day of the prior Preferred Return Period and ending on and including the day before the next Scheduled Reset Date.
     “Preferred Securities” means any preferred securities represented by the Limited Membership Interests.
     “Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
          (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
          (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;
          (iii) In the event the Gross Asset Value of any item of Property is adjusted pursuant to subparagraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the item of Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
          (iv) Gain or loss resulting from any disposition of any Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the item of Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
          (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”;

          (vi) To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and
          (vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3.3 or 3.4 shall not be taken into account in computing Profits or Losses.
     The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 3.3 or 3.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vii) above.
     “Progresso Patents” means the Progresso patents used in the sale of packaged food products in the United States and owned by Pet and licensed by Pet to the Company pursuant to the Intellectual Property License Agreement, dated May 24, 2002, by and between the Company, as licensor, and GMI, as licensee.
     “Property” means all real and personal property acquired by the Company and its Subsidiaries, including Cash, and any improvements thereto, and shall include both tangible and intangible property.
     “PTP” means a “publicly traded partnership,” as defined in Code Section 7704, taxable as a corporation for U.S. federal income tax purposes.
     “Public Utility Holding Company Act” means the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.
     “Purchase Valuation Allocation Year” means, with respect to any Allocation Year in which a Purchase Valuation Date occurs, the period beginning on the first day of such Allocation Year and ending on the Purchase Valuation Date.
     “Purchase Valuation Date” means a Class A Purchase Valuation Date or a Class B Purchase Valuation Date, as applicable.
     “Purchaser’s Letter” has the meaning set forth in Section 11.3(f).
     “Rating Agency” means Moody’s or S&P, as the case may be.
     “Raw Materials” means raw materials, including, without limitation, ingredients and packaging materials used in any Permitted Line of Business.
     “RBDB” has the meaning set forth in the preamble.

     “Receivables Purchase and Sale Agreements” means the Amended and Restated Receivables Purchase and Sale Agreement and the Combined Receivables Purchase and Sale Agreement.
     “Reconstitution Period” has the meaning set forth in Section 13.1(b).
     “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.
     “Regulatory Allocations” has the meaning set forth in Section 3.4.
     “Reference Corporate Dealer” means a leading dealer of publicly traded debt securities selected by the Company, which dealer shall be a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act).
     “Required Class A Limited Members” means the holder or holders of more than fifty percent (50%) of any outstanding Class A Limited Membership Interests. If, at any relevant time, some but not all of the outstanding Class A Limited Membership Interests are owned by GMI or any of its Affiliates, then in determining whether holders of the requisite percentage of the Class A Limited Membership Interests have given any request, demand, authorization, direction, notice, consent, or waiver hereunder, the Class A Limited Membership Interests owned by GMI or any of its Affiliates shall be disregarded and deemed not to be outstanding.
     “Required Class B Limited Members” means (i) the holder or holders representing more than two-thirds of any outstanding Series B-1 Limited Membership Interests and (ii) the holder or holders representing more than two-thirds of any outstanding Series B-2 Limited Membership Interests. If, at any relevant time, some but not all of the outstanding Class B Limited Membership Interests, or any Series of Class B Limited Membership Interests, are owned by GMI or any of its Affiliates, then in determining whether holders of the requisite percentage of the Class B Limited Membership Interests have given any request, demand, authorization, direction, notice, consent, or waiver hereunder, the Class B Limited Membership Interests owned by GMI or any of its Affiliates shall be disregarded and deemed not to be outstanding.
     “Reset Valuation Allocation Year” means any Allocation Year ending on a Reset Valuation Date.
     “Reset Valuation Date” means (i) the last day of the Fiscal Year ending in May 2007, and (ii) the last day of each fifth Fiscal Year thereafter.
     “Responsible Officer” means an executive officer of the Managing Member familiar with the financial affairs of the Company.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Corporation or its successor.
     “Scheduled Reset Date” means, with respect to the Class B Interests, (i) August 7, 2007, and (ii) each 60-month anniversary of such date; provided that if such anniversary is not a

Business Day, the Scheduled Reset Date shall be the first Business Day preceding such anniversary.
     “Second Amended and Restated LLC Agreement” has the meaning set forth in Section 1.1.
     “Second Amendment” has the meaning set forth in Section 1.1.
     “Secondary Purchase Agreement” means an agreement containing customary terms and conditions to be dated as of the applicable Class A Reset Date (or such other date permitted by applicable law) among the Company, the Selling Class A Holders, the Class A Remarketing Agent, and the Secondary Purchasers (selected in the manner provided in Section 7.1(c)) providing for the purchase of the Class A Limited Membership Interests by the Secondary Purchasers; provided that (i) the only representations by a holder will be due authorization, power and authority, validity, enforceability, no approval, and good and marketable title to the Class A Limited Membership Interests, (ii) the only obligation of a Selling Class A Holder shall be to sell the Class A Limited Membership Interests pursuant to a successful Class A Remarketing and (iii) such agreement is otherwise acceptable to the Selling Class A Holders.
     “Secondary Purchasers” has the meaning set forth in Section 7.1(c)(ii).
     “Second Baseline Amount” means, with respect to any Allocation Year, an amount equal to the sum of (i) the amount set forth opposite such Allocation Year on Schedule B plus (ii) the amount of interest income included in Profits for such Allocation Year.
     “Second Tier Factor” means, with respect to any Permitted Operating Asset for any relevant Measurement Period, as of any date of determination, 1.06 to the x power where x is equal to the quotient of (i) the number of days from the date on which any such Permitted Operating Assets were acquired by the Company to the date of determination divided by (ii) 360. If the Consumer Price Index during the period described in (i) increased at an annual rate greater than five percent (5%), then the amount by which such increase exceeded five percent (5%) (expressed as a decimal) shall be added to 1.06. For example, if the annual increase in the Consumer Price Index for the relevant period is six percent (6%), the amount added to 1.06 is .01, and the x power set forth in clause (i) shall be applied to 1.07. For purposes of this definition of “Second Tier Factor,” the acquisition date of all Permitted Operating Assets shall be deemed to be the first day of the relevant Measurement Period except to the extent such Permitted Operating Assets were acquired by the Company subsequent to such date in connection with a significant expansion or acquisition of one of the Permitted Lines of Business, in which case the acquisition date shall be the date of such expansion or acquisition.
     “Second Tier Growth Value” means, with respect to all Permitted Assets as of any date of determination during any relevant Measurement Period, the sum of (i) the sum of the products derived by multiplying the initial Gross Asset Value of each Permitted Operating Asset times the applicable Second Tier Factor, plus (ii) the aggregate Gross Asset Value of all Permitted Financial Assets. For purposes of this definition of “Second Tier Growth Value,” (x) the acquisition date of all Permitted Operating Assets shall be deemed to be the first day of such Measurement Period except to extent such Permitted Operating Assets were acquired by the

Company subsequent to such date in connection with a significant expansion or acquisition of one of the Permitted Lines of Business, in which case the acquisition date shall be the date of such expansion or acquisition and (y) the initial Gross Asset Value of each Permitted Operating Asset held by the Company on the first day of such Measurement Period shall be (1) with respect to the initial Measurement Period beginning on May 24, 2002 the initial Gross Asset Value of such Permitted Operating Asset on such date and (2) with respect to any subsequent Measurement Period, the Mark-to-Market Value of such Permitted Operating Asset as of such day. The initial Gross Asset Value of any Permitted Operating Asset not held by the Company on the first day of any Measurement Period shall be determined in accordance with subparagraph (i) of the definition of “Gross Asset Value"; provided that, for purposes of this definition of “Second Tier Growth Value,” the initial Gross Asset Value of Inventory shall be deemed to equal the Gross Asset Value of Inventory at the end of the immediately preceding Fiscal Year.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Purchase Agreements” means (i) the securities purchase agreement dated as of May 24, 2002, by and among the Company and its Subsidiaries, GMI and certain of its Affiliates and RBDB and (ii) the securities purchase agreement dated as of June 28, 2007, by and among GMI, TPC, Cereals Holdings, GMOI, GMCO, the Company, IP Holdings I, IP Holdings II, Cereals Properties and RBDB.
     “Selling Class A Holders” has the meaning set forth in Section 7.1(c)(iii).
     “Series” has the meaning set forth in Section 2.1(a).
     “Series B-1 Limited Membership Interests” has the meaning set forth in Section 2.1(b)(iii).
     “Series B-2 Limited Membership Interests” has the meaning set forth in Section 2.1(b)(iii).
     “Series B-1 Limited Members” means (i) GM Sales (unless it has ceased to be a Series B-1 Limited Member) and (ii) any Person who has become a substituted Series B-1 Limited Member pursuant to the terms of this Agreement and has not ceased to be a Series B-1 Limited Member.
     “Series B-2 Limited Members” means (i) Cereals Holdings (unless it has ceased to be a Series B-2 Limited Member) and (ii) any Person who has become a substituted Series B-2 Limited Member pursuant to the terms of this Agreement and has not ceased to be a Series B-2 Limited Member.
     “Series B-1 Limited Member Preferred Return” means, with respect to any Series B-1 Limited Member, the return that will accrue during each Class B Distribution Period or portion thereof (if such Class B Distribution Period is a Fixed Rate Period, computed on the basis of a 360-day year of twelve 30-day months, and if such Class B Distribution Period is a Floating Rate Period, computed using the actual number of days elapsed, including the first and excluding the last days thereof, over a 360 day year) on the amount of such Series B-1 Limited Member’s Preferred Return Capital during such Class B Distribution Period, at a rate per annum equal to the applicable Series B-1 Preferred Return Rate.
     “Series B-2 Limited Member Preferred Return” means, with respect to any Series B-2 Limited Member, the return that will accrue during each Class B Distribution Period or portion thereof (if such Class B Distribution Period is a Fixed Rate Period, computed on the basis of a 360-day year of twelve 30-day months, and if such Class B Distribution Period is a Floating Rate Period, computed using the actual number of days elapsed, including the first and excluding the last days thereof, over a 360 day year) on the amount of such Series B-2 Limited Member’s Preferred Return Capital during such Class B Distribution Period, at a rate per annum equal to the applicable Series B-2 Preferred Return Rate.
     “Series B-1 Preferred Certificate” means a certificate substantially in the form of Exhibit H hereto, evidencing the Series B-1 Limited Membership Interests held by a Series B-1 Limited Member.
     “Series B-2 Preferred Certificate” means a certificate substantially in the form of Exhibit I hereto, evidencing the Series B-2 Limited Membership Interests held by a Series B-2 Limited Member.
     “Series B-1 Preferred Return Rate” means, with respect to the Series B-1 Limited Membership Interests (i) during the Initial Fixed Rate Period, the Initial Series B-1 Preferred Distribution Rate and (ii) thereafter, such Fixed Rate or Floating Rate as shall be determined in accordance with Section 7.2.
     “Series B-2 Preferred Return Rate” means, with respect to the Series B-2 Limited Membership Interests (i) during the Initial Fixed Rate Period, the Initial Series B-2 Preferred Distribution Rate and (ii) thereafter, such Fixed Rate or Floating Rate as shall be determined in accordance with Section 7.2.
     “Special Securities” means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount.
     “Specified Financial Assets” means: (i) Permitted Loans, (ii) Cash and Cash Equivalents, and (iii) A-Rated Securities.
     “Specified Financial Investment Level” means $600,000,000.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association, or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association, or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled, or held or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent. For this purpose, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise, and “Controlled” has a meaning correlative thereto.
     “Taxes” means any and all taxes (including net income, gross income, franchise, ad valorem, gross receipts, sales, use, property, and stamp taxes), levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, together with any and all penalties, fines, additions to tax, and interest thereon.
     “Tax Matters Member” has the meaning set forth in Section 9.3(a).
     “Telerate Page 3750” means the display designated on page 3750 on Bridge Telerate Inc. (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for Dollars deposits).
     “10-year Average Yield” means the average yield to maturity for actively traded marketable U.S. fixed interest rate securities (adjusted to constant maturities of 10 years).
     “10-year Treasury CMT” for each Class A Distribution Period or Class B Distribution Period, the arithmetic average of the two most recent weekly per annum 10-year Average Yields (as defined below) (or the total weekly per annum 10-year Average Yields, if less than two such yields are published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the Class A Distribution Period or Class B Distribution Period for which the Preferred Return Rate on the Preferred Securities is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum 10-year Average Yield during any such Calendar Period, the 10-year Treasury CMT for such Class A Distribution Period or Class B Distribution Period will be the arithmetic average of the two most recent weekly per annum 10-year Average Yields (or the total weekly per annum 10-year Average Yields if less than two such yields are published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a per annum 10-year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, the 10-year Treasury CMT for such Class A Distribution Period or Class B Distribution Period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the total weekly per annum average yields to maturity, if less than two such yields are published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company cannot determine the 10-year Treasury CMT for any Class A Distribution Period or Class B Distribution Period as provided above in this paragraph, then the 10-year Treasury CMT for such Class A Distribution Period or Class B Distribution Period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight nor more than twelve years from the date of each such quotation, as chosen and quoted daily for each business day during such Calendar Period in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company. The 10-year Treasury CMT shall be rounded to the nearest hundredth of a percent.
     “Third Amended and Restated LLC Agreement” has the meaning set forth in Section 1.1.
     “Third Tier Factor” means, with respect to any Permitted Operating Assets for any relevant Measurement Period, as of any date of determination, 1.08 to the x power where x is equal to the quotient of (i) the number of days from the date on which any such Permitted Operating Assets were acquired by the Company to the date of determination divided by (ii) 360. If the Consumer Price Index during the period described in (i) increased at an annual rate greater than five percent (5%), then the amount by which such increase exceeded five percent (5%) (expressed as a decimal) shall be added to 1.08. For example, if the annual increase in the Consumer Price Index for the relevant period is six percent (6%), the amount added to 1.08 is .01, and the x power set forth in clause (i) shall be applied to 1.09. For purposes of this definition of “Third Tier Factor,” the acquisition date of all Permitted Operating Assets shall be deemed to be the first day of the relevant Measurement Period except to the extent such Permitted Operating Assets were acquired by the Company subsequent to such date in connection with a significant expansion or acquisition of one of the Permitted Lines of Business, in which case the acquisition date shall be the date of such expansion or acquisition.
     “Third Tier Growth Value” means, with respect to all Permitted Assets as of any date of determination during any relevant Measurement Period, the sum of (i) the sum of the products derived by multiplying the initial Gross Asset Value of each Permitted Operating Asset times the applicable Third Tier Factor, plus (ii) the aggregate Gross Asset Value of all Permitted Financial Assets. For purposes of this definition of “Third Tier Growth Value,” (x) the acquisition date of all Permitted Operating Assets shall be deemed to be the first day of such Measurement Period except to extent such Permitted Operating Assets were acquired by the Company subsequent to such date in connection with a significant expansion or acquisition of one of the Permitted Lines of Business, in which case the acquisition date shall be the date of such expansion or acquisition and (y) the initial Gross Asset Value of each Permitted Operating Asset held by the Company on the first day of such Measurement Period shall be (1) with respect to the initial Measurement Period beginning on May 24, 2002 the initial Gross Asset Value of such Permitted Operating Asset on such date and (2) with respect to any subsequent Measurement Period, the Mark-to-Market Value of such Permitted Operating Asset as of such day. The initial Gross Asset Value of any Permitted Operating Asset not held by the Company on the first day of any Measurement Period shall be determined in accordance with subparagraph (i) of the definition of “Gross Asset Value"; provided that, for purposes of this definition of “Third Tier Growth Value,” the initial

Gross Asset Value of Inventory shall be deemed to equal the Gross Asset Value of Inventory at the end of the immediately preceding Fiscal Year.
     “30-year Average Yield” means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 30 years).
     “30-year Treasury CMT” for each Class A Distribution Period or Class B Distribution Period, the arithmetic average of the two most recent weekly per annum 30-year Average Yields (as defined below) (or the total weekly per annum 30-Year Average Yields, if less than two such yields are published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the Class A Distribution Period or Class B Distribution Period for which the Preferred Return Rate on the Preferred Securities is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum 30-year Average Yield during any such Calendar Period, the 30-year Treasury CMT for such Class A Distribution Period or Class B Distribution Period will be the 30-year Average Yield (or total weekly per annum 30-year Average Yields, if less than two such yields are published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. In the event that a per annum 30-year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, the 30-year Treasury CMT for such Class A Distribution Period or Class B Distribution Period will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or total weekly per annum average yields to maturity, if less than two such yields are published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than 28 nor more than 30 years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason the Company cannot determine the 30-year treasury CMT for any Class A Distribution Period or Class B Distribution Period as provided above in this paragraph, then the 30-year Treasury CMT for such Class A Distribution Period or Class B Distribution Period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date of not less than 28 nor more than 30 years from the date of each such quotation, as chosen and quoted daily for each business day during such Calendar Period in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company. The 30-year Treasury CMT shall be rounded to the nearest hundredth of a percent.
     “TPC” has the meaning set forth in Section 1.1.
     “Transaction Documents” means, collectively, this Agreement, the Conveyance Agreements, the Limited Liability Company Agreement of Cereals Properties, dated as of April

2, 2002, the Limited Liability Company Agreement of IP Holdings I, dated as of April 2, 2002, the Limited Liability Company Agreement of IP Holdings II, dated as of April 2, 2002, the Contribution Agreement between the Company and General Mills Missouri, dated as of May 25, 2008, the Securities Purchase Agreements, the LBSFI Purchase Agreement, the Conveyance Agreements, the Buffalo Lease, the Master Lease Agreement between Cereals Properties and the Company, dated as of April 2, 2002, the Amended and Restated Employee Seconding Agreement, the Amended and Restated Contract Marketing Agreement, the Amended and Restated Contract Operating Agreement, the Amended and Restated Contract Sales Agreement, the Amended and Restated Services Agreement, the Receivables Purchase and Sale Agreement, the Finance Notes, the Other GMI Entity Agreements, the Permitted Intellectual Property License Agreements, the Permitted PP&E Licenses, the GMI Guarantees, the Class A Remarketing Agreement, and each assignment, transfer, license or other agreement, document or certificate referred to or contemplated therein. Each of such documents shall constitute a “Transaction Document” at such time as such document is executed and delivered by all of the necessary parties thereto.
     “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, exchange, any instrument that seeks to transfer an economic interest, or other disposition, and any hypothecation, pledge or other encumbrance, and, as a verb, voluntarily or involuntarily to transfer, sell, exchange, enter into any instrument that seeks to transfer an economic interest, or otherwise dispose of, and, except when used in reference to any Interest, to hypothecate, pledge or otherwise encumber. The word “Transferred” has a meaning correlative thereto. For purposes of Sections 11.3(b), 11.3(c), 11.3(d), 11.3(e), 11.3(f) and 11.3(g), the term “Transfer” shall include the use of a participation, derivative (such as a total return swap, credit linked note or credit default swap), financial instrument or similar contract the value of which is determined in whole or in part by reference to some or all of the Limited Membership Interests for the purpose of either (i) transferring the benefit of gain and/or risk of loss on such Limited Membership Interests or (ii) hedging such Limited Membership Interests.
     “Transfer Agent” means Wells Fargo Shareowner Services or its successor.
     “Transferee Certificate” has the meaning set forth in Section 11.3(e).
     “Transferor Certificate” has the meaning set forth in Section 11.3(e).
     “Undistributed Preferred Return” means, with respect to any Class A Limited Member, Series B-1 Limited Member or Series B-2 Limited Member, the aggregate amount of Class A Limited Member Preferred Return, Series B-1 Limited Member Preferred Return, or Series B-2 Limited Member Preferred Return, as applicable, not distributed on a Class A Distribution Date or Class B Distribution Date, as applicable, pursuant to Section 4.1(a) and, with respect to any Class B Limited Member Preferred Return, without regard to whether the distribution of such Class B Limited Member Preferred Return was prohibited pursuant to the proviso set forth in Section 4.1(a)(ii); provided that such amounts shall be included in Undistributed Preferred Return only during the period from the date such distribution was required to be made to the date such distribution is made.
     “Valuation Methodology” has the meaning set forth in Schedule D.

     “Voluntary Bankruptcy” has the meaning set forth in the definition of “Bankruptcy.”
     “Wholly-Owned Affiliate” of any Person means an Affiliate of such Person (i) one hundred percent (100%) of the voting stock or beneficial ownership interests of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership interests of such Person, (ii) an Affiliate to such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership interests of such Person, and (iii) any Wholly-Owned Affiliate of any Affiliate described in clause (i) or clause (ii).
     “Winning Bid Rate” has the meaning set forth in Section 7.1(c)(i).
     1.11 Other Terms.
     Unless the content shall require otherwise:
     (a) Words importing the singular number or plural number shall include the plural number and singular number respectively;
     (b) Words importing the masculine gender shall include the feminine and neuter genders and vice versa;
     (c) Reference to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; and
     (d) Reference in this Agreement to “herein,” “hereby,” “hereof,” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement; provided that such reference shall be deemed to include exhibits, schedules, annexes, or appendices only as provided in Section 15.14.
     (e) Except as otherwise expressly provided for herein with respect to the Required Class A Limited Members or Required Class B Limited Members, references in this Agreement to the consent of the “Limited Members” or to the consent of the “Class A Limited Members” or “Class B Limited Members” shall be deemed to be a reference to the consent of each Limited Member or each Member holding a Class A Limited Membership Interest or Class B Limited Membership Interest, as the case may be.
     (f) All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context requires otherwise.

SECTION 2.
MEMBERS’ CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
     2.1 Initial Capital Contribution.
     (a) The Company is authorized to issue three classes of Interests. One such Interest shall be designated as the “Managing Membership Interest,” the second such Interest shall be designated as the “Class A Limited Membership Interests,” and the third such Interest shall be designated as the “Class B Limited Membership Interests.” The Class A Limited Membership Interests and the Class B Limited Membership Interests may be issued in one or more series (“Series”), each having such rights, powers, preferences and designations as shall be set forth herein or as shall be otherwise approved from time to time by the Managing Member, the Required Class A Limited Members and the Required Class B Limited Members. The Class B Limited Membership Interests are divided into two Series known as “Series B-1 Limited Membership Interests” and “Series B-2 Limited Membership Interests” and having the respective rights, powers, preferences and designations set forth in this Agreement.
     (b) (i) On April 2, 2002, (A) GMOI contributed the Cereals Properties Interest, with an initial Gross Asset Value of $998,606,146, subject to debt of $132,255,351, the IP Holdings II Interest, with an initial aggregate Gross Asset Value of $808,423,000, the General Mills Missouri Stock, with an initial aggregate Gross Asset Value of $280,329,000, and all the Inventory located at any of the Initial PP&E, having an initial aggregate Gross Asset Value of $204,712,513, solely in exchange for all of the Managing Membership Interest and was admitted to the Company as the Managing Member, (B) TPC contributed the Pet Stock, the Old El Paso Patents, and the Progresso Patents, with an initial aggregate Gross Asset Value of $542,151,000 solely in exchange for all of the Class A Limited Membership Interests and was admitted to the Company as a Class A Limited Member, and (C) Cereals Holdings contributed the IP Holdings I Interest, with an initial aggregate Gross Asset Value of $1,594,280,000, solely in exchange for all of the Class B Limited Liability Company Interests and was admitted to the Company as a Class B Limited Member.
          (ii) On May 24, 2002, (A) RBDB purchased from TPC 150,000 Class A Limited Membership Interests and was admitted to the Company as a Class A Limited Member, immediately whereafter TPC withdrew in respect thereof and (B) GMOI Transferred to GMCO, as a capital contribution, 100% of the Managing Membership Interest and GMCO was admitted to the Company as the Managing Member, immediately whereafter GMOI withdrew in respect thereof.
          (iii) On October 6, 2004, (A) a portion of the Class A Limited Membership Interests then owned by TPC were converted into 303,300 Series B-1 Limited Membership Interests, all of which were designated as Series B-1 Limited Membership Interests, and (B) the Class B Limited Membership Interests owned by Cereals Holdings were converted into 531,700 Series B-1 Limited Membership Interests and 1,062,580 Series B-2 Limited Membership Interests. On October 7, 2004, TPC and Cereals Holdings transferred all of their respective Series B-1 Limited Membership Interests to GM Class B.

          (iv) On October 8, 2004, LBSFI purchased from GM Class B all of its 835,000 Class B Limited Membership Interests, all of which constituted Series B-1 Limited Membership Interests, and LBSFI was admitted to the Company as a Class B Limited Member, immediately whereafter GM Class B withdrew as a Member of the Company.
          (v) On October 8, 2004, LBSFI contributed to Capital Trust all of its 835,000 Class B Limited Membership Interests, all of which constituted Series B-1 Limited Membership Interests, and Capital Trust was admitted to the Company as a Class B Limited Member, immediately whereafter LBSFI withdrew as a Member of the Company.
          (vi) On June 28, 2007, RBDB purchased from TPC all of its 88,851 Class A Limited Membership Interests, and RBDB was admitted to the Company as a Class A Limited Member in respect thereof, immediately whereafter TPC withdrew as a Member of the Company.
          (vii) On August 7, 2007, GM Sales purchased from Capital Trust all of its 835,000 Class B Limited Membership Interests, all of which constituted Series B-1 Limited Membership Interests, and GM Sales was admitted to the Company as a Class B Limited Member in respect thereof, immediately whereafter Capital Trust withdrew as a Member of the Company.
          (viii) As of the date hereof, the name, address, and Membership Interests of each Member is as follows:

Name and Address	Membership Interests
GM Cereals Operations, Inc. Number One General Mills Blvd. Minneapolis, Minnesota 55426	Managing Membership Interest

RBDB, Inc. c/o Rabobank New York 245 Park Avenue New York, NY 10167	238,851 Class A Limited Membership Interests

General Mills Sales, Inc. Number One General Mills Blvd. Minneapolis, Minnesota 55426	835,000 Class B Limited Membership Interests, all of which constitute Series B-1 Limited Membership Interests

Name and Address	Membership Interests
GM Cereals Holdings, Inc. Number One General Mills Blvd. Minneapolis, Minnesota 55426	1,062,580 Class B Limited Membership Interests, all of which constitute Series B-2 Limited Membership Interests
     2.2 Additional Contributions.
     (a) Each GMI Member may, at any time it owns an Interest hereunder, contribute from time to time such additional Cash or other property as it may determine; provided that any Capital Contribution made by any GMI Member pursuant to this Section 2.2 shall consist of Permitted Assets and the Company shall at all times satisfy, both before and after giving effect to the additional contribution, the Portfolio Requirements.
     (b) At such times as a GMI Member contributes assets consisting of Permitted Assets (other than Cash), such GMI Member shall enter into an additional contribution agreement substantially similar to the Conveyance Agreements; provided that the representations and warranties set forth in such additional contribution agreement shall be substantially the same as the representations and warranties contained in the Conveyance Agreements, and such GMI Member shall indemnify the Company and hold it wholly harmless for any Expenses or losses incurred by the Company resulting from or attributable to any representation or warranty made by such GMI Member pursuant to this Section 2.2(b) proving to have been incorrect in any material respect when made.
     (c) The Managing Member shall be required to contribute $250,000 of Cash to the capital of the Company on the Business Day immediately preceding (i) the initial Class A Reset Date and (ii) thereafter, the last Business Day of the Fiscal Year ending in May 2012 and the last Business Day of each fifth Fiscal Year thereafter.
     2.3 Other Matters.
     (a) Except as otherwise provided in Sections 4, 7, 11, and 13, or in the Act, no Member shall demand or receive a return of its Capital Contributions or withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than Cash except as may be specifically provided in this Agreement.
     (b) No Member shall receive any interest or draw with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement.
     (c) The Members shall not be liable for the debts, liabilities, contracts, or any other obligations of the Company. Except as otherwise provided by mandatory provisions of applicable state law and except with respect to the obligation of the Members to return to the Company a distribution made to any Member in violation of the Act at a time when such Member knew the distribution would violate the Act, such Member shall be liable only to make its Capital Contribution and shall not be required to lend any funds to the Company or, after its Capital Contribution has been made, to make any additional Capital Contributions to the Company.

Except as otherwise provided in Section 9.2(f), the Managing Member shall not have any personal liability for the repayment of any Capital Contributions of the Members.
SECTION 3.
ALLOCATIONS
     3.1 Profits.
     After giving effect to the special allocations set forth in Sections 3.3 and 3.4, Profits for any Allocation Year shall be allocated in the following order and priority:
     (a) First, to the Class A Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative amount of the Class A Limited Member Preferred Return for each such Class A Limited Member from May 24, 2002 through the last day of such Allocation Year, over (ii) the cumulative Profits allocated to such Class A Limited Member pursuant to this Section 3.1(a) for all prior Allocation Years;
     (b) Second, to the Class A Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the excess, if any, of (A) the cumulative Depreciation specially allocated to each such Class A Limited Member pursuant to Section 3.3(h) for the current and all prior Allocation Years during the then current Measurement Period, over (B) the cumulative items of gain specially allocated to such Class A Limited Member pursuant to Section 3.3(j)(v)(1) for the current and all prior Allocation Years during the then current Measurement Period, over (ii) the cumulative Profits allocated to such Class A Limited Member pursuant to this Section 3.1(b) for all prior Allocation Years during the then current Measurement Period;
     (c) Third, to the Class B Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative amount of each such Class B Limited Member Preferred Return from May 24, 2002 through the last day of such Allocation Year, over (ii) the cumulative Profits allocated to such Class B Limited Member pursuant to this Section 3.1(c) for all prior Allocation Years;
     (d) Fourth, to the Class B Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the excess, if any, of (A) the cumulative Depreciation specially allocated to each such Class B Limited Member pursuant to Section 3.3(h) for the current and all prior Allocation Years during the then current Measurement Period, over (B) the cumulative items of gain specially allocated to such Class B Limited Member pursuant to Section 3.3(j)(v)(2) for the current and all prior Allocation Years during the then current Measurement Period, over (ii) the cumulative Profits allocated to such Class B Limited Member pursuant to this Section 3.1(d) for all prior Allocation Years during the then current Measurement Period;
     (e) Fifth, to the Class A Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative Losses allocated to each such Class A Limited Member pursuant to Sections 3.2(d), 3.2(e), and 3.2(f) for all prior Allocation Years during the then current Measurement Period, over (ii) the cumulative Profits allocated to such

Class A Limited Member pursuant to this Section 3.1(e) for all prior Allocation Years during the then current Measurement Period;
     (f) Sixth, to the Class B Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative Losses allocated to each such Class B Limited Member pursuant to Sections 3.2(d) and 3.2(e) for all prior Allocation Years during the then current Measurement Period, over (ii) the cumulative Profits allocated to such Class B Limited Member pursuant to this Section 3.1(f) for all prior Allocation Years during the then current Measurement Period;
     (g) Seventh, to the Managing Member in an amount equal to the excess, if any, of (i) the First Baseline Amount for the Allocation Year, over (ii) the cumulative Profits allocated pursuant to Section 3.1(a) through (f), inclusive, for the current Allocation Year;
     (h) Eighth, 95% to the Managing Member, 0.57% to the Class A Limited Members in proportion to their Preferred Return Capital, and 4.43% to the Class B Limited Members in proportion to their Preferred Return Capital in an amount equal to the excess, if any, of (i) the Second Baseline Amount for the Allocation Year, over (ii) the First Baseline Amount for the Allocation Year; provided that, for the Allocation Year beginning on May 31, 2004 and ending on May 29, 2005, the Profits allocable pursuant to this Section 3.1(h) shall be allocated as follows:
          (i) An amount equal to the product of (x) such Profits times (y) a fraction, the numerator of which is the number of days from (and including) the first day of such Allocation Year to (but excluding) October 6, 2004, and the denominator of which is the total number of days in such Allocation Year, shall be specially allocated 95% to the Managing Member, 1.3% to the Class A Limited Members in proportion to their Preferred Return Capital, and 3.7% to the Class B Limited Members in proportion to their Preferred Return Capital; and
          (ii) An amount equal to the excess of (x) the amount of such Profits over (y) the amount of such Profits allocated pursuant to clause (i) above, shall be specially allocated 95% to the Managing Member, 0.57% to the Class A Limited Members in proportion to their Preferred Return Capital, and 4.43% to the Class B Limited Members in proportion to their Preferred Return Capital; and
     (i) Ninth, the balance, if any, 96% to the Managing Member, 0.46% to the Class A Limited Members in proportion to their Preferred Return Capital, and 3.54% to the Class B Limited Members in proportion to their Preferred Return Capital provided that, for the Allocation Year beginning on May 31, 2004 and ending on May 29, 2005, the Profits allocable pursuant to this Section 3.1(i) shall be allocated as follows:
          (i) An amount equal to the product of (x) such Profits times (y) a fraction, the numerator of which is the number of days from (and including) the first day of such Allocation Year to (but excluding) October 6, 2004, and the denominator of which is the total number of days in such Allocation Year, shall be specially allocated 96% to the Managing Member, 1.04% to the Class A Limited Members in proportion to their Preferred Return Capital, and 2.96% to the Class B Limited Members in proportion to their Preferred Return Capital; and

          (ii) An amount equal to the excess of (x) the amount of such Profits over (y) the amount of such Profits allocated pursuant to clause (i) above, shall be specially allocated 96% to the Managing Member, 0.46% to the Class A Limited Members in proportion to their Preferred Return Capital, and 3.54% to the Class B Limited Members in proportion to their Preferred Return Capital.
     3.2 Losses.
     After giving effect to the special allocations set forth in Sections 3.3 and 3.4, Losses for any Allocation Year shall be allocated in the following order and priority:
     (a) First, to the Members in proportion to, and to extent of, an amount equal to the excess, if any, of (i) the cumulative Profits allocated to each such Member pursuant to Section 3.1(i) for all prior Allocation Years during the then current Measurement Period, over (ii) the cumulative Losses allocated to such Member pursuant to this Section 3.2(a) for all prior Allocation Years during the then current Measurement Period;
     (b) Second, to the Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative Profits allocated to each such Member pursuant to Section 3.1(h) for all prior Allocation Years during the then current Measurement Period, over (ii) the cumulative Losses allocated to such Member pursuant to this Section 3.2(b) for all prior Allocation Years during the then current Measurement Period;
     (c) Third, to the Managing Member in an amount equal to the excess, if any, of (i) the cumulative Profits allocated to the Managing Member pursuant to Section 3.1(g) for all prior Allocation Years during the then current Measurement Period, over (ii) the cumulative Losses allocated to the Managing Member pursuant to this Section 3.2(c) for all prior Allocation Years during the then current Measurement Period;
     (d) Fourth, 98% to the Managing Member, 1% to the Class A Limited Members in proportion to their Preferred Return Capital, and 1% to the Class B Limited Members in proportion to their Preferred Return Capital until the Adjusted Capital Account of the Managing Member is equal to zero;
     (e) Fifth, 99% to the Class B Limited Members in proportion to their Preferred Return Capital and 1% to the Class A Limited Members in proportion to their Preferred Return Capital until the Adjusted Capital Account of each Class B Limited Member is equal to zero;
     (f) Sixth, 100% to the Class A Limited Members in proportion to their Preferred Return Capital until the Adjusted Capital Account of each Class A Limited Member is equal to zero; and
     (g) Seventh, 100% to the Managing Member.
     3.3 Special Allocations.
     The following special allocations shall be made in the following order:

     (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
     (b) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in this Agreement.
     (d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if Section 3.3(c) and this Section 3.3(d) were not in this Agreement.
     (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated 90% to the Managing Member, 1.1% to the Class A Limited Members in

proportion to their Preferred Return Capital, and 8.9% to the Class B Limited Members in proportion to their Preferred Return Capital; provided that, for the Allocation Year beginning on May 31, 2004 and ending on May 29, 2005, Nonrecourse Deductions shall be allocated as follows:
          (i) An amount equal to the product of (x) the Nonrecourse Deductions for such Allocation Year times (y) a fraction, the numerator of which is the number of days from (and including) the first day of such Allocation Year to (but excluding) October 6, 2004, and the denominator of which is the total number of days in such Allocation Year, shall be specially allocated 90% to the Managing Member, 2.5% to the Class A Limited Members in proportion to their Preferred Return Capital, and 7.5% to the Class B Limited Members in proportion to their Preferred Return Capital; and
          (ii) An amount equal to the excess of (x) the amount of Nonrecourse Deductions for such Allocation Year over (y) the amount of Nonrecourse Deductions for such Allocation Year allocated pursuant to clause (i) above, shall be specially allocated 90% to the Managing Member, 1.1% to the Class A Limited Members in proportion to their Preferred Return Capital, and 8.9% to the Class B Limited Members in proportion to their Preferred Return Capital.
     (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
     (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
     (h) Depreciation. All items of Depreciation of the Company shall be specially allocated 90% to the Managing Member, 1.1% to the Class A Limited Members in proportion to their Preferred Return Capital, and 8.9% to the Class B Limited Members in proportion to their Preferred Return Capital; provided that, for the Allocation Year beginning on May 31, 2004 and ending on May 29, 2005, Nonrecourse Deductions shall be allocated as follows:
          (i) An amount equal to the product of (x) the Depreciation for such Allocation Year times (y) a fraction, the numerator of which is the number of days from (and including) the first day of such Allocation Year to (but excluding) October 6, 2004, and the denominator of which is the total number of days in such Allocation Year, shall be specially allocated 90% to the Managing Member, 2.5% to the Class A Limited Members in proportion to their Preferred

Return Capital, and 7.5% to the Class B Limited Members in proportion to their Preferred Return Capital; and
          (ii) An amount equal to the excess of (x) the amount of Depreciation for such Allocation Year over (y) the amount of Depreciation for such Allocation Year allocated pursuant to clause (i) above, shall be specially allocated 90% to the Managing Member, 1.1% to the Class A Limited Members in proportion to their Preferred Return Capital, and 8.9% to the Class B Limited Members in proportion to their Preferred Return Capital.
     (i) Interest Income. Ninety percent (90%) of the interest income attributable to the Permitted Loans made by the Company to GMI or its Affiliates shall be specially allocated to the Managing Member, and the remaining 10% of such interest income shall be allocated under Sections 3.1 and 3.2.
     (j) Gain from Disposition of All or Substantially All of Permitted Assets. In the event that, in any Allocation Year, the Company realizes, or is deemed to realize, gain from the sale, disposition, or adjustment to the Gross Asset Value of all or substantially all of its Permitted Assets, such gain shall be specially allocated as follows:
          (i) First, 100% to the Managing Member in an amount equal to the excess, if any, of (A) the cumulative loss specially allocated to the Managing Member pursuant to Section 3.3(k)(viii) for all prior Allocation Years during the then current Measurement Period, over (B) the cumulative gain specially allocated to the Managing Member pursuant to this Section 3.3(j)(i) for all prior Allocation Years during the then current Measurement Period;
          (ii) Second, 100% to the Class A Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (A) the cumulative loss specially allocated to each such Class A Limited Member pursuant to Sections 3.3(k)(v), 3.3(k)(vi), and 3.3(k)(vii) for all prior Allocation Years during the then current Measurement Period, over (B) the cumulative gain specially allocated to such Class A Limited Member pursuant to this Section 3.3(j)(ii) for all prior Allocation Years during the then current Measurement Period;
          (iii) Third, 100% to the Class B Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (A) the cumulative loss specially allocated to each such Class B Limited Member pursuant to Sections 3.3(k)(v) and 3.3(k)(vi) for all prior Allocation Years during the then current Measurement Period, over (B) the cumulative gain specially allocated to such Class B Limited Member pursuant to this Section 3.3(j)(iii) for all prior Allocation Years during the then current Measurement Period;
          (iv) Fourth, 100% to the Managing Member in an amount equal to the excess, if any, of (A) the cumulative loss specially allocated to the Managing Member pursuant to Section 3.3(k)(v) for all prior Allocation Years during the then current Measurement Period, over (B) the cumulative gain specially allocated to the Managing Member pursuant to this Section 3.3(j)(iv) for all prior Allocation Years during the then current Measurement Period;
          (v) Fifth, an amount equal to the excess, if any, of (A) the aggregate initial Gross Asset Value of such Permitted Assets, over (B) the aggregate Gross Asset Value of such Permitted Assets shall be allocated:

          (1) first, 100% to the Class A Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the cumulative Depreciation specially allocated to each such Class A Limited Member pursuant to Section 3.3(h) for the current and all prior Allocation Years during the then current Measurement Period, over (y) the sum of (i) the cumulative Profits allocated to such Class A Limited Member pursuant to Section 3.1(b) for all prior Allocation Years during the then current Measurement Period plus (ii) the cumulative gain specially allocated to such Class A Limited Member pursuant to this Section 3.3(j)(v)(1) for all prior Allocation Years during the then current Measurement Period;
          (2) second, 100% to the Class B Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the cumulative Depreciation specially allocated to each such Class B Limited Member pursuant to Section 3.3(h) for the current and all prior Allocation Years during the then current Measurement Period, over (y) the sum of (i) the cumulative Profits allocated to such Class B Limited Member pursuant to Section 3.1(d) for all prior Allocation Years during the then current Measurement Period plus (ii) the cumulative gain specially allocated to such Class B Limited Member pursuant to this Section 3.3(j)(v)(2) for all prior Allocation Years during the then current Measurement Period; and
          (3) third, the balance, if any, 100% to the Managing Member;
          (vi) Sixth, 98.7% to the Managing Member, 0.29% to the Class A Limited Members in proportion to their Preferred Return Capital, and 1.01% to the Class B Limited Members in proportion to their Preferred Return Capital in an amount equal to the excess, if any, of (A) the aggregate First Tier Growth Value for such Permitted Assets, over (B) the aggregate Gross Asset Value of such Permitted Assets determined as of the beginning of the then current Measurement Period in a manner consistent with the calculation of the First Tier Growth Value;
          (vii) Seventh, 96% to the Managing Member, 0.88% to the Class A Limited Members in proportion to their Preferred Return Capital, and 3.12% to the Class B Limited Members in proportion to their Preferred Return Capital in an amount equal to the excess, if any, of (A) the lesser of (x) the amount realized or deemed realized from disposition of such Permitted Assets or (y) the Second Tier Growth Value for such Permitted Assets, over (B) the First Tier Growth Value for such Permitted Assets;
          (viii) Eighth, 95% to the Managing Member, 1.1% to the Class A Limited Members in proportion to their Preferred Return Capital, and 3.9% to the Class B Limited Members in proportion to their Preferred Return Capital in an amount equal to the excess, if any, of (A) the lesser of (x) the amount realized or deemed realized from the disposition of such Permitted Assets or (y) the Third Tier Growth Value for such Permitted Assets, over (B) the Second Tier Growth Value of such Permitted Assets; and
          (ix) Ninth, the balance, if any, 98.7% to the Managing Member, 0.29% to the Class A Limited Members in proportion to their Preferred Return Capital, and 1.01% to the Class B Limited Members in proportion to their Preferred Return Capital.

     (k) Loss from Disposition of All or Substantially All of Permitted Assets. In the event that, in any Allocation Year, the Company realizes, or is deemed to realize, a loss from the sale, disposition, or adjustment to the Gross Asset Value of all or substantially all of its Permitted Assets, such loss shall be specially allocated as follows:
          (i) First, to the Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (A) the cumulative gain specially allocated to each such Member pursuant to Section 3.3(j)(ix) for the current and all prior Allocation Years during the then current Measurement Period, over (B) the cumulative loss specially allocated to such Member pursuant to this Section 3.3(k)(i) for all prior Allocation Years during the then current Measurement Period;
          (ii) Second, to the Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (A) the cumulative gain specially allocated to each such Member pursuant to Section 3.3(j)(viii) for the current and all prior Allocation Years during the then current Measurement Period, over (B) the cumulative loss specially allocated to such Member pursuant to this Section 3.3(k)(ii) for all prior Allocation Years during the then current Measurement Period;
          (iii) Third, to the Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (A) the cumulative gain specially allocated to each such Member pursuant to Section 3.3(j)(vii) for the current and all prior Allocation Years during the then current Measurement Period, over (B) the cumulative loss specially allocated to such Member pursuant to this Section 3.3(k)(iii) for all prior Allocation Years during the then current Measurement Period;
          (iv) Fourth, to the Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (A) the cumulative gain specially allocated to each such Member pursuant to Section 3.3(j)(vi) for the current and all prior Allocation Years during the then current Measurement Period, over (B) the cumulative loss specially allocated to such Member pursuant to this Section 3.3(k)(iv) for all prior Allocation Years during the then current Measurement Period;
          (v) Fifth, 98% to the Managing Member, 1% to the Class A Limited Members in proportion to their Preferred Return Capital and 1% to the Class B Limited Members in proportion to their Preferred Return Capital until the Adjusted Capital Account of the Managing Member is equal to zero;
          (vi) Sixth, 99% to the Class B Limited Members in proportion to their Preferred Return Capital and 1% to the Class A Limited Members in proportion to their Preferred Return Capital until the Adjusted Capital Account of each Class B Limited Member is equal to zero;
          (vii) Seventh, 100% to the Class A Limited Members in proportion to their Preferred Return Capital until the Adjusted Capital Account of each Class A Limited Member is equal to zero; and
          (viii) Eighth, 100% to the Managing Member.

     (l) Loss from Other Dispositions of Permitted Assets. In the event that, in any Allocation Year, the Company realizes a loss from (i) the sale or disposition of any Permitted Asset (other than Inventory) in the ordinary course of the Company’s business or (ii) a bulk sale or general liquidation of Inventory (other than in connection with the sale of all or substantially all of the Company’s Permitted Assets), such loss shall be specially allocated to the Managing Member.
     (m) Charitable Contribution Expenses. All items of Expense attributable to charitable contributions made by the Company during any Allocation Year shall be specially allocated 100% to the Managing Member.
     (n) Tax Indemnity Payments. In the event that, in any Allocation Year, the Company makes a tax indemnity payment pursuant to Section 8.3, the deduction attributable to such payment shall be specially allocated to the Managing Member.
     3.4 Curative Allocations.
     The allocations set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), and 3.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 3.1, 3.2, and 3.3 (other than the Regulatory Allocations). In exercising its discretion under this Section 3.4, the Managing Member shall take into account future Regulatory Allocations under Sections 3.3(a) and 3.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.3(e) and 3.3(f).
     3.5 Other Allocation Rules.
     (a) Profits, Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Members pursuant to this Section 3 as of the last day of each Fiscal Year; provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of the Company’s assets are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.10.
     (b) Allocations made for the Allocation Year beginning on May 31, 2004 and ending on May 29, 2005 shall take into account the conversion of a portion of TPC’s Class A Limited Membership Interest into 303,300 Series B-1 Limited Membership Interests.
     (c) In the event that, for any Allocation Year, (i) one or more Limited Members have been allocated an amount of Estimated Profits and Losses, and other items of Company income, gain, loss, or deduction in connection with a Class A Remarketing, Class B Purchase, Class B

Remarketing, or Class B Exchange and (ii) the amount so allocated (the “Estimated Allocation”) differed from the amount actually allocated (the “Actual Allocation”) to such Limited Members pursuant to Sections 3.1 or 3.2 and Section 3.3 for such Allocation Year, the Managing Member shall be allocated an amount of Profits or Losses, as applicable, otherwise allocable to such Limited Members equal to the difference between the Estimated Allocation and the Actual Allocation, and the Actual Allocation made to such Limited Members shall be adjusted accordingly. Any amounts reallocated pursuant to this Section 3.5(c) shall be deemed for all purposes hereunder to have been actually allocated to the Managing Member and not allocated to such Limited Members.
     (d) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily proration basis by the Managing Member under Code Section 706 and the Regulations thereunder.
     (e) The Members are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes, except as otherwise required by law.
     3.6 Tax Allocations: Code Section 704(c).
     In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). Such allocation shall be made in accordance with the remedial allocation method described by Regulations Section 1.704-3(d). Notwithstanding any provision in this Agreement to the contrary, in the event that any such Property is subject to the “anti-churning” rules of Code Section 197(f)(9), no remedial allocations of income or deduction shall be made to any Member with respect to such Property until such time at which such asset is sold by the Company.
     In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Such allocation shall be made in accordance with the remedial allocation method described by Regulations Section 1.704-3(d).
     Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 3.6 are solely for purposes of federal, state, and local Taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     3.7 Adjustment of Allocations Upon Conversion of Class A Limited Membership Interests.
     In the event that any Class A Limited Membership Interests are converted into Class B Limited Membership Interests at any time in the future, the sharing percentages set forth in Sections 3.1(h), 3.1(i), 3.3(e), 3.3(h), 3.3(j)(vi), 3.3(j)(vii), 3.3(j)(viii), and 3.3(j)(ix) shall be adjusted to reflect such conversion in accordance with this Section 3.7. The percentage of Profits, Losses, gain, or loss otherwise allocated to the Class A Limited Members pursuant to any of the above listed provisions shall be reduced by subtracting from the relevant pre-conversion percentage an amount (expressed as a percentage) equal to the product of (i) the relevant pre-conversion percentage, times (ii) a fraction (expressed as a percentage), the numerator of which is the Preferred Return Capital attributable to the Class A Limited Member ship Interests being converted, and the denominator of which is the aggregate Preferred Return Capital of the Class A Limited Members immediately prior to such conversion. The amount derived in the preceding sentence shall be added to the relevant pre-conversion percentage applicable to the Class B Limited Membership Interests. By way of example, if Class A Limited Membership Interests with an aggregate Preferred Return Capital of $50 million were converted into Class B Limited Membership Interests at a time when the aggregate Preferred Return Capital of all Class A Limited Membership Interests was $200 million, the percentage of Profits allocated to the Class A Limited Members pursuant to Section 3.1(h) hereof subsequent to the conversion would be reduced from 0.57% to 0.43% (i.e., 0.57% - [0.57 x ($50 million ÷ $200 million]).
SECTION 4.
DISTRIBUTIONS
     4.1 Amounts Distributed.
     (a) Preferred Return Distributions. Except as otherwise provided in Section 13, the Managing Member shall cause the Company to distribute Cash Available for Distribution (determined as of the time such distributions are required to be made pursuant to this Section 4.1(a)) to the Limited Members as follows:
          (i) First, on each Class A Distribution Date, to the Class A Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative amount of the Class A Limited Member Preferred Return accrued during the period from and including May 24, 2002 to but excluding the last day of the Fiscal Quarter ending on or immediately following such Class A Distribution Date for each such Class A Limited Member, over (ii) the cumulative amount of Cash previously distributed to such Class A Limited Member pursuant to this Section 4.1(a)(i); and
          (ii) Second, on each Class B Distribution Date, commencing January 15, 2005, to the Class B Limited Members in proportion to, and to the extent of, an amount equal to the excess, if any, of (i) the cumulative amount of the Class B Limited Member Preferred Return accrued during the period from and including the May 24, 2002 to but excluding Class B Distribution Date, over (ii) the cumulative amount of Cash previously distributed to such Class B

Limited Member pursuant to this Section 4.1(a)(ii); provided that no distributions shall be made pursuant to this Section 4.1(a)(ii) unless (A) at the time such distribution is otherwise required to be made and as of the immediately preceding Class A Distribution Date, Cash Available for Distribution was at least equal to the sum of (x) the amounts required to be distributed on such preceding Class A Distribution Date pursuant to Section 4.1(a)(i) plus (y) the amounts required to be distributed on the current Class B Distribution Date pursuant this Section 4.1(a)(ii); (B) Profits of the Company for the current Allocation Year through such Class B Distribution Date (calculated as if such date were the last day of the Allocation Year) equal or exceed the amounts required to be distributed pursuant to Section 4.1(a)(i) and (a)(ii) as of such Class B Distribution Date; and (C) at the time of such distribution no Class A Notice Event, Liquidating Event or other event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute a Class A Notice Event or Liquidating Event has occurred and is continuing.
     Distributions pursuant to this Section 4.1(a) (including any distributions made subsequent to the Class A Distribution Date or Class B Distribution Date, as applicable, on which they were required to be made but prior to the succeeding Class A Distribution Date or Class B Distribution Date, as applicable, on which distributions are required to be made) shall be made to Members of record fifteen (15) days prior to the relevant Class A Distribution Date or Class B Distribution Date, as applicable. Notwithstanding any provision to the contrary in this Section 4.1(a), the Managing Member shall cause, to the extent there is sufficient Cash Available for Distribution, there to be distributed to the Limited Members as constituted immediately prior to the sale by GM Class B of all of its Series B-1 Limited Membership Interests, any accrued but undistributed Limited Member Preferred Return with respect to such Limited Membership Interests and such distributions shall for all purposes of this Agreement be deemed to have been made pursuant to Section 4.1(a).
     (b) Annual Distribution of Certain Profits and Gains. Except as otherwise provided in Section 13 and provided all distributions required to be made pursuant to Section 4.1 have been made, the Managing Member shall cause the Company to notify, within 150 days after the end of each Allocation Year, each Member of the amount to be distributed to it pursuant to this Section 4.1(b), and to distribute Cash Available for Distribution no later than 180 days after the end of each Allocation Year, such distribution to be made, except as otherwise provided in Section 4.1(e) with respect to the Series B-1 Limited Membership Interests, to the Members of record during such Allocation Year in proportion to the number of days such Members held their respective Limited Membership Interests during such Allocation Year, in the following order and priority:
          (i) First, to the Class A Limited Members and any other Person that was a Class A Limited Member during the relevant Allocation Year in an amount equal to the sum of (x) the Profits, if any, allocated to such Class A Limited Member or other Person pursuant to Sections 3.1(h) and 3.1(i) for such Allocation Year, plus (y) if the Company sold or disposed of all or substantially all of its Permitted Assets during the Allocation Year, the aggregate amount of gain, if any, from such sales or dispositions that was allocated to such Class A Limited Member or other Person pursuant to Sections 3.3(j)(vi), 3.3(j)(vii), 3.3(j)(viii), and 3.3(j)(ix) for such Allocation Year; and

          (ii) Second, to the Class B Limited Members and any other Person that was a Class B Limited Member during the relevant Allocation Year in an amount equal to the sum of (x) the Profits, if any, allocated to such Class B Limited Member or other Person pursuant to Sections 3.1(h) and 3.1(i) for such Allocation Year plus (y) if the Company sold or disposed of all or substantially all of its Permitted Assets during the Allocation Year, the aggregate amount of gain, if any, from such sales or dispositions that was allocated to such Class B Limited Member or other Person pursuant to Sections 3.3(j)(vi), 3.3(j)(vii), 3.3(j)(viii), and 3.3(j)(ix) for such Allocation Year;
provided that any distributions of Cash Available for Distribution required to be made to a GMI Member pursuant to this Section 4.1(b) shall be made at such times as are determined by the Managing Member in its sole discretion and any amounts otherwise distributable to a GMI Member pursuant to this Section 4.1(b) that are deferred by the Managing Member shall be added to the distribution to which such GMI Member is entitled to receive at such times as the Managing Member makes distribution to the GMI Member pursuant to this Section 4.1(b); provided, further, that any such deferred distributions shall not be made until all distributions otherwise required to be made pursuant to this Section 4.1(b) have been made. To the extent there is insufficient Cash Available for Distribution to make the distributions required by this Section 4.1(b), the amount not distributed shall be distributed as soon as there is sufficient Cash Available for Distribution, such distributions to be made after any distributions required pursuant to Section 4.1(a) but prior to any other distributions required under this Section 4.
     (c) Requirements Regarding Undistributed Cash. Cash Available for Distribution that is not distributed pursuant to Sections 4.1(a) and 4.1(b) shall, unless used by the Company to satisfy a requirement set forth herein, either be (i) distributed to the Managing Member on a weekly basis, or at such other times as are determined by the Managing Member, in such amounts as are determined by the Managing Member; provided that no distributions shall be made pursuant to this Section 4.1(c)(i) unless (A) at the time such distribution is otherwise permitted to be made, Cash Available for Distribution is at least equal to the sum of (x) the amounts required to be distributed on the following Class A Distribution Date pursuant to Section 4.1(a)(i) plus (y) the amounts required to be distributed on the following Class B Distribution Date pursuant to Section 4.1(a)(ii) plus (z) the amounts proposed to be distributed to the Managing Member on the current Managing Member Distribution Date pursuant this Section 4.1(c)(i); (B) Profits of the Company for the current Allocation Year through such Managing Member Distribution Date (calculated as if such date were the last day of the Allocation Year) equal or exceed the amounts required to be distributed pursuant to Section 4.1(a)(i) and (a)(ii) as of such Managing Member Distribution Date; and (C) at the time of such distribution no Class A Notice Event, Liquidating Event or other event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute a Class A Notice Event or Liquidating Event has occurred and is continuing or would result from any such distribution, or (ii) invested in Permitted Assets.
     (d) Limitation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its Membership Interests if such distribution would violate the Act or other applicable law.

     4.2 Amounts Withheld.
     All amounts properly withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 4.2 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations, to the Members, and to pay over to any federal, state, and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.
     4.3 Limitations on Distributions.
     The Company shall make no distributions to the Members except (i) as provided in this Section 4 and Section 13, or (ii) to the extent not inconsistent with Section 4 and Section 13 or with the provisions of any of the Transaction Documents, as agreed to by all of the Members.
     4.4 Distributions and Payments to Members.
     It is the intent of the Members that no distribution or payment to any Member (including distributions under Sections 4.1 and 13.2) shall be deemed a return of money or other property in violation of the Act. The payment or distribution of any such money or property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and the Member receiving any such money or property shall not be required to return any such money or property to the Company, any creditor of the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Company, any other Member or the Managing Member. Any amounts required to be paid under such obligation shall be treated as a permitted additional Capital Contribution pursuant to Section 2.2.
SECTION 5.
MANAGEMENT
     5.1 Authority of the Managing Member.
     The Managing Member constitutes a “manager” of the Company for purposes of the Act. The Members acknowledge that the Company shall be managed by the Managing Member, in its capacity as a manager of the Company, in accordance with Section 18-402 of the Act and subject to any restrictions set forth in the Certificate of Formation or this Agreement, all powers to control and manage the business and affairs of the Company and to bind the Company shall be exclusively vested in the Managing Member, in such capacity, and the Managing Member may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions that the Managing Member deems necessary, useful, or appropriate for the management and conduct of the

Company’s business and affairs and in the pursuit of the purposes of the Company, including delegating the right and authority to take such actions to employees of the Managing Member as are designated by the Managing Member or officers or employees of the Company (whether employed directly or seconded from another GMI Entity); provided, however that any officers of the Company shall have the authority to enter into the Transaction Documents or any other document as may be contemplated from time to time. The Managing Member and each such employee or officer and any other “manager,” including the Independent Director, if any, shall be an “authorized person” on behalf of the Company, as such term is used in the Act.
     5.2 Duties and Obligations of the Managing Member.
     (a) The Managing Member shall take all actions that may be necessary or appropriate for the (i) continuation of the Company’s and the Subsidiaries’ valid existence as a limited liability company or corporation, as applicable, under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged, (ii) accomplishment of the Company’s and the Subsidiaries’ purposes, including the acquisition, development, maintenance, and preservation of the Permitted Assets, and operation of Property in accordance with the provisions of this Agreement, the Transaction Documents and applicable laws and regulations, (iii) provision or arrangement for all of the Company’s and the Subsidiaries’ management, reporting, legal, and tax services, (iv) causation of the Company’s and the Subsidiaries’ business and assets to be maintained separate and apart from the business and assets of each of the Members and their Affiliates and any other Person, and (v) the making available of the books and records of the Company and the Subsidiaries for the Members’ inspection.
     (b) Except as provided in Section 1.9(c), the Managing Member shall be under a fiduciary duty to conduct the affairs of the Company and its Subsidiaries in the best interests of the Company and of the Members, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Company. Without limiting the foregoing, the Managing Member agrees to perform its duties hereunder in good faith and in accordance with prudent industry practices for the consumer food business (and in any event using a degree of skill and attention no less than which GMI exercises with respect to assets of such character that it manages for itself). The Managing Member shall not take any affirmative action, and shall not fail to take any action required of it under this Agreement or any Transaction Document, that would result in a breach or violation by the Company or any of its Subsidiaries of, or conflict with, any provision of any Transaction Document.
     (c) The Managing Member shall cause the Company and its Subsidiaries to conduct the business and operations of the Company and its Subsidiaries separate and apart from that of any Member, any Affiliates of the Company and its Subsidiaries, and any other Person. The Managing Member shall take any action necessary to cause the Company and its Subsidiaries to satisfy the foregoing obligations, including:
          (i) Segregating the assets of the Company and its Subsidiaries and not allowing funds or other assets of the Company and its Subsidiaries to be commingled with the funds or other assets of, held by, or registered in the name of, any Member, any Affiliates of the Company and its Subsidiaries, or any other Person, and maintaining the assets of the Company and its Subsidiaries such that the assets of the Company and its Subsidiaries are readily identifiable as assets of the Company and its Subsidiaries and not those of any other Person, including maintaining bank accounts of the Company and its Subsidiaries separate from any other Person and maintaining a custodial account with a financial institution (the “Custodian”) whose unsecured and unsupported long-term debt or other similar obligations is at all times rated “A2” or better by Moody’s and “A” or better by S&P or that is a wholly owned subsidiary of a bank holding company whose unsecured and unsupported long-term debt or other similar obligations is at all times rated “A2” or better by Moody’s and “A” or better by S&P pursuant to a custodial agreement regularly employed by the Custodian (the “Custodial Agreement”) pursuant to which the Company shall, upon acquiring any interest in a Finance Note, promptly cause the instrument evidencing such Finance Note to be delivered to the Custodian to be held by the Custodian subject to and in accordance with the Custodial Agreement, provided that the Managing Member shall cause the Custodial Agreement to provide that all Finance Notes held by the Custodian shall be delivered to the Liquidator upon its request;
          (ii) Maintaining books and financial statements and records of the Company and its Subsidiaries separate from the books and financial statements and records of any Member, any Affiliates of the Company and its Subsidiaries, or any other Person, and observing all procedures and organizational formalities of the Company and its Subsidiaries, including those required by this Agreement or the Act, including maintaining minutes of meetings of the Company and its Subsidiaries and acting on behalf of the Company and its Subsidiaries only pursuant to due authorization of the managers or directors of the Company and its Subsidiaries or the Members, as applicable;
          (iii) Maintaining the A-Rated Securities and other certificated ownership securities and interests of the Company and its Subsidiaries to be held in a custodial account at a reputable financial institution located in the United States established for the safekeeping of such certificated ownership securities and interests and separate from the certificated ownership securities and interests of any Member, any Affiliates of the Company and its Subsidiaries or the Members, as applicable;
          (iv) Conducting their dealings with third parties, including the Members and Affiliates of the Company and its Subsidiaries, and otherwise holding the Company and its Subsidiaries out to the public, in the Company’s and its Subsidiaries own name, as separate and independent entities;
          (v) Using separate telephone numbers and separate stationery, invoices, and checks or, in the case of invoices, (A) purchase invoices which clearly distinguish the obligations of the Company and its Subsidiaries from the obligations of any other Person and (B) sales invoices which clearly distinguish products sold by the Company and its Subsidiaries from products sold by any other Person, and, to the extent reasonably required in light of its contemplated business operations, maintaining offices separate from the offices of any Affiliate of the Company and its Subsidiaries or other Person and conspicuously identifying such office as offices of the Company and its Subsidiaries;
          (vi) Conducting their dealings with third parties, including the Members and Affiliates of the Company and its Subsidiaries, on an arm-length’s basis by, among other things,

paying to any such third party fair value for shared overhead or for any services or leased premises provided by such third party or any of their employees or agents;
          (vii) For purposes of transacting business on an arm’s-length basis with a GMI Entity, (x) maintain and periodically update transfer pricing schedules in accordance with the principles outlined in Code Section 482 and the corresponding Regulations and (y) incorporate rates prescribed in such schedules in such business; provided that such actions cannot reasonably be anticipated to, and do not, (a) cause a decrease in the revenue or an increase in the expense of more than 10% in the underlying intercompany transaction or (b) cause or result in any Class A Notice Event, Liquidating Event or other event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute a Class A Notice Event or Liquidating Event;
          (viii) Filing their own tax returns, if any, as may be required under applicable law, to the extent not part of a consolidated group or treated as a division of another taxpayer;
          (ix) Paying liabilities of the Company and its Subsidiaries out of the funds of the Company and its Subsidiaries and not paying the liabilities of any other Person out of the funds of the Company and its Subsidiaries;
          (x) Not guaranteeing, becoming obligated on, holding itself out as being obligated or available to satisfy, acquiring or assuming the liabilities of any Member, any Affiliates of the Company and its Subsidiaries, or any other Person, or pledging the assets of the Company and its Subsidiaries for the benefit of any Member, any Affiliate of the Company and its Subsidiaries, or any other Person;
          (xi) Correcting any known misunderstanding regarding the Company’s and its Subsidiaries’ separate and distinct legal identity and refraining from engaging in any activity that compromises the separate legal identity of the Company and its Subsidiaries or the separateness of the assets;
          (xii) Not forming, or causing to be formed, any Subsidiaries, except wholly owned Subsidiaries engaged in a Permitted Line of Business or wholly owned Subsidiaries that hold Permitted Assets;
          (xiii) Ensuring that the Company at all times controls each of its Subsidiaries and that the Managing Member at all times has the authority to act on behalf of each of the Company’s Subsidiaries for purposes of this Section 5.2;
          (xiv) Ensuring that its capitalization is adequate in light of its business and purpose;
          (xv) Allocating fairly and reasonably the salaries of, and the expenses related to providing the benefits of, officers or other employees shared with any Member or any other Affiliate of the Company and its Subsidiaries;
          (xvi) If the business of the Company and its Subsidiaries is so limited as to reasonably be conducted from the premises of an Affiliate of the Company and its Subsidiaries,

allocating fairly and reasonably any overhead for office space shared with any Member or any other Affiliate of the Company and its Subsidiaries;
          (xvii) Not identifying itself as being a division or a part of any other Person other than for purposes of consolidated financial reporting under GAAP, and, except to the extent such characterization is required for purposes of GAAP financial reporting of another Person, not permitting any Person to identify the Company and its Subsidiaries as being a division or a part of such Person;
          (xviii) Not acquiring any securities or obligations of any Affiliate of the Company and its Subsidiaries, other than as contemplated by this Agreement and the Transaction Documents;
          (xix) Causing the financial statements of the Company and its Subsidiaries to be prepared in accordance with GAAP in a manner that indicates the separate existence of the Company and its Subsidiaries and the assets and liabilities, including marking in any consolidated financial statements of any Member or any Affiliate of the Company and its Subsidiaries that includes the financial statements of the Company and its Subsidiaries with notes that clearly state that the Company and its Subsidiaries are separate legal entities and that the assets will be available first and foremost to satisfy the claims of the creditors of the Company and its Subsidiaries; and
          (xx) Not being bound by the business decisions of its Members or its managers unless such business decisions have been approved in accordance with the governance procedures set forth herein; provided that failure by the Company and its Subsidiaries to comply with any of the foregoing shall not affect the status of the Company and its Subsidiaries as separate legal entities.
     (d) The Managing Member shall notify the Members of the occurrence of any Class A Notice Event or Liquidating Event or any event which with notice or lapse of time or both would constitute a Class A Notice Event or Liquidating Event and the action which the Managing Member has taken or proposes to take with respect thereto, promptly but no later than five (5) Business Days, after the Managing Member has actual knowledge of such occurrence.
     (e) The Managing Member has provided to the Company a certificate of an officer or authorized representative naming the Responsible Officer that will be responsible for the management and operations of the Company in accordance with this Section 5 until such time as the Managing Member has provided to the Company another certificate naming others of its officers or authorized representatives to be Responsible Officers, and the Managing Member hereby covenants and agrees that such Responsible Officers shall maintain the separateness of the Company’s operations and otherwise comply with all of the terms of this Agreement.
     (f) The Managing Member shall, upon the request of a Class A Limited Member, convert such Member’s Class A Limited Membership Interests to Series B-2 Limited Membership Interests or a new Series of Class B Limited Membership Interests. Any amendments to this Agreement necessary to effect such a conversion shall be subject to the provisions of Section 10.

     5.3 Restrictions on Authority of Managing Member
     (a) Notwithstanding any other provision of this Agreement, without the consent of all of the Class A Limited Members (and, in the case of clauses (v), (ix), (xiv), (xv), (xvi) and (xvii) below, without the consent of the Independent Director, if any), the Company shall not, and the Managing Member shall not be authorized to, nor shall the Managing Member permit or cause the Company to, nor shall the Company permit or cause any of its Subsidiaries to, take any of the following actions:
          (i) Any act that would be in contravention of the Agreement or any Transaction Document or, if on behalf of the Company or any of its Subsidiaries, inconsistent with the purposes of the Company or any of its Subsidiaries;
          (ii) Any act that would, to the Managing Member’s knowledge, make it impossible to carry on the normal business of the Company or any of its Subsidiaries;
          (iii) Possess or assign rights in the Property for other than a purpose of the Company or any of its Subsidiaries;
          (iv) Perform any act that would subject any Member to liability for the liabilities or obligations of the Company or any of its Subsidiaries;
          (v) Cause or permit the Company or any of its Subsidiaries to incur, assume, Guarantee, or otherwise become liable for any Indebtedness (other than Permitted Indebtedness) or create any Liens (other than Permitted Liens) on any Property;
          (vi) Make any loan or other advance of money to any Person (other than Permitted Loans) or Guarantee obligations of any Person;
          (vii) Acquire, by purchase or contribution: (A) any assets other than Permitted Assets, (B) any Permitted Asset that is in default at the time of its acquisition, (C) the capital stock issued by any Subsidiary other than a direct or indirect wholly owned Subsidiary, or (D) in the case of any Subsidiary of the Company, Permitted Assets described in clauses (vii) through (xii) and clause (xv) of the definition of “Permitted Assets”;
          (viii) Make, purchase or acquire by contribution any Permitted Loans unless (A) the borrowing evidenced by such Permitted Loan has been duly authorized by all required corporate action, such action has been duly certified by the secretary or assistant secretary of the borrower, and such certification has been delivered to the Company together with certificates as to incumbency and due authorization of the officers of the borrower authorized to execute and deliver such Permitted Loan, (B) such Permitted Loan is legal, valid, binding and enforceable in accordance with its terms against the borrower, and (C) the GMI Guaranty with respect to such Permitted Loan, if any (1) has been duly authorized by all required corporate action, such action has been duly certified by the secretary or assistant secretary of GMI and such certification has been delivered to the Company together with certificates as to incumbency and due authorization of the officers of GMI authorized to execute and deliver such guaranty, (2) ranks at least pari passu with all other unsecured Indebtedness of GMI, and (3) is legal, valid, binding, and enforceable in accordance with its terms against GMI;

          (ix) Commit or authorize any act of Voluntary Bankruptcy with respect to the Company or any of its Subsidiaries, acquiesce in any act of Involuntary Bankruptcy with respect to the Company or any of its Subsidiaries, or cause or permit the Company or any of its Subsidiaries to admit in writing its inability to pay its debts generally;
          (x) Cause the Company to distribute to any Member any asset, other than as provided in this Agreement and in the course of the liquidation of the Company;
          (xi) Cause or permit the Company or any of its Subsidiaries to merge, consolidate, or engage in any other business consolidation with, or sell all or any substantial part of its assets to, any Person; provided that the foregoing restriction shall not apply to transactions between any Subsidiary of the Company and the Company or any other Subsidiary of the Company;
          (xii) Cause or permit the admission of any Member other than in accordance with Sections 2, 7, or 11, issue any Membership Interests that rank senior to or pari passu with the Class A Limited Membership Interests, or issue any ownership interests in any Subsidiary of the Company to any Person other than the Company or any other Subsidiary of the Company;
          (xiii) Except as otherwise provided in Section 5.2(c)(vii), cause or consent to any amendment to, modification of, or waiver of any of the rights and obligations of the Company or any of its Subsidiaries under, or any termination of, or any assignment or delegation by any Person other than the Company or any of its Subsidiaries of such Person’s rights or obligations under, or give any consent or make any election under, or fail to enforce any of the material rights or remedies of the Company or any of its Subsidiaries under, any Transaction Document; provided that any such amendment, modification, waiver, consent, or election may be made without the consent of the Class B Limited Members, in respect of any of the Amended and Restated Employee Seconding Agreement, the Amended and Restated Contract Marketing Agreement, the Amended and Restated Contract Operating Agreement, the Amended and Restated Contract Sales Agreement, the Amended and Restated Services Agreement, the Permitted Intellectual Property License Agreements, the Permitted PP&E License Agreement, the Receivables Purchase and Sale Agreements, and the Other GMI Entity Agreements so long as no such amendment, modification, waiver, consent, or election, either individually or in the aggregate, would have a Material Adverse Effect with respect to the Company or any of its Subsidiaries;
          (xiv) Make discretionary distributions to the Members, except as expressly permitted herein;
          (xv) Change its independent accountants to other than a “Big Four” accounting firm;
          (xvi) Adopt or change a significant tax or accounting practice or principle, make any significant tax or accounting election, or adopt any position for purposes of any tax return that will have a Material Adverse Effect or a material adverse effect on any Limited Member (unless the making of such election is expressly contemplated by this Agreement);

          (xvii) To the fullest extent permitted by law, cause or permit the dissolution, winding up or termination of the Company;
          (xviii) Cause or permit the Company to change its Fiscal Year;
          (xix) Fail to preserve and maintain the legal name, permits, licenses, approvals, privileges, and franchises of the Company or any of its Subsidiaries or fail to comply with the requirements of any applicable laws, rules, regulations, and orders of governmental or regulatory authorities, if such failure, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to the Company;
          (xx) Lease, sublease, assign, license, or grant any other rights with respect to any of the Properties (except as otherwise provided in the Transaction Documents); or
          (xxi) Enter into any Other GMI Entity Agreement without receiving a GMI Guaranty with respect to such Other GMI Entity Agreement.
          (xxii) Without limiting the foregoing, cause or permit General Mills Missouri to (A) incur, assume, Guarantee, or otherwise become liable for any Indebtedness or create any Liens or (B) acquire, by purchase or contribution, any asset other than Permitted Loans.
     (b) Notwithstanding any other provision of this Agreement, without the consent of the Required Class B Limited Members, the Company shall not, and the Managing Member shall not be authorized to, nor shall the Managing Member permit or cause the Company to, nor shall the Company permit or cause any of its Subsidiaries to, take any of the following actions:
          (i) Amend, modify or waive the Permitted Assets Requirement;
          (ii) Amend, modify or waive the Portfolio Requirements;
          (iii) Amend, modify or waive any of GMI’s obligations under the Exchange Agreement, provided that the consent of the Required Class B Limited Members shall be determined solely with reference to the holder or holders of the Series B-1 Limited Membership Interests for purposes of this Section 5.3(b)(iii);
          (iv) Convert the Managing Membership Interest into any other Class or Series of Membership Interests;
          (v) Make, purchase or acquire any Permitted Loans, other than Permitted Loans to GMI Entities;
          (vi) Issue any Membership Interests that rank senior to or pari passu with the Class B Limited Membership Interests, provided that notwithstanding the foregoing, (x) additional Membership Interests may be issued regardless of the ranking of such Membership Interests if such issuance does not cause a downgrade of the credit ratings by Moody’s or S&P of the Series B-1 Limited Membership Interests and (y) Class A Limited Membership Interests may be converted pursuant to Section 5.2(f);

          (vii) Issue any Membership Interests or sell or authorize or consent to the sale of any Membership Interests if such action would cause the number of holders of Membership Interests, excluding the holders of the Series B-1 Memberships Interests, to exceed thirty-five.
          (viii) Sell or authorize or consent to the sale of any Series B-2 Limited Membership Interests currently outstanding to any Person that is not GMI or an Affiliate of GMI or another GMI Entity if, subsequent to such sale, such Series B-2 Limited Membership Interests rank senior to the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests; provided that notwithstanding this clause (viii), to the extent not otherwise prohibited by this Agreement, currently outstanding Membership Interests may be sold regardless of the ranking of such Membership Interests subsequent to such sale if such sale does not cause a downgrade of the credit ratings by Moody’s or S&P of the Series B-1 Limited Membership Interests; and
          (ix) Issue any Indebtedness to third Persons in excess of an amount equal to fifteen percent (15%) of the Capital Account of the Managing Member.
     (c) The Managing Member shall not amend Section 5.3(a) without the consent of all of the Members. The Managing Member shall not amend Section 5.3(b) without the consent of the Required Class B Limited Members and any amendment of Section 5.3(b) that is consented to by the Required Class B Limited Members shall not require the consent of the Class A Limited Members.
     5.4 Compensation; Expenses.
     (a) Except as otherwise provided in Sections 5.4(b) and 5.5, the Managing Member shall not receive any salary, fee, or draw for services rendered to, or on behalf of, the Company or any of its Subsidiaries or otherwise in its capacity as a manager of the Company or a Member, nor shall the Managing Member be reimbursed for any Expenses incurred by the Managing Member on behalf of the Company or any of its Subsidiaries or otherwise in its capacity as a manager of the Company or a Member.
     (b) The Managing Member will be paid an annual fee not to exceed $100,000 as compensation for providing administrative and managerial services to the Company. The Managing Member may charge the Company, and shall be reimbursed, for all reasonable out-of-pocket operating expenses necessary for running the business of the Company and its Subsidiaries. Such reimbursement shall be treated as operating expenses of the Company and its Subsidiaries and shall not be deemed to constitute distributions to any Member of profit, loss, or capital of the Company or any of its Subsidiaries.
     5.5 Indemnification of the Managing Member.
     (a) Subject to Section 5.5(b), the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Company’s assets) shall indemnify, save harmless, and pay any and all reasonable out-of-pocket expenses incurred by the Managing Member or any officers, directors, employees, or agents (each, a “Managing Member Indemnitee”) of the Managing Member in connection with (i) the performance under this Agreement of its obligations as the manager of the Company, or (ii) for any extraordinary liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever by reason of any act performed or omitted to be performed by the Managing Member Indemnitee in connection with the business of the Company including attorneys’ fees incurred by a Managing Member Indemnitee, in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred; provided that any payment for indemnification owed by the Company to such Managing Member Indemnitee shall be subordinate in right of payments to the payment in full of the Limited Member Preferred Return and any amount owing or distributable to the Limited Members upon any liquidation of the Company.
     (b) Section 5.5(a) shall be enforced only to the maximum extent permitted by law and no Managing Member Indemnitee shall be indemnified (i) for any liability for the fraud, bad faith, willful misconduct, gross negligence, or failure to perform in accordance with this Agreement, of itself or any of its Affiliates, (ii) for any Taxes or (iii) for any expenses, obligations, losses, damages, penalties, actions, judgments, suits, costs or disbursements arising from or in connection with any matter described in clause (d), (e) or (f) in Section 14.1.
     (c) Notwithstanding anything to the contrary in this Agreement, in no event will any indemnification obligation of the Company or a receiver or trustee to indemnify, save harmless, or pay all Expenses set forth in this Section 5.5 subject any Member to personal liability.
     (d) Indemnification Procedures.
          (i) In the event any claim is made by a third party against the Company, the Managing Member, a Class A Limited Member, a Class B Limited Member, the Independent Director, the Liquidator, or any affiliate, officer, director, agent, employee, successor or assign of any of them (each of them being referred to as an “Indemnitee”), with respect to an actual or potential liability for which any such Person is otherwise entitled to be indemnified under any provisions of Sections 5.5(a), 5.8(a), 6.7(a), and 13.10(b), and any such Person wishes to be indemnified with respect thereto, such Person shall promptly notify the appropriate indemnitor(s) as provided in each such Section (the “Indemnitor”); provided that the failure of any such Person to notify any Indemnitor shall not relieve such Indemnitor from any liability which it otherwise may have to such Person hereunder.
          (ii) Each Indemnitee may by notice to the Indemnitor take control of all aspects of the investigation and defense of all claims asserted against it and may employ counsel of its choice and at the expense of the Indemnitor; provided that (A) the amount of any settlement such Indemnitee may enter into must be consented to by the Indemnitor, and no Indemnitee may in connection with any such investigation, defense or settlement, without the consent of the Indemnitor, require the Indemnitor or any of its Subsidiaries to take or refrain from taking any action (other than payment of such a settlement amount) or to make any public statement, which such Person reasonably considers to materially adversely affect its interest, (B) such Indemnitee may not take control of any investigation, defense or settlement which could entail a risk of criminal liability to the Indemnitor or any of its Subsidiaries, and (C) no Indemnitor may take control of any investigation, defense or settlement, without the consent of any Indemnitee, if the liabilities involved in such proceedings involve any material risk of the sale, forfeiture or loss of, or the creation of any Lien on, any property of such Indemnitee. Upon the request of any Indemnitee, the Indemnitor shall use its best efforts to keep such Indemnitee reasonably apprised of the status of those aspects of such investigation and defense controlled by such Indemnitor and shall provide such information with respect thereto as such Indemnitee may reasonably request. The Indemnitees shall cooperate with the Indemnitor in all reasonable respects with respect thereto.
     5.6 Withdrawal.
     (a) The Managing Member may at any time deliver to the Members written notice of the Managing Member’s intent to withdraw as a manager of the Company (within the meaning of the Act).
     (b) In the event that the Managing Member seeks to withdraw as a manager of the Company, the Managing Member shall remain as a manager until a successor manager is appointed. A successor manager shall be appointed by the Managing Member; provided that (i) any successor manager shall be an Affiliate of GMI, (ii) at least 30 days’ written notice of such appointment is given to all the Class A Limited Members and Class B Limited Members, and (iii) the Required Class A Limited Members and the Required Class B Limited Members have approved of such appointment.
     (c) Any withdrawal of the Managing Member as a manager shall not affect the status of such Managing Member as a Member, except to the extent otherwise provided in this Agreement, including, without limitation, Section 11.
     Notwithstanding the foregoing, while GMI or any of its Subsidiaries is the Managing Member, upon any Transfer by the Managing Member of all or any portion of the Managing Membership Interest to GMI or any of its Subsidiaries satisfying the requirements set forth in Section 11.2(a), such Permitted Transferee may, at the election of the Managing Member, succeed to the rights of the Managing Member hereunder to be the manager of the Company (within the meaning of the Act), without obtaining the consent of the Required Class A Limited Members and Required Class B Limited Members and, in such event, such successor shall be deemed admitted to the Company as a manager (within the meaning of the Act) and shall have all rights of the Managing Member hereunder.
     5.7 SPE Covenant re Status of Managing Member; Independent Director and Management Limitations.
     (a) The Managing Member covenants that, unless the Required Class A Limited Members otherwise consent, it shall at all times be a special purpose bankruptcy remote entity (an “SPE”) that is, except as otherwise provided in subsection (e) below, a corporation (a “Corporate SPE”) whose articles of incorporation: (1) limit the activities of the Corporate SPE to acting as the Managing Member of the Company; (2) contain separateness covenants and limitations on activities substantially similar to those set forth in Section 5.2(c); (3) require that one member of its board of directors be an Independent Director; and (4) require the affirmative vote of the Independent Director to approve, with respect to the Corporate SPE or the Company, any Bankruptcy, sale of substantially all of the assets, merger or consolidation, change of accountants, or adoption or change of significant tax or accounting principle. The “Independent Director” shall at all times be a Person who at the time of such appointment, at any time during the preceding five (5) years, or at any time thereafter while serving as the Independent Director is not (i) other than serving as an Independent Director or director of the Managing Member, a director, officer, or employee of any Member or any Affiliate thereof, or of any creditor, customer or supplier thereof that, in the case of a customer, accounted for more than a de minimis amount (not to exceed 5%) of such Member’s or Affiliate’s gross revenues or, in the case of a creditor or supplier, received more than a de minimis amount (not to exceed 5% of its gross revenues from payments for goods and services sold to such Member or Affiliate, (ii) the direct or indirect legal or beneficial owner of more than a de minimis amount (not to exceed 5% of ownership interests in any Member or any Affiliate thereof, or (iii) any member of the immediate family of a Person described in clause (i) or (ii). For purposes of this Agreement, any action that requires the affirmative written consent of the Independent Director shall refer also to the consent of the Corporate SPE or the LLC SPE, as appropriate, with the affirmative written consent of the Independent Director. To the fullest extent permitted by applicable law, the Independent Director shall consider only the interests of the Company, including, whether or not the Company is insolvent, its respective creditors, in acting or otherwise voting on the matters referred to in Section 5.3(a).
     (b) The Managing Member covenants that, unless the Required Class A Limited Members have consented to it no longer being an SPE, its governing documents will provide that the Independent Director shall have no duties or functions except as expressly provided in this Agreement or pursuant to the certificate of incorporation of the Managing Member. In the event that the Managing Member or any other Member approves of any action set forth in Section 5.3(a), or any other action described in this Agreement, expressly requiring the consent or approval of the Independent Director, it shall be a condition precedent to the taking of any such action that the Independent Director approves such action. Unless any such proposed action is duly approved by the Independent Director, the approval by the Managing Member or any other Member of such action shall have no force or effect and the Company and such Members shall be prohibited from taking any action to implement, or give effect to, such action. In the event that any such proposed action is adopted by the Company or such Members, but is not approved by the Independent Director as provided herein, and the Managing Member or any other Member or the Company takes any action to implement, or give effect to, such action, the Independent Director shall have full power and authority to enforce the provisions of this Agreement prohibiting the Company from implementing, or giving effect to, such action; provided, however, that the Independent Director shall not have a duty, or be under an obligation, to seek such enforcement.
     (c) The Managing Member covenants that, unless the Required Class A Limited Members have consented to it no longer being an SPE, its governing documents will provide that (i) the Independent Director may not delegate its duties, authorities, or responsibilities herein and (ii) no resignation, retirement, or removal of the Independent Director, and no appointment of a successor Independent Director, shall be effective until the successor Independent Director shall have accepted his or her appointment.
     (d) The Managing Member may, if it so elects, convert to a limited liability company (the “LLC SPE”) formed under the laws of the State of Delaware in which one of the members of the limited liability company is a Corporate SPE and whose limited liability agreement: (1) limits the activities of the LLC SPE to acting as the Managing Member of the Company; (2) contains separateness covenants and limitations on activities substantially similar to those set forth in Section 5.2(c); and (3) requires the affirmative vote of the Independent Director of the Corporate SPE to approve, with respect to the LLC SPE or the Company, any Bankruptcy, sale of substantially all of the assets, merger, or consolidation, change of accountants, or adoption or change of significant tax or accounting principle.
     5.8 Indemnification by the Managing Member.
     (a) Subject to Section 5.8(b), the Managing Member shall indemnify, save harmless, and pay all Expenses of any Member, or any members, managers, partners, stockholders, officers, directors, employees, and agents of such Member (each, a “Member Indemnitee”) against any reasonable out-of-pocket costs paid directly by such Member or Member Indemnitee (including the reasonable costs of investigation and litigation and of enforcing this Section 5.8) and resulting from any of the activities of the Company. The indemnification contemplated by this Section 5.8(a) shall not include any items of Loss allocated to any Limited Member in accordance with the Allocations.
     (b) Section 5.8(a) shall be enforced only to the maximum extent permitted by law and the Members shall not be indemnified from any liability for fraud, bad faith, willful misconduct, gross negligence, or a failure to perform in accordance with this Agreement.
     5.9 Portfolio Requirements.
     (a) Portfolio Requirements. The Company and, with respect to clause (iii) below, its Subsidiaries (on a consolidated basis) shall at all times comply with the requirements of this Section 5.9(a) (the “Portfolio Requirements”).
          (i) Asset Coverage. The (x) ratio of the aggregate Mark-to-Market Values of the Permitted Assets held by the Company to the aggregate Preferred Return Capital of the Class A Limited Members shall not, as of any given day, be less than 2:1 and (y) the ratio of the Portfolio Values (as determined pursuant to Section 5.9(b)) of the Permitted Assets held by the Company to the aggregate Preferred Return Capital of the Limited Members shall not, as of any given day, be less than 2:1.
          (ii) Financial Assets. The aggregate Mark-to-Market Value of Specified Financial Assets held by the Company shall at all times be at least equal to the Specified Financial Investment Level at such time; provided that the aggregate Mark-to-Market Value of Specified Financial Assets (other than (i) Government Obligations and (ii) obligations issued or fully and unconditionally guaranteed by GMI) held by the Company that are obligations of or issued by any single issuer or any of its Affiliates shall not at any time exceed 5% of the aggregate Mark-to-Market Value of Specified Financial Assets held by the Company at such time.
          (iii) Cash Flow. The ratio of the Cash Flow of the Company and its Subsidiaries for the four most recent Fiscal Quarters to the Limited Member Preferred Return for the same four Fiscal Quarters shall not be less than 1.5:1.

          (iv) Profits. As of the end of each Fiscal Quarter, the ratio of (A) the Profits of the Company for the current Allocation Year to such date (calculated as if such date were the last day of the Allocation Year) to (B) the Limited Member Preferred Return for such period shall not be less than 1:1.
     (b) Determination of Portfolio Values. For purposes of this Section 5.9, the Managing Member shall determine a value (“Portfolio Value”) for each Permitted Asset held by the Company in a manner reasonably consistent with the Mark-to-Market Methodology set forth in Section 13.11.
     (c) Sale or Pledge of the Permitted Assets. Subject to the limitations set forth in Section 5.2, the Company and the Company’s Subsidiaries may sell or transfer Permitted Assets, or cause any Permitted Assets to be sold or transferred on its or their behalf, to the extent such sale or Transfer is permitted under the Transaction Documents and provided that (i) the proceeds of such sale or Transfer are promptly reinvested in Permitted Assets and (ii) after giving effect to any such sale or Transfer the Portfolio Requirements shall be satisfied.
     5.10 Board of Directors.
     (a) Board Triggering Events. In the event that, notwithstanding the proviso in Section 4.1(a)(ii) prohibiting distributions of Class B Limited Member Preferred Return in certain circumstances, the Company fails for six consecutive Class B Distribution Periods to distribute the full amount of Series B-1 Limited Member Preferred Return for such Class B Distribution Period; (a “Board Triggering Event”), the Managing Member will cause the Company to create a board of directors (the “Board of Directors”).
     (b) Directors. The Board of Directors shall consist of up to nine (9) directors (each, a “Director”) or such other number of Directors as the Members shall agree upon, of which: (i) the Required Class A Limited Members, voting as a separate class, will have the right (but not the obligation) to appoint one (1) Director; (ii) the holders of two-thirds of any outstanding Series B-1 Limited Membership Interests that are held by holders other than GMI and its Affiliates, voting as a separate class, will have the right (but not the obligation) to appoint one (1) Director; (iii) the holders of two-thirds of any outstanding Series B-2 Limited Membership Interests that are held by holders other than GMI and its Affiliates, voting as a separate class, will have the right (but not the obligation) to appoint two (2) Directors; and (iv) the Managing Member will appoint five (5) Directors or as many Directors as shall be necessary to provide the Managing Member with a majority of the votes on the Board of Directors. No individual Director shall constitute a “manager” within the meaning of the Act.
     (c) Management Responsibilities. Following the creation of a Board of Directors, the Board of Directors will automatically succeed to all of the Managing Member’s management responsibilities under this Agreement (other than under this Section 5.10) and shall have all of the rights of the Managing Member under this Section 5 including, without limitation, the right to delegate the right and authority to manage and conduct the Company’s business and affairs to officers or employees (whether employed directly or seconded from another GMI Entity) of the Company. The responsibilities and authority of the Board of Directors shall be subject to the limitations and restrictions on the authority of the Managing Member (including the restrictions set forth in Section 5.3). All actions taken by the Board of Directors shall require the affirmative vote of a majority of its Directors.
     (d) Meetings of the Board of Directors. The Board of Directors shall meet at such times and places as shall be determined by the Board of Directors at its initial meeting. The Board of Directors also shall determine notice, quorum, voting, and meeting requirements and procedures at the initial meeting.
     (e) Compensation. Each Director who is not an Affiliate of GMI or Company or otherwise associated with any of the Company’s Affiliates or service providers will be paid a modest fee for attendance at meetings of the Board of Directors, such amount to be determined by the Board of Directors in accordance with customary market practices.
     (f) Indemnification. Each Director shall be indemnified to the same extent as the Managing Member and for such purposes, each Director shall be deemed to be a “Managing Member Indemnitee” for purposes of Section 5.5.
     (g) Dissolution. Upon the determination by the Board of Directors of the satisfaction of the Board Triggering Event that gave rise to the creation of a Board of Directors, the Board of Directors shall be dissolved, each Director shall be removed, and all management responsibilities and restrictions under this Agreement shall revert back to the Managing Member.
SECTION 6.
ROLE OF MEMBERS
     6.1 Rights or Powers.
     Other than the rights and powers expressly granted to the Managing Member pursuant to Section 5 and the rights expressly granted to the Members pursuant to Section 5.10, the Members, in their capacities as members of the Company, hereby agree not to exercise any right or power to take part in the management or control of the Company or its business and affairs and shall not have any right or power to act for or bind the Company in any way. Without limiting the generality of the foregoing, the Members, in such capacities, have all of the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.
     6.2 Voting Rights.
     No Member has any voting right except with respect to those matters specifically reserved for a Member vote that are set forth in this Agreement and as required in the Act.
     6.3 Meetings and Consents of the Members.
     (a) Meetings of the Members may be called by the Managing Member and shall be called upon the written request of the Required Class A Limited Members or the Required Class B Limited Members. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than five (5) Business Days nor more than thirty (30) days prior to the date of such meeting; provided that the Members may agree in writing to a shorter notice period than five (5) Business Days. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in Section 6.4. Except as otherwise expressly provided in this Agreement, the unanimous vote or consent of the Members (or any Class or Series of Limited Membership Interests) shall be required to constitute the act of the Members (or any Class or Series of Limited Membership Interests) or the consent of the Members (or any Class or Series of Limited Membership Interests).
     (b) For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Managing Member or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty (30) days nor less than five (5) Business Days before any such meeting.
     (c) Each Member may vote in any manner permitted under the Act. Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting, or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact or delivered by means of electronic communication. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
     (d) Each meeting of Members shall be conducted by the Managing Member or such other individual Person as the Managing Member deems appropriate pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.
     6.4 Procedure for Consent.
     In any circumstances requiring the agreement, approval, or consent of the Members specified in this Agreement, such agreement, approval, or consent may, except where a standard for such agreement, approval, or consent is provided for expressly in this Agreement and notwithstanding any provisions of law or in equity to the contrary, be given or withheld in the sole and absolute discretion of the Members in any manner permitted under the Act, and each Member shall be entitled to consider only such factors and interests as it desires, including its own interests, and shall have, to the fullest extent permitted by applicable law, no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. If the Managing Member receives the necessary agreement, approval, or consent of the Members to such action, the Managing Member shall be authorized and empowered to implement such action without further authorization by the Members. Such agreement, approval, or consent must be obtained in writing or by facsimile or electronic communication.

     6.5 Withdrawal/Resignation.
     Except as otherwise provided in Sections 4, 7, 11, and 13, no Member shall demand or receive a return on or of its Capital Contributions or withdraw or resign as a Member from the Company without the affirmative written consent of all Members. If any Member resigns or withdraws from the Company in breach of this Section 6.5, such resigning or withdrawing Member shall not be entitled to receive any distribution under this Agreement. Under circumstances requiring a return of any Capital Contribution, no Member has the right to receive Property other than Cash except as may be specifically provided herein.
     6.6 Member Compensation.
     No Member shall receive any interest, salary, or draw for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in Section 5.4(b).
     6.7 Indemnification of Limited Members.
     (a) Subject to Section 6.7(b), the Company, its receiver or its trustee (in the case of its receiver or trustee, to the extent of Property) shall indemnify, save harmless, and pay all Expenses of any Limited Member, and any members, managers, partners, stockholders, officers, directors, employees, or agents of such Limited Member (each, a “Limited Member Indemnitee”) relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Limited Member or Limited Member Indemnitee in connection with the business of the Company, including attorneys’ fees incurred by such Limited Member or Limited Member Indemnitee in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act) as permitted by law.
     (b) Section 6.7(a) shall be enforced only to the maximum extent permitted by law and the Limited Members shall not be indemnified from any liability for fraud, bad faith, willful misconduct, gross negligence, or a failure to perform in accordance with this Agreement.
     6.8 Members’ Liability.
     (a) Except as otherwise provided herein and by applicable law, no Member shall be liable under a judgment, decree, or order of a court, or in any other manner for any other obligations or liabilities of the Company solely by reason of being a Member. A Member shall be liable only to make its Capital Contribution pursuant to Section 2.1 and shall not be required to restore a deficit balance in its Capital Account (other than pursuant to Section 13.3) or to lend any funds to the Company or, after its Capital Contribution has been made pursuant to Section 2.1, to make any additional contributions, assessments, or payments to the Company; provided that a Member may be required to repay distributions made to it as provided in the Act, subject to Section 4.4.
     (b) Notwithstanding anything to the contrary in this Agreement, in no event will any indemnification obligation of the Company or a receiver or trustee to indemnify, save harmless, or pay all Expenses set forth in Section 6.7 subject any Member to personal liability.

     6.9 Partition.
     While the Company remains in effect or is continued and prior to the occurrence of a Liquidating Event, each Member agrees not to have any Property partitioned or file a complaint or institute any suit, action, or proceeding at law or in equity to have any Property partitioned, and each Member, on behalf of itself, its successors, and its assigns hereby waives any such right.
     6.10 Transactions Between a Member and the Company.
     (a) Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, enter into the transactions described in Sections 1.9(c) and 1.9(d) and transact other business contemplated by the Transaction Documents with the Company and have the same rights and obligations when transacting such business with the Company as a Person or entity who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director, manager, or officer of a Member or any Affiliate thereof, may also be an employee or a manager of the Company.
     (b) No Member shall, or shall permit its Affiliates to, guarantee any liabilities of the Company or become obligated on, or hold itself out as being obligated or available to satisfy, any liabilities of the Company.
SECTION 7.
PREFERRED RETURN RESETS AND REMARKETINGS
     7.1 Class A Preferred Return Rate Reset.
     (a) In General. The Class A Preferred Return Rate is subject to reset as provided herein on each Class A Reset Date on which any Class A Membership Interests are outstanding; provided that (i) in the case of a Failed Class A Mandatory Remarketing (as defined below) on any Class A Reset Date, a reset date shall occur on the three (3) month anniversary of such Class A Reset Date; and provided, further, that, notwithstanding any provision to the contrary in this Section 7.1(a)(i), in the event of a Failed Class A Mandatory Remarketing that occurs as a result of any failure of (i) the Class A Remarketing Agent to completely perform its obligations under the Class A Remarketing Agreement or (ii) a Secondary Purchaser to settle the purchase and sale of the Class A Limited Membership Interests on or before the relevant Class A Reset Date, the Company shall cause a new Class A Mandatory Remarketing to be held as soon as practicable (and, in no event, more than 10 Business Days) after such Failed Class A Mandatory Remarketing. The Class A Preferred Return Rate so determined on such Class A Reset Date shall remain in effect until the following Class A Reset Date. In connection with each Class A Reset Date, the Capital Accounts of all the Members (including the Class A Limited Members) shall be redetermined as set forth in Section 7.1(d).
     (b) Class A Reset Procedure. During the period commencing ninety (90) days and ending forty-five (45) days prior to each Class A Reset Date, the Company and the holders of all the Class A Limited Membership Interests shall consult with one another to determine whether they are able to agree upon a Class A Preferred Return Rate in advance of such Class A Reset

Date. In the event agreement is reached at least forty-five (45) days before such Class A Reset Date, the Class A Preferred Return Rate will be reset as of such Class A Reset Date pursuant to such agreement and will remain in effect until the following Class A Reset Date. In the event no agreement pursuant to this Section 7.1(b) is reached at least forty-five (45) days before the relevant Class A Reset Date, the Company shall, on a date no later than such Class A Reset Date, conduct an auction or mandatory remarketing (a “Class A Mandatory Remarketing”) to set the applicable Class A Preferred Return Rate pursuant to Section 7.1(c)(i). In the event of any Class A Mandatory Remarketing, each holder of Class A Limited Membership Interests hereby agrees that the Company shall have the right to, and the Company shall, enter into a Class A Remarketing Agreement with the Class A Remarketing Agent to effect the sale of the Class A Limited Membership Interests to the Person or Persons providing the Winning Bid Rate in such Class A Mandatory Remarketing, and each holder of Class A Limited Membership Interests shall be bound by the Class A Remarketing Agreement; provided that any Class A Remarketing Agreement shall not obligate any holder to make or provide any representation, warranty, or covenant, or take any action or enter into an agreement other than to sell the Class A Limited Membership Interests, pursuant to a Secondary Purchase Agreement, if there is a successful Class A Mandatory Remarketing.
     (c) Class A Remarketing Procedure. Any Class A Mandatory Remarketing of the Class A Limited Membership Interests shall be conducted pursuant to the provisions of this Section 7.1(c).
          (i) In the event that any such Class A Mandatory Remarketing occurs, the Company shall, by notice (the “Class A Remarketing Notice”) delivered to the Class A Remarketing Agent and the Class A Members no later than five (5) Business Days prior to the relevant Class A Mandatory Remarketing Date, select and specify three (3) Reference Corporate Dealers. The Class A Remarketing Notice shall set forth such information as is necessary to facilitate the Class A Mandatory Remarketing, including, without limitation, the Class A Remarketing Date and the Class A Mandatory Purchase Price and Preferred Return Capital per Class A Limited Membership Interest. The Class A Remarketing Agent shall request that Bids be received from such Reference Corporate Dealers and all other bidders by 3:00 p.m., New York City time, on the Business Day immediately preceding the relevant Class A Mandatory Remarketing Date. The Company, any holder of Class A Limited Membership Interests, the Class A Remarketing Agent, or an Affiliate of any such Person may, at its option, enter a Bid but shall have no obligation to do so. The Class A Remarketing Agent shall disclose to the Company the Bids obtained and determine the lowest single Bid Rate at which the Class A Remarketing Agent will be able to remarket all of the Class A Limited Membership Interests at a purchase price equal to the Class A Mandatory Purchase Price to at least one (1), but in no event more than ten (10), purchasers (the “Winning Bid Rate”), from among the Bids obtained by 3:00 p.m., New York City time, on the Business Day immediately preceding the relevant Class A Mandatory Remarketing Date; provided that in connection with any sale to such bidders, the Class A Limited Membership Interests held by RBDB shall be deemed at all times to be held by ten (10) Persons. The Winning Bid Rate determined by the Class A Remarketing Agent, absent manifest error, shall be binding and conclusive upon the Company and all holders of the Class A Limited Membership Interests; provided that each of the holders of the Class A Limited Membership Interests shall have the option to decline to accept the Winning Bid Rate and may continue to hold their Class A Limited Membership Interests with the current Class A Preferred Return Rate remaining in effect until the following Class A Reset Date.
          (ii) On the Business Day immediately preceding the relevant Class A Mandatory Remarketing Date, the Class A Remarketing Agent, in consultation with the Company, shall designate as the Secondary Purchasers (the “Secondary Purchasers”) the Persons providing Bids at the Winning Bid Rate. If the Winning Bid Rate is specified in Bids submitted by two or more bidders, the Class A Remarketing Agent shall, in consultation with the Company, designate such bidders as it deems appropriate to be the Secondary Purchasers; provided, however, that there may not be more than ten (10) Secondary Purchasers and such purchases must be made in accordance with the conditions of Transfer set forth in this Agreement. If any holder of the Class A Limited Membership Interests submitted a Bid containing the Winning Bid Rate, it shall continue to hold the Class A Limited Membership Interests with the Preferred Return Rate equal to the Winning Bid Rate; provided that the provisions of Section 7.1(c)(iii) shall not apply to such holder. Settlement of the sale of the Class A Limited Membership Interests to the Secondary Purchaser shall occur on the relevant Class A Reset Date, all as provided in Section 7.1(c)(iii).
          (iii) On or before the Class A Mandatory Remarketing Date, each Secondary Purchaser shall enter into a Secondary Purchase Agreement for the purchase by such Secondary Purchaser, at the Class A Mandatory Purchase Price, of the applicable number of Class A Limited Membership Interests with a Class A Preferred Return Rate equal to the Winning Bid Rate. If, for any reason, (i) a successful Class A Mandatory Remarketing does not occur, (ii) a successful Class A Mandatory Remarketing shall have occurred pursuant to this Section 7.1(c) but settlement of the purchase and sale of any Class A Limited Membership Interest does not occur on or before the corresponding Class A Reset Date, or (iii) a Class A Limited Member is not provided reasonable opportunity to enter a Bid in connection with the relevant Class A Mandatory Remarketing, then, in any such case, a Failed Class A Mandatory Remarketing shall be deemed to have occurred on such Class A Mandatory Remarketing Date. To consummate the settlement of the purchase and sale of the Class A Limited Membership Interests, each Secondary Purchaser shall on the relevant Class A Reset Date pay to the holders selling the applicable Class A Limited Membership Interests (the “Selling Class A Holders”) an amount in Dollars and immediately available funds equal to the Class A Mandatory Purchase Price for such Class A Limited Membership Interests. Delivery of the Class A Limited Membership Interests shall be made on a delivery when payment is made basis. Any outstanding Class A Limited Membership Interests purchased on the relevant Class A Reset Date shall be deemed to be Transferred to each of the applicable Secondary Purchasers; provided that payment has been timely received from all such Secondary Purchasers pursuant to this Section 7.1(c)(iii). Upon consummation of the purchase and sale of the Class A Limited Membership Interests, the Secondary Purchasers shall be admitted as Class A Limited Members with respect to the Class A Limited Membership Interests purchased pursuant to the Secondary Purchase Agreements, and the Selling Class A Holders shall be deemed to have withdrawn with respect to such Class A Limited Membership Interests, and the Company shall cause the Membership Registry attached hereto as Schedule A to reflect the Secondary Purchasers’ ownership of the Class A Limited Membership Interests that they purchased pursuant to the Secondary Purchase Agreements.

          (iv) If for any reason (including failure of the Class A Remarketing Agent to receive a Bid from any of the three (3) Reference Corporate Dealers) settlement of the purchase and sale of all of the Class A Limited Membership Interests as provided in Section 7.1(c)(iii) does not occur on or before the corresponding Class A Reset Date (a “Failed Class A Remarketing”), the holders of the Class A Limited Membership Interests shall continue to hold their Class A Limited Membership Interests and the Class A Spread shall be increased by 0.75% until the next Class A Reset Date.
          (v) The Company shall be responsible for payment of the Class A Remarketing Fee and all other fees associated with any Class A Remarketing, including customary fees for trust companies and brokers, as well as any placement fee required in respect of the first Class A Remarketing.
     (d) Purchase Price; Capital Accounts.
          (i) Class A Mandatory Remarketing. In connection with any Class A Remarketing that is a Class A Mandatory Remarketing, the purchase price per Class A Limited Membership Interest being remarketed (the “Class A Mandatory Purchase Price”) shall be equal to the amount derived by dividing (x) sum of (1) the aggregate Capital Accounts of the Class A Limited Members determined pursuant to Section 7.1(d)(ii)), plus (2) any accrued but undistributed Class A Limited Member Preferred Return with respect to such Class A Limited Membership Interest from and including the relevant Reset Valuation Date to but excluding the relevant Class A Reset Date, by (y) the number of Class A Limited Membership Interests then outstanding; provided that if, at the time of the Class A Mandatory Remarketing, there are any amounts owing to the Selling Class A Holders from the Company, then the amount of the Class A Mandatory Purchase Price shall include such amounts and the Secondary Purchasers shall succeed to all rights of the Selling Class A Holders to receive such amounts from the Company. In the event the Class A Limited Membership Interests are being remarketed to more than one purchaser, the Class A Mandatory Purchase Price shall be appropriately apportioned among such purchasers based on the relative number of Class A Limited Membership Interests being purchased by each such purchaser.
          (ii) Determination of Capital Account. For purposes of this Section 7.1(d), the Class A Limited Members’ Capital Accounts shall be determined as of the applicable Reset Valuation Date by (x) determining the Mark-to-Market Value of the Company’s Permitted Assets pursuant to Section 13.11 as of the last day of the Fiscal Quarter preceding the Fiscal Quarter in which the Reset Valuation Date occurs and adjusting the Gross Asset Values of all the Company’s Property pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.10 as of the Reset Valuation Date (assuming, for purposes of this Section 7.1(d)(ii), that, except as otherwise provided in this Section 7.1(d)(ii), such Mark-to-Market Value remained unchanged since the last day of such preceding Fiscal Quarter as of the applicable Reset Valuation Date and that the Mark-to-Market Value of any Inventory or any asset acquired during the Fiscal Quarter in which the Reset Valuation Date occurs is equal to the Gross Asset Value of such asset on the Reset Valuation Date), and (y) allocating the Estimated Profits and Losses, and other items of Company income, gain, loss, or deduction for the relevant Reset Valuation Allocation Year pursuant to Section 3; provided that any amount included in the Capital Account of a Class A Limited Member as a result of an allocation pursuant to Sections 3.1(h), 3.1(i), or 3.3(j) for which such Class A Limited Member is entitled to receive a distribution pursuant to Section 4.1(b)(i) shall be deemed to have been distributed to such Class A Limited Member for purposes this Section 7.1(d)(ii). Notwithstanding the provisions of the parenthetical in clause (x) of the immediately preceding sentence, the Mark-to-Market Value of the Company’s Permitted Assets shall take into account any financial activity during the Fiscal Quarter in which the Reset Valuation Date occurs to the extent necessary to account for (i) any asset dispositions during such Fiscal Quarter and (ii) with respect to any Subsidiary of the Company that is a “subchapter C” corporation under the Code, any earnings and profits of such Subsidiary during such Fiscal Quarter. In the event that a Class A Mandatory Remarketing is held, as provided in Section 7.1(a), on the three (3) month anniversary of any Class A Reset Date with respect to which a Failed Class A Mandatory Remarketing occurred or subsequent to a Failed Mandatory Remarketing that occurred as a result of any failure of (i) the Class A Remarketing Agent to completely perform its obligations under the Class A Remarketing Agreement or (ii) a Secondary Purchaser to settle the purchase and sale of the Class A Limited Membership Interests on or before the relevant Class A Reset Date, the Capital Accounts of the Members shall be deemed to equal the amount determined pursuant to this Section 7.1(d)(ii) in connection with such Failed Class A Mandatory Remarketing.
     7.2 Class B Remarketings.
     (a) In General. If the Managing Member or its designee does not elect to purchase the Series B-1 Limited Membership Interests on a Scheduled Reset Date (including the initial Scheduled Reset Date) pursuant to Section 11.9, the Managing Member may, but is not required, to conduct a remarketing (a “Class B Optional Remarketing”) of the Series B-1 Limited Membership Interests to reset the Series B-1 Preferred Return Rate on such Scheduled Reset Date. If the Managing Member elects not to remarket any Series of Class B Limited Membership Interests, distributions on the applicable Series of Class B Limited Membership Interests will be made at the Floating Rate until such time as Class B Limited Membership Interests are purchased pursuant to Section 11.9 or successfully remarketed in a Class B Interim Remarketing or a Class B Optional Remarketing at the next Scheduled Reset Date. Notwithstanding any provision to the contrary herein, if the Managing Member does not elect to purchase the Series B-1 Limited Membership Interests on the initial Scheduled Reset Date, then the Managing Member shall elect to conduct a Class B Optional Remarketing to reset the Series B-1 Preferred Return Rate on the initial Scheduled Reset Date. At any time during a Floating Rate Period, the Managing Member may elect to reset the Class B Preferred Return with respect to any Series of Class B Limited Membership Interests by remarketing such Series (a “Class B Interim Remarketing”). A Fixed Rate that is determined pursuant to a Class B Remarketing shall be in effect on the first day after the expiration of the then current Fixed Rate Period or Floating Rate Period (in each case, a “Class B Reset Date”).
     (b) Election to Remarket; Determination of Preferred Return Capital and Mandatory Purchase Price. If the Managing Member elects to reset the Class B Preferred Return Rate with respect to any Series of Class B Limited Membership Interests to a new Fixed Rate on an applicable Class B Reset Date, the Managing Member shall provide written notice (a “Class B Remarketing Notice”) of a remarketing of such Series of Class B Limited Membership Interests to the applicable Class B Remarketing Agent, and each holder of the Series of Class B Interests being remarketed, not more than thirty-five (35) Business Days nor less than twenty

(20) Business Days prior to the proposed Class B Remarketing Date. Such Class B Remarketing Notice will: (1) describe the remarketing; (2) indicate that the new Fixed Rate Period will begin on (and include) the applicable Class B Reset Date and end on (but exclude) the next occurring Scheduled Reset Date; (3) indicate the proposed Class B Remarketing Date, which shall be a date not more than thirty (30) Business Days nor less than one (1) Business Day prior to the related Class B Reset Date; provided that, in the case of the first Class B Optional Remarketing, the Class B Remarketing Date shall occur three (3) Business Days prior to the first Scheduled Reset Date and settlement shall occur on such Scheduled Reset Date; (4) set forth the Class B Mandatory Purchase Price per Class B Interest being remarketed, as determined pursuant to (1) in the case of a Class B Optional Remarketing, Section 7.2(b)(i), and (2) in the case of a Class B Interim Remarketing, Section 7.2(b)(ii); (5) indicate the Preferred Return Capital per Class B Interest being remarketed determined as of the Reset Valuation Date; (6) indicate that the remarketing settlement date (the “Class B Settlement Date”) shall be on the applicable Class B Reset Date; and (7) specify a date not more than five (5) Business Days prior to the Class B Remarketing Date (the “Class B Remarketing Election Date”) by which the holders of the applicable Class B Limited Membership Interests must deliver a Class B Notice of Election (as defined below). The Managing Member shall be permitted to terminate any such Class B Remarketing (other than the Class B Optional Remarketing required to be held with respect to the initial Scheduled Reset Date) at any time prior to the Class B Remarketing Election Date by providing notice of such termination to the applicable Class B Remarketing Agent; provided that the Class B Mandatory Purchase Price and Preferred Return Capital per Class B Limited Membership Interest set forth in the Class B Remarketing Notice may be estimated so long as a supplemental Class B Remarketing Notice with the final Class B Mandatory Purchase Price and Preferred Return Capital per Class B Limited Membership Interest is delivered no later than ten (10) Business Days prior the proposed Class B Remarketing Date.
          (i) Class B Optional Remarketing. In connection with any Class B Remarketing of a Series of Class B Limited Membership Interests that is a Class B Optional Remarketing, the purchase price per Class B Limited Membership Interest being remarketed (the “Class B Mandatory Purchase Price”) shall be equal to the amount derived by dividing (x) the sum of (1) the aggregate Capital Accounts of the Class B Limited Members with respect to such Series determined pursuant to Section 7.2(b)(iii), plus (2) any accrued but undistributed Class B Limited Member Preferred Return with respect to such Class B Limited Membership Interests from and including the Reset Valuation Date to but excluding the Class B Optional Remarketing Date, by (y) the number of Class B Limited Membership Interests of such Series then outstanding; provided that, in the case of the Class B Optional Remarketing of the Series B-1 Limited Membership Interests required to be held with respect to the initial Scheduled Reset Date, if the Class B Mandatory Purchase Price is less than the amount derived by dividing (x) the sum of (1) ninety percent of the initial Capital Account for such Series B-1 Limited Membership Interests, plus (2) any accrued but undistributed Class B Limited Member Preferred Return with respect to such Series B-1 Limited Membership Interests from and including the Reset Valuation Date to but excluding the Class B Optional Remarketing Date by (y) the number of Series B-1 Limited Membership Interests, the Class B Remarketing Agent shall terminate such Class B Optional Remarketing and it shall be deemed for all purposes to constitute a failed remarketing.
          (ii) Class B Interim Remarketing. In connection with any Class B Interim Remarketing, the Class B Mandatory Purchase Price per Class B Limited Membership Interest of

a Series being remarketed shall be equal to the amount derived by dividing (x) the then aggregate Preferred Return Capital of the Class B Limited Members with respect to such Series (or if less, the aggregate Capital Accounts of the Class B Limited Members with respect to such Series determined in accordance with Section 7.2(b)(iii) as if the Class B Interim Remarketing were a Class B Optional Remarketing), by (y) the number of Class B Limited Membership Interests with respect to such Series then outstanding. If the Preferred Return Capital per Class B Limited Membership Interest of a Series being remarketed is the amount set forth in the parenthetical in clause (x)(1) of the second preceding sentence, the Managing Member must deliver a certificate issued by an appraiser of national standing selected in good faith by the Managing Member stating that if the Capital Accounts of the Class B Limited Members with respect to the Series of Class B Limited Membership Interests being remarketed were determined pursuant to Section 7.2(b)(iii), the aggregate amount of such Capital Accounts so determined would be less than the then aggregate Preferred Return Capital of the Class B Limited Members with respect to the Series of Class B Limited Membership Interests being remarketed. The Preferred Return Capital per Class B Limited Membership Interest being remarketed shall be equal to the amount derived by dividing (x) the then aggregate Preferred Return Capital of the Class B Limited Members with respect to such Series being remarketed, by (y) the number of Class B Limited Membership Interests of such Series then outstanding.
          (iii) Determination of Capital Account. For purposes of this Section 7.2(b), the Class B Limited Members’ Capital Accounts with respect to the Series of Class B Limited Membership Interests being remarketed shall be determined as of the Reset Valuation Date by (x) determining the Mark-to-Market Value of the Company’s Permitted Assets pursuant to Section 13.11 as of the last day of the Fiscal Quarter preceding the Fiscal Quarter in which the Reset Valuation Date occurs and adjusting the Gross Asset Values of all the Company’s Property pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.10 as of the Reset Valuation Date (assuming, for purposes of this Section 7.2(b)(iii), that, except as otherwise provided in this Section 7.2(b)(iii), such Mark-to-Market Value remained unchanged since the last day of such preceding Fiscal Quarter as of the Reset Valuation Date and that the Mark-to-Market Value of any Inventory or any asset acquired during the Fiscal Quarter in which the Reset Valuation Date occurs is equal to the Gross Asset Value of such asset on the Reset Valuation Date), and (y) allocating the Estimated Profits and Losses, and other items of Company income, gain, loss, or deduction for the relevant Reset Valuation Allocation Year pursuant to Section 3; provided that any amount included in the Capital Account of a Class B Limited Member as a result of an allocation pursuant to Sections 3.1(h), 3.1(i), or 3.3.(j) for which such Class B Limited Member is entitled to receive a distribution pursuant to Section 4.1(b)(ii) shall be deemed to have been distributed to such Class B Limited Member for purposes this Section 7.1(b)(iii). Notwithstanding the provisions of the parenthetical in clause (x) of the immediately preceding sentence, the Mark-to-Market Value of the Company’s Permitted Assets shall take into account any financial activity during the Fiscal Quarter in which the Reset Valuation Date occurs to the extent necessary to account for (i) any asset dispositions during such Fiscal Quarter and (ii) with respect to any Subsidiary of the Company that is a “subchapter C” corporation under the Code, any earnings and profits of such Subsidiary during such Fiscal Quarter. In the event a Class B Limited Member holds a Series of Class B Limited Membership Interests other than the Series being remarketed, the calculations described in this Section 7.2(b)(iii) shall be performed in a manner that determines the Capital Account solely with respect to the Series being remarketed.

     (c) Remarketing Procedures.
          (i) Upon receipt of a Class B Remarketing Notice, each holder of Class B Limited Membership Interests subject to such Class B Remarketing Notice shall have until 3:00 p.m., New York City time, on the Class B Remarketing Election Date, to deliver to the applicable Class B Remarketing Agent or such other Person as is provided for in the applicable Class B Remarketing Agreement (a “Designee”), notice of such holder’s election (“Class B Notice of Election”) to either (i) retain and not have all or any portion of the applicable Class B Limited Membership Interests held by such holder remarketed in the remarketing or (ii) to retain a portion and tender a portion of the applicable Class B Limited Membership Interests held by such holder for purchase in the remarketing; provided that it shall not tender, nor retain, less than the Minimum Transfer Amount. Any applicable Class B Limited Membership Interest for which no Class B Notice of Election is delivered on or prior to the Class B Remarketing Election Date will be deemed tendered for purchase in such Class B Remarketing. Each Class B Notice of Election shall be irrevocable and shall not be conditioned upon the level at which the Fixed Rate is established in the remarketing. Any holder of Class B Limited Membership Interests subject to a Class B Remarketing Notice that desires to continue to retain a number of such Class B Limited Membership Interests (but not less than the Minimum Transfer Amount), but only if the Fixed Rate is not less than a specified rate per annum, should submit a Class B Notice of Election to tender such Class B Limited Membership Interests and separately notify the Class B Remarketing Agent or its Designee of its interest at the telephone number set forth in the Class B Remarketing Notice. If such holder so notifies the Class B Remarketing Agent or its Designee, the Class B Remarketing Agent or such Designee will give priority to such holder’s purchase of such number of Class B Limited Membership Interests providing that the Fixed Rate is not less than such specified rate; provided that the Class B Remarketing Agent shall not (nor shall it be obligated to) give priority to such holder’s purchase if doing so would cause the Company to be classified as a PTP; and provided, further, that if such holder purchases such Class B Limited Membership Interests pursuant to this Section 7.2(c)(i), it shall be deemed for all purposes to have continued as a Class B Limited Member to the extent of the Class B Limited Membership Interests so purchased.
          (ii) All applicable Class B Limited Membership Interests for which the holders thereof have properly and timely delivered Class B Notices of Election stating that such Class B Limited Membership Interests will be tendered for purchase in the remarketing will be deemed tendered for purchase in the remarketing, notwithstanding any failure by any such holders to properly and timely deliver to the Class B Remarketing Agent or its Designee such Class B Limited Membership Interests for purchase in the Class B Remarketing.
          (iii) Promptly after 4:30 p.m., New York City time, on each Class B Remarketing Election Date, the Class B Remarketing Agent or its Designee will notify the Managing Member of the number of applicable Class B Limited Membership Interests to be retained by the Class B Limited Members and the number of applicable Class B Limited Membership Interests to be tendered for purchase in the Class B Remarketing.
          (iv) If all of the holders of Class B Limited Membership Interests subject to a Class B Remarketing Notice deliver Class B Notices of Election indicating that they wish to retain all of such Class B Limited Membership Interests, the new Fixed Rate will be the rate determined by the Remarketing Agent or its Designee, in its sole discretion, as the rate that would have been established with respect to the Preferred Return Capital set forth in the Class B Remarketing Notice had a Class B Remarketing been held on the applicable Class B Remarketing Date.
          (v) On each Class B Remarketing Date, the Class B Remarketing Agent or its Designee will use commercially reasonable efforts to remarket, at a price equal to the Class B Mandatory Purchase Price at a Fixed Rate determined with respect to the Preferred Return Capital set forth in the Class B Remarketing Notice, the applicable Class B Limited Membership Interests tendered or deemed tendered for purchase. If, as a result of such efforts, the Class B Remarketing Agent or its Designee determines that it will be able to remarket all of the applicable Class B Limited Membership Interests tendered or deemed tendered for purchase in such Class B Remarketing at a Fixed Rate and at the Class B Mandatory Purchase Price, then prior to 3:00 p.m., New York City time, on such Class B Remarketing Date, the Class B Remarketing Agent or its Designee will determine (i) the Fixed Rate, which will be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the Class B Remarketing Agent or its Designee determines, in its sole judgment, to be the lowest fixed rate per annum, if any, that will enable it to remarket all of the applicable Class B Limited Membership Interests tendered or deemed tendered for remarketing at the Class B Mandatory Repurchase Price and (ii) the Applicable Class B Credit Spread.
          (vi) If the Class B Remarketing Agent or its Designee is unable to remarket by 4:00 p.m., New York City time, on the third Business Day prior to the Class B Settlement Date, all of the applicable Class B Limited Membership Interests tendered or deemed tendered for purchase at the Class B Mandatory Purchase Price, the Class B Preferred Return Rate for the applicable Series of Class B Limited Membership Interests shall be the Floating Rate. In such case, none of the applicable Class B Limited Membership Interests will be sold in the Class B Remarketing and each holder thereof will continue to hold such Class B Limited Membership Interests at the Floating Rate.
          (vii) If any holder selling Class B Limited Membership Interests in a Class B Remarketing fails to deliver such Class B Limited Membership Interests, then the selling holder shall be deemed to not have tendered any of its Class B Limited Membership Interests, such sale and purchase shall fail, and such holder shall be solely liable for any damages suffered by its purchaser or purchasers as a result of such failure to deliver.
          (viii) Neither the Class B Remarketing Agent nor its Designee is obligated to purchase any Class B Limited Membership Interests that would otherwise remain unsold in a remarketing. Neither the Class B Remarketing Agent nor its Designee will be obligated in any case to provide funds to make payment upon tender of Class B Limited Membership Interests for a Class B Remarketing.
          (ix) The right of each holder of Class B Limited Membership Interests subject to a Class B Remarketing Notice shall be limited to the extent that: (i) the Class B Remarketing Agent or its Designee conducts a Class B Remarketing pursuant to the terms of the applicable Class B Remarketing Agreement; (ii) the applicable Class B Limited Membership Interests have not been called for purchase pursuant to Section 11.9; (iii) the Class B Remarketing Agent or its

Designee is able to find a purchaser or purchasers for all of the tendered Class B Limited Membership Interests; (iv) the number of such purchasers will not cause the Company to be classified as a PTP; and (v) such purchaser or purchasers deliver the purchase price and the Purchaser’s Letter therefor to the Class B Remarketing Agent or its Designee.
          (x) Upon a successful Class B Remarketing, the new Fixed Rate so established will be in effect for the applicable Fixed Rate Period, which Fixed Rate Period shall begin on the applicable Class B Reset Date and end on the day before the next Scheduled Reset Date but in no event shall such Fixed Rate Period be less than 6 months in duration. Class B Preferred Distributions with respect to the applicable Series of Class B Limited Membership Interests will be made quarterly in arrears determined based on the Class B Remarketing Date.
          (xi) If the Managing Member elects not to remarket any Series of Class B Limited Membership Interests to a new Fixed Rate on any Class B Reset Date occurring at the end of any Fixed Rate Period (other than the Initial Fixed Rate Period), or if the Company is unable to successfully remarket all of the Class B Limited Membership Interests tendered for sale in a Class B Remarketing, distributions on the applicable Series of Class B Limited Membership Interests will thereafter be made at the Floating Rate, subject to the right of the Company to subsequently remarket such Series of Class B Limited Membership Interests. The Company may elect to remarket such Series of Class B Limited Membership Interests prior to any Class B Distribution Date in order to again establish a Fixed Rate for a Fixed Rate Period (to be in effect after the expiration of the then current Class B Distribution Period).
     (d) The Company shall be responsible for payment of the Class B Remarketing Fee and all other fees associated with any Class B Remarketing, including customary fees for trust companies, brokers and counsel to the Class B Remarketing Agent.
SECTION 8.
REPRESENTATIONS AND WARRANTIES; COVENANTS
     8.1 In General.
     Each Member hereby severally makes each of the representations and warranties applicable to such Member (but as to no other Member) as set forth in Section 8.2, and such representations and warranties shall survive the execution of this Agreement.
     8.2 Representations and Warranties.
     (a) Due Formation or Incorporation; Authorization of Agreement. Each Member hereby represents and warrants that such Member is a corporation, partnership, or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has the organizational power and authority to own its property and carry on its business as owned and carried on as of the date hereof and as of May 24, 2002. Each Member hereby represents and warrants that such Member is duly licensed or qualified to do business and is in good standing in each of the jurisdictions in which the failure to be so licensed or qualified, either individually or in the aggregate with all other Immateriality Exceptions, has or could reasonably be expected to have, a Material Adverse Effect. Each

Member hereby represents and warrants that such Member has the organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Member hereby represents and warrants that the execution, delivery, and performance by such Member of this Agreement have been duly authorized by all necessary organizational action. Each Member hereby represents and warrants that this Agreement constitutes the legal, valid, and binding obligation of such Member and is enforceable against such Member in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency, and creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies).
     (b) No Conflict with Restrictions; No Default. Each Member hereby represents and warrants that neither the execution and delivery by each Member of this Agreement nor such Member’s performance and compliance with the terms and provisions hereof, (i) will conflict with, violate or result in a breach of any of the terms, covenants, conditions, or provisions of any law or governmental regulation in effect on the date hereof applicable to, or any order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign, or arbitrator directed to or binding on such Member or any of its Material Subsidiaries which conflict, violation, or breach, either individually or in the aggregate with all other Immateriality Exceptions, has or could reasonably be expected to have, a Material Adverse Effect, (ii) will conflict with, violate, result in a breach of, or constitute a default under any agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its properties or assets is subject which conflict, violation, breach or default, either individually or in the aggregate with all other Materiality Exceptions, has or could reasonably be expected to have, a Material Adverse Effect, or any of the terms or provisions of the limited liability company agreement, certificate of incorporation or bylaws of such Member or any of its Material Subsidiaries, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under any of the terms or provisions of any material indenture, mortgage, lease, agreement, or instrument to which such Member is a party or by which such Member or such Member’s property or assets is or may be bound, or (iv) will result in the creation or imposition of any material Lien upon any of the properties or assets of such Member or any of its Material Subsidiaries.
     (c) Existence of the Company. Each Member hereby represents and warrants to the Company and each other Member that prior to the time that the Certificate of Formation was filed, such Member neither represented to third parties the existence of the Company nor held himself or herself out as a member or manager of the Company.
     (d) Governmental Authorizations. Each Member hereby represents and warrants that no registration, declaration or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, is required in connection with the valid execution, delivery, and performance by such Member of this Agreement, which, if not obtained, either individually or in the aggregate with all other Immateriality Exceptions, has or could reasonably be expected to have, a Material Adverse Effect.

     (e) Litigation. Each Member hereby represents and warrants that (i) there are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of its Material Subsidiaries or any of their respective properties, assets, rights or businesses, in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could (or, in the case of an investigation, could lead to any action, suit or proceeding, which could) reasonably be expected to impair such Member’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect or bring into question the validity of this Agreement or the transactions contemplated hereby; and (ii) no Member or any of its Material Subsidiaries has received any currently effective notice of any default, and such Member is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to impair its ability to perform its obligations under this Agreement or to have a Material Adverse Effect.
     (f) Investment Company Act; Public Utility Holding Company Act. Each Member hereby represents and warrants that such Member is a “qualified purchaser” within the meaning given to such term under Section 2(a)(51) of the Investment Company Act and the rules of the Securities and Exchange Commission thereunder. Each Member hereby represents and warrants that such Member is not a “holding company,” “an affiliate of a holding company,” or a “subsidiary of a holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act.
     (g) Investigation; Intent. Each Member hereby represents and warrants that (i) such Member acquired and continues to hold its Membership Interests based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise, (ii) its acquisition of its Membership Interests was made and continues to be made for its own account for investment, and not with a view to the sale or distribution thereof, and (iii) it intends to continue to participate as a member in a Delaware limited liability company in accordance with this Agreement for the purpose of making an economic profit from the transactions entered into or proposed to be entered into by the Company.
     (h) Sole Owner. Each Member hereby represents and warrants that it acquired its Membership Interests for its own account and is, and will remain, the sole beneficial owner of such Membership Interests at all times unless and until it Transfers ownership of all, or some part, of such Membership Interests in accordance with and only to the extent permitted under Section 11.2.
     (i) No Intent to Avoid PTP Rules. Each Member hereby represents and warrants that (i) it is not, and will not become, a trust, estate, partnership, or “S corporation” (within the meaning of Code Section 1361(a)) for U.S. federal income tax purposes or (ii) if it is, or if it becomes, a trust, estate, partnership, or S corporation for such purposes, then (x) less than 50% of the value of any direct or indirect equity or other beneficial interest in such trust, estate, partnership or S corporation is, and will at all times continue to be, attributable to its Membership Interests or any other Interest in the Company and (y) the principal purpose of the purchase of the Membership Interests was not to permit the Company or any entity of which the Company is a direct or indirect partner to satisfy the 100 partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii).
     (j) No Sales on Established Securities Market. Each Member agrees that it will not sell, market, transfer, assign, participate, pledge, or otherwise dispose of its Membership Interests (or any interest therein) on or through an “established securities market” within the meaning of Code Section 7704(b)(1) and the Treasury Regulations promulgated thereunder, including, without limitation, an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations.
     8.3 Covenant Regarding Tax Matters.
     (a) Character of Company Items. The Managing Member hereby covenants to the Limited Members that, for U.S. federal, state, and local income tax purposes, the Company’s items of income, gain, deduction, and loss will consist solely of (i) ordinary income from the sale of goods manufactured by the Company, (ii) interest income, (iii) dividends paid by any Subsidiary of the Company, (iv) rent received with respect to any Permitted PP&E Licenses, (v) royalties received with respect to Permitted Intellectual Property Licenses, (vi) Code Section 162 ordinary and necessary expenses paid or incurred in connection with carrying on the trade or business of the Company, (vii) Code Section 1231 gain or loss from the disposition of property used in the trade or business of the Company, (viii) depreciation and amortization deductions under Code Sections 167, 168, and 197, and (ix) capital gain or loss from the sale of A-Rated Securities, the Pet Stock, or the General Mills Missouri Stock, and will not include expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i).
     (b) Cash and Taxable Income of Limited Members. The Managing Member hereby covenants to the Limited Members that, for U.S. federal, state, and local income tax purposes, the net taxable income includible by each such Limited Member with respect to its Limited Membership Interests (excluding, for the avoidance of doubt, any such income solely attributable to a sale or disposition of such Limited Membership Interests) will not exceed the amount of Cash distributed to such Limited Member with respect to such Allocation Year (disregarding for this purpose any allocations of (x) loss pursuant to Section 3.3 and (y) Profits pursuant to Sections 3.1(h) and 3.1(i); provided that, the covenant set forth herein shall not apply to a Class B Limited Member to the extent the net taxable income described in this Section 8.3(b) is attributable to gain (including income arising from remedial allocations associated with such gain) allocated to the Capital Account of a Member pursuant to Sections 7.1(d)(ii) or 7.2(b)(iii) in connection with a successful Class B Optional Remarketing and such Member elected not to sell its Class B Limited Membership Interests in such Class B Optional Remarketing. The product of (i) any excess described in the previous sentence times (ii) the Applicable Tax Rate shall be the Limited Member’s “Indemnified Taxes.”
     (c) Indemnification. The Company and the Managing Member, jointly and severally, shall indemnify each Limited Member who held a Limited Membership Interest during any Allocation Year for any breach or falsity of the covenant set forth in this Section 8.3 on the basis that (i) such Limited Member is subject to tax on its net income at the highest marginal federal income tax rate, the highest generally applicable state and local rates in the jurisdiction where such Limited Member has its primary place of business, and any actually applicable foreign tax rates, and (ii) such Limited Member has no available items of loss, capital gain, or other tax attributes not attributable to its investment in the Company, and any charitable contribution deductions or expenses of the Company are nondeductible expenses for U.S. federal income tax purposes.
     (d) Automatic Indemnification Payment. In the event that the information provided on U. S. Internal Revenue Service K-1 to Form 1065 for a Limited Member (or successor form or similar state or local form) is inconsistent with the covenant set forth in Section 8.3(b) with respect to any Allocation Year, the Managing Member shall (i) make a written request of each Limited Member within 150 days after such Allocation Year that each such Limited Member provide the Managing Member with a certificate setting forth the Applicable Tax Rate described in clause (i) of Section 8.3(c), and (ii) cause the Company to pay to each Limited Member, no later than 180 days after such Allocation Year or, if later, 10 days after such Limited Member has provided the information timely requested pursuant to clause (i), an amount equal to the quotient of (i)  Indemnified Taxes, divided by (ii) 100% minus the Applicable Tax Rate.
     (e) Other Indemnification Payments.  The Company and the Managing Member, jointly and severally, shall indemnify each Limited Member for any (i) U.S. federal, state, and local income taxes incurred by such Limited Member as a result of a breach of the covenants set forth in Sections 8.3(a) and 8.3(b) (to the extent not previously paid pursuant to Section 8.3(d)) and (ii) any interest and penalties incurred by such Limited Member in connection with taxes indemnified for pursuant to this Section 8.3. The Company or the Managing Member shall pay any amounts indemnified for pursuant to this Section 8.3(e) not later than 30 days after a Limited Member has provided a statement and detailed calculation of the amounts required to be paid under this Section 8.3(e).  Any such indemnity shall include interest on such amounts described in clauses (i) and (ii) above required to be paid by a Limited Member at a rate equal to the applicable Limited Member Preferred Return as in effect from time to time from the date the amounts indemnified for were paid by the Limited Member through the date payment under this Section 8.3(e) is received by the Limited Member.
SECTION 9.
ACCOUNTING, BOOKS, AND RECORDS
     9.1 Accounting, Books, and Records.
     (a) The Company shall keep on site at its principal place of business each of the following:
          (i) Separate books of account for the Company and its Subsidiaries which shall show a true and accurate record in Dollars of all costs and Expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and its Subsidiaries and the operation of their business in accordance with GAAP;
          (ii) Separate books of account that reflect the Capital Accounts of the Members as maintained pursuant to the provisions of this Agreement;

          (iii) The Membership Registry and a list of the full name and last known business, residence, or mailing address of each past and present Member;
          (iv) A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;
          (v) A copy of the Company’s federal, state, and local income tax returns and reports, if any, for the six most recent years;
          (vi) A copy of this Agreement;
          (vii) A copy of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute Cash or property or to perform services as consideration for such Member’s Membership Interests; and
          (viii) Any written consents obtained from the Members pursuant to Section 6.3 of this Agreement and Section 18-302(d) of the Act regarding action taken by the Members without a meeting.
     (b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly.
     (c) Any Member or its designated representative has the right at the Company’s cost and expense, upon reasonable notice, to have access to and inspect and copy the contents of the books or records of the Company or any of its Subsidiaries and to make inquiries with regard to the contents of the books or records at any time and on as many occasions as such Member reasonably considers necessary or desirable; provided that so long as no Class A Notice Event shall have occurred and be continuing, the Company shall only be required to bear the cost and expense of (i) one such inspection per Fiscal Year requested by any Class A Limited Member and (ii) one such inspection per Fiscal Year requested by any Class B Limited Member.
     (d) The books of account and records of the Company and its Subsidiaries shall be audited as of the end of each Fiscal Year by a “Big Four” independent certified public accounting firm designated from time to time by the Managing Member.
     9.2 Reports.
     (a) In General. The Managing Member shall be responsible for the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants. Each report delivered by the Company to the Members pursuant to this Section 9 shall be accompanied by a written certification of the Company executed by a Responsible Officer familiar with the affairs of the Company that (x) such report has been prepared and fairly stated in all material respects in accordance with GAAP or, to the extent inconsistent therewith, in accordance with this Agreement and (y) with respect to the reports described in Sections 9.2(b) and (c), no Liquidating Event or Class A Notice Event or event that with notice or lapse of time or both would constitute a Liquidating Event or Class A Notice Event has occurred and is continuing or, if any such event has occurred and is continuing, the action that the Managing Member has taken or proposes to take with respect thereto.
     (b) Annual Reports. Within 120 days after the end of each Fiscal Year (or in the case of clause (vi) below, 180 days after the end of each taxable year of the Company), the Managing Member shall cause to be prepared and furnished to each Member the following:
          (i) A balance sheet as of the last day of such Fiscal Year and an income statement and statement of cash flows for the Company and its consolidated Subsidiaries for such Fiscal Year and notes associated with each;
          (ii) A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year;
          (iii) A Portfolio Compliance Certificate for such Fiscal Year;
          (iv) A certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) stating that the statements referred to in clause (ii) above have been prepared in accordance with the Agreement;
          (v) A report by a nationally recognized accounting firm selected in accordance with Section 9.1(d) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that the unconsolidated and consolidated financial statements in clause (i) above present fairly in all material respects the financial position and results of operations of the Company on an unconsolidated basis, and the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis, in accordance with GAAP consistently applied; and
          (vi) The information required to be provided on a U.S. Internal Revenue Service Schedule K-1 to Form 1065 for each Limited Member, provided that the Managing Member shall, upon the request of any Limited Member, provide to any such Limited Member any information reasonably necessary for such Limited Member to compute its estimated income tax payments.
     (c) Quarterly Reports. Within sixty (60) days after the close of each of the first three Fiscal Quarters of each year, the Managing Member shall cause to be prepared and each Limited Member to be furnished with (i) a balance sheet for the Company and its consolidated Subsidiaries as of the end of such Fiscal Quarter, (ii) a related income statement and statement of cash flows of the Company and its consolidated Subsidiaries for such Fiscal Quarter and for the Fiscal Year to date, and (iii) a Portfolio Compliance Certificate for such Fiscal Quarter; provided that such Certificate is not required to include any statement regarding the asset coverage ratio described in Section 5.9(a)(i).
     (d) Class A Remarketing Reports; Reset Reports. Simultaneously with the Company’s delivery of a Class A Remarketing Notice, the Managing Member shall cause to be delivered to the Class A Limited Members and the Class A Remarketing Agent a statement setting forth the Preferred Return Capital and Class A Mandatory Purchase Price for each Class A Limited Membership Interest being remarketed in the Class A Remarketing, together with a certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) stating that such statement has been prepared in accordance with this Agreement (such statement, together with such certificate, being the “Class A Remarketing Report”).
     In the event that, on any Class A Reset Date, a Class A Mandatory Remarketing is not required to be conducted, the Managing Member shall cause to be delivered to each Class A Member a statement setting forth the Capital Account for each Class A Limited Member as determined pursuant to Section 7.1(d)(ii) and the Preferred Return Capital for each Class A Limited Member, in each case as of such Class A Reset Date, together with a certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) stating that such statement has been prepared in accordance with this Agreement; provided that, if (i) the amount of Estimated Profits and Losses, and other items of Company income, gain, loss, or deduction included in the determination of such Capital Account and Preferred Return Capital differs from the actual amount of Profits and Losses, and other items of Company income, gain, loss, or deduction for the relevant Reset Valuation Allocation Year and (ii) such difference results in the Capital Accounts and Preferred Return Capital of the Class A Limited Members differing from that set forth in the aforementioned statement, then the Managing Member shall deliver to each Class A Limited Member a revised statement of the Capital Account and Preferred Return Capital of each Class A Limited Member within five (5) Business Days after the determination of such actual amounts.
     (e) Class B Remarketing Reports; Reset Reports. Simultaneously with the Company’s delivery of a Class B Remarketing Notice, the Managing Member shall cause to be delivered to the Class B Limited Members and the Class B Remarketing Agent a statement setting forth the Preferred Return Capital and Class B Mandatory Purchase Price for each Class B Limited Membership Interest being remarketed in the Class B Remarketing, together with a certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) stating that such statement has been prepared in accordance with this Agreement. A Class B Remarketing Report prepared in accordance with this Section 9.2(e) shall be prepared and delivered to the Class B Limited Members on each Class B Optional Remarketing Date irrespective of whether or not the Class B Optional Remarketing on such Class B Optional Remarketing Date is, in fact, held or is successful.
     In the event that, on any Scheduled Reset Date, a Class B Optional Remarketing is not conducted, the Managing Member shall cause to be delivered to each Class B Limited Member a statement setting forth the Capital Account for each Class B Limited Member as determined pursuant to Section 7.2(b)(iii) and the Preferred Return Capital for each Class B Limited Member, in each case as of such Scheduled Reset Date, together with a certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) stating that such statement has been prepared in accordance with this Agreement; provided that, if (i) the amount of Estimated Profits and Losses, and other items of Company income, gain, loss, or deduction included in the determination of such Capital Account and Preferred Return Capital differs from the actual amount of Profits and Losses, and other items of Company income, gain, loss, or deduction for the relevant Reset Valuation Allocation Year and (ii) such difference results in the Capital Accounts and Preferred Return Capital of the Class B Limited Members differing from that set forth in the aforementioned statement, then the Managing Member shall deliver to each Class B Limited Member a revised statement of the Capital Account and Preferred Return

Capital of each Class B Limited Member within five (5) Business Days after the determination of such actual amounts.
     (f) Class A Purchase Option Reports. Simultaneously with the Managing Member’s delivery of a Class A Purchase Notice in connection with a Class A Purchase on a date other than a Class A Reset Date, the Managing Member shall deliver to each Class A Limited Member whose Class A Limited Membership Interests are being purchased a statement of the balance in the Capital Account of such Class A Limited Member determined in accordance with this Section 9.2(f), together with a certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) stating that such statement has been prepared in accordance with this Agreement; provided that, if the Class A Purchase Notice is delivered within the ten (10) day period prior to the effectiveness of a Liquidation Notice, the report required by this Section 9.2(f) shall be delivered not later than fifty (50) days after the Class A Purchase Election Date. If such nationally recognized accounting firm determines that the balance of the Class A Limited Member’s Capital Account is greater than that determined by the Managing Member, then the Managing Member shall pay the difference between such determinations to such Class A Limited Member in immediately available funds within five (5) Business Days of the Managing Member’s receipt of such accounting firm’s determination.
     For purposes of this Section 9.2(f), the Class A Limited Members’ Capital Accounts shall be determined as of the Class A Purchase Valuation Date by taking into account the adjustments that would result from (x) determining the Mark-to-Market Value of the Company’s Permitted Assets pursuant to Section 13.11 as of the Class A Purchase Valuation Date and (y) allocating the Profits and Losses, and other items of Company income, gain, loss, or deduction for the relevant Purchase Valuation Allocation Year pursuant to Section 3. Such Capital Accounts shall reflect all distributions made to such Class A Limited Members during or with respect to such period.
     (g) Class B Purchase Option Reports. Simultaneously with the Managing Member’s delivery of a Class B Purchase Notice in connection with a Class B Purchase on a Distribution Date during a Floating Rate Period (but not in connection with a Class B Purchase on a Scheduled Reset Date), the Managing Member shall deliver to each Class B Limited Member whose Class B Limited Membership Interests are being purchased a statement of the balance in the Capital Account of such Class B Limited Member determined in accordance with this Section 9.2(g), together with a certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) stating that such statement has been prepared in accordance with this Agreement.
     For purposes of this Section 9.2(g), the Class B Limited Members’ Capital Accounts shall be determined as of the Class B Purchase Valuation Date by taking into account the adjustments that would result from (x) determining the Mark-to-Market Value of the Company’s Permitted Assets pursuant to Section 13.11 as of the Class B Purchase Valuation Date and (y) allocating the Estimated Profits and Losses, and other items of Company income, gain, loss, or deduction for such Purchase Valuation Allocation Year pursuant to Section 3. Such Capital Accounts shall reflect all distributions made to such Class B Limited Members during or with respect to such period.

     (h) Default Date Reports. Promptly but in any event within five (5) Business Days of a Responsible Officer obtaining actual knowledge of any event resulting in a fifty percent (50%) or greater reduction in the Gross Asset Value for any Permitted Asset having a Gross Asset Value of $25,000,000 or more immediately prior to such event, the Managing Member shall cause to be prepared a Class A Portfolio Compliance Certificate applicable to the period ending on the day after the occurrence of such event.
     (i) Class A Notice Event Reports. In the event that during any Fiscal Year a Class A Notice Event described in Section 14.1(b) occurs and the Members have not delivered a Liquidation Notice to the Managing Member prior to the date on which a certification would otherwise be required to be delivered to the Class A Limited Members pursuant to this Section 9.2; on or before the later to occur of (i) the date on which reports are furnished to the Class A Limited Members pursuant to Section 9 for the immediately preceding Fiscal Year or (ii) sixty (60) days after receipt by the Managing Member of a request from the Class A Limited Members, the Managing Member shall cause to be prepared and the Members furnished with a certification by a nationally recognized accounting firm to be selected in accordance with Section 9.1(d) that the statements furnished to the Class A Limited Members for such immediately preceding Fiscal Year pursuant to Section 9 were prepared in accordance with this Agreement.
     (j) Liquidation Date Reports. On the date on which final distributions are made to the Members pursuant to Section 13.2, the Liquidator shall cause to be prepared and each Member furnished with each of the following statements:
          (i) A Balance Sheet as of the date of such distribution setting forth as individual line items the aggregate Mark-to-Market Capital Values for each Permitted Asset held by the Company;
          (ii) A statement of the Members’ Capital Accounts as adjusted immediately prior to such distribution pursuant to Section 13.2; and
          (iii) Not later than sixty (60) days after the distributions referred to in this Section 9.2(j) have been made, a certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) shall have been prepared and delivered to the Members stating that the statement in clause (i) above has been prepared in accordance with this Agreement.
     (k) Class B Exchange Date Reports. No later than the date on which Class B Limited Membership Interests will be exchanged for securities of GMI or one of its Affiliates pursuant to the terms of the Exchange Agreement, the Managing Member shall cause to be prepared and each Class B Limited Member furnished with each of the following statements:
          (i) a statement of the Class B Limited Members’ Capital Accounts specially determined pursuant to this Section 9.2(k); and
          (ii) a certificate of a nationally recognized accounting firm selected in accordance with Section 9.1(d) stating that the statement in clause (i) above has been prepared in accordance with this Agreement.

For purposes of this Section 9.2(k), the Class B Limited Members’ Capital Accounts shall be determined as of the Exchange Valuation Date by taking into account the adjustments that would result from (x) determining the Mark-to-Market Value of the Company’s Permitted Assets pursuant to Section 13.11 as of the last day of the Fiscal Quarter preceding the Fiscal Quarter in which the Exchange Valuation Date occurs and adjusting the Gross Asset Values of all the Company’s Property pursuant to subparagraph (ii) of the definition of “Gross Asset Value” in Section 1.10 as of the Exchange Valuation Date (assuming, for purposes of this Section 9.2(k), that, except as otherwise provided in this Section 9.2(k), such Mark-to-Market Value remains unchanged since the last day of such prior Fiscal Quarter as of the Exchange Valuation Date and that the Mark-to-Market Value of any Inventory or any asset acquired during the Fiscal Quarter in which the Exchange Valuation Date occurs is equal to the Gross Asset Value of such asset on the Exchange Valuation Date), and (y) allocating the Estimated Profits and Losses, and other items of Company income, gain, loss, or deduction for the Exchange Valuation Year pursuant to Section 3. Notwithstanding the provisions of the parenthetical in clause (x) of the immediately preceding sentence, the Mark-to-Market Value of the Company’s Permitted Assets shall take into account any financial activity during the Fiscal Quarter in which the any Exchange Valuation Date occurs to the extent necessary to account for (i) any asset dispositions during such Fiscal Quarter and (ii) with respect to any Subsidiary of the Company that is a “subchapter C” corporation under the Code, any earnings and profits of such Subsidiary during such Fiscal Quarter. In addition, for purposes of this Section 9.2(k), the Class B Limited Members’ Capital Accounts shall include the amount of any Class B Limited Member Preferred Return that has accrued since the last Class B Distribution Date occurring prior to the date on which the Class B Exchange occurs but that has not been distributed (whether or not the distribution of such Class B Limited Member Preferred Return was prohibited pursuant to the proviso set forth in Section 4.1(a)(ii)). If a Class B Limited Member owns more than one Series of Class B Limited Membership Interests, the capital account determined for such Class B Limited Member pursuant to this Section 9.2(k) shall be determined with respect to each Series of Class B Limited Membership Interests being exchanged by such Class B Limited Member.
     (l) GMI Events. Promptly but in any event within five (5) Business Days of a Responsible Officer obtaining actual knowledge of (A) any notice from Moody’s or S&P that such Rating Agency is considering lowering the senior unsecured debt rating of GMI below “Baa3” with respect to Moody’s or “BBB-” with respect to S&P, (B) the lowering of the senior unsecured debt rating of GMI below “Baa3” by Moody’s or “BBB-” by S&P, (C) any event resulting in a reduction of the Mark-to-Market Value of any Permitted Loan under which GMI or one of its Affiliates is a borrower or (D) any GMI Event, the Managing Member shall deliver to each of the other Members a notice of the occurrence of such event.
     (m) Rule 144A Information. At the request of any Member or any prospective Member, the Managing Member shall provide, with respect to the Company, the information required by Rule 144A(d)(4)(i) under the Securities Act.
     9.3 Tax Matters.
     (a) The Managing Member is specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law. The Tax Matters Member shall have the authority without any further consent of the Members being required

(except as specifically required herein, and provided that reasonable notice is provided to Members): (i) to make any and all elections for federal, state, local, and foreign tax purposes including any election, if permitted by applicable law (A) provided for in Code Section 6231(a)(1)(B)(ii), (B) to adjust the basis of the Company’s assets pursuant to Code Sections 754, 734(b), and 743(b), or comparable provisions of state, local, or foreign law, in connection with Transfers of Interests and Company distributions, and (C) to extend the statute of limitations for assessment of tax deficiencies with respect to adjustments to the Company’s federal, state, local, or foreign tax returns; (ii) to determine the appropriate forum in which any potential tax controversy shall be litigated; (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to appear before taxing authorities or courts of competent jurisdiction in tax matters with respect to the Company’s federal, state, local or foreign tax returns; and (iv) to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters. The Company has made a valid election under Code Section 754 and such election has not been and will not be revoked.
     (b) No Member shall make any election under Treasury Regulations Section 301.7701-3 to cause the Company to be treated as a corporation for federal income tax purposes. To the extent permitted by applicable law and regulation at the relevant time, each Member will (i) treat the Membership Interests as representing equity interests in the Company for all U.S. federal income tax purposes and for all relevant state and local income, franchise, and other similar tax purposes, (ii) treat the Company as a partnership for U.S. federal income tax purposes that is not taxable as an association or a PTP, and (iii) take no position on any tax return or with any taxing or other governmental authority that is inconsistent with such treatment.
     (c) Other than such information delivered pursuant to Section 9.2(b)(vii), all other necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than eight (8) months after the end of each Fiscal Year.
SECTION 10.
AMENDMENTS
     10.1 Amendments.
     (a) Amendments to this Agreement may be proposed by the Managing Member, a Class A Limited Member, or upon a written request from the holders of at least 25% of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests. Following such proposal, the Managing Member shall submit to the Members a verbatim statement of any proposed amendment, and the Managing Member shall include in any such submission a recommendation as to the proposed amendment. The Managing Member shall seek the affirmative written consent of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. Except as expressly provided in Section 5.3(c), a proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative written consent or vote of (i) the Required Class A Limited Members, (ii) holders of Series B-1 Limited Membership Interests representing at least two-thirds of any outstanding Series B-1 Limited Membership Interests that are held by holders other than GMI and its Affiliates, (iii) holders of Series B-2 Limited Membership Interests representing at least two-thirds of any outstanding Series B-2 Limited Membership Interests that are held by holders other than GMI and its Affiliates, and (iv) the Managing Member; provided that, with respect to any amendment that solely concerns the right and obligations of a Class A Limited Member under this Agreement, such amendment shall only require the consent the Managing Member and the Required Class A Limited Members, and provided, further, that, so long as the consent of the Required Class B Limited Members is not otherwise required pursuant to Section 5.3(b), the approval of the holders of the Class B Limited Membership Interests shall not be required for any amendment that is executed in connection with, and in order to give effect to, (i) the sale of the Series B-2 Limited Membership Interests held by Cereals Holdings to any Person that is not GMI or an Affiliate of GMI or another GMI Entity, (ii) the issuance of additional Membership Interests, or (iii) the conversion of the Class A Limited Membership Interests; and provided, further, that the form of the Series B-1 Preferred Certificate or Series B-2 Preferred Certificate and any provision of this Agreement may be at any time and from time to time be amended, without the consent of the holders of the Class B Limited Membership Interests, to the extent that such amendment shall cure any ambiguity, defect, or inconsistency or shall be of a ministerial or technical nature.
     (b) Any provision herein to the contrary notwithstanding, in connection with a sale of the Series B-2 Limited Membership Interests currently outstanding to any Person that is not GMI or an Affiliate of GMI or another GMI Entity, the provisions herein with respect to the Series B-2 Preferred Return Rate, the Initial Fixed Rate Period and Class B Distribution Period with respect to the Series B-2 Limited Membership Interests may be amended without the consent of the holders of the Series B-1 Limited Membership Interests; provided that such amendments are in accordance with then current market terms for comparable securities.
     (c) Notwithstanding the foregoing, Section 4.1(b) shall not be amended without the consent of any former Limited Member whose right to receive a distribution pursuant to Section 4.1(b), or the amount or timing of such distribution, would be affected by such amendment.
SECTION 11.
TRANSFERS; PURCHASE
     11.1 Restriction on Transfers.
     (a) Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Membership Interests. In the event any Member pledges or otherwise encumbers its Interest as security for the payment of a liability, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Section 11.
     (b) Notwithstanding any other provisions of this Agreement (including without limitation, Sections 11.2, 11.3(a), 11.3(c), and 11.6), (i) the Class A Limited Members may Transfer their respective Class A Limited Membership Interests to the Managing Member (or its designee) pursuant to the Class A Purchase Option as set forth in Section 11.8, and upon such Transfers, the Managing Member (or its designee) shall be admitted as the Class A Limited Member and the prior Class A Limited Members shall be deemed withdrawn as Class A Limited Members with respect to such Transferred Class A Limited Membership Interests and (ii) the Class B Limited Members may Transfer their respective Class B Limited Membership Interests to the Managing Member (or its designee) pursuant to the Class B Purchase Option as set forth in Section 11.9, and upon any such Transfers, the Managing Member (or its designee) shall be admitted as a Class B Limited Member of the applicable Series and the prior Class B Limited Members shall be deemed withdrawn as Class B Limited Members with respect to such Transferred Class B Limited Membership Interests.
     11.2 Permitted Transfers.
     (a) Managing Member. Subject to the conditions and restrictions set forth in Section 11.3 and Section 5.6, the Managing Member may at any time Transfer all or any portion of its Managing Membership Interest (i) while GMI or any of its Subsidiaries is the Managing Member, to GMI or any of its Subsidiaries (so long as, in the case of a Transfer to a Subsidiary, its obligations as Managing Member are fully guaranteed pursuant to a GMI Guaranty) or (ii) any other Person approved by all the Members; provided that (A) the indemnification obligation of the Managing Member shall be unaffected by such Transfer and (B) in the event that any such transferee (other than GMI) ceases to be a Subsidiary of GMI, such transferee shall Transfer back to GMI or to another Subsidiary of GMI any such Managing Membership Interest immediately prior to such transferee ceasing to be a Subsidiary of GMI.
     (b) Class A Limited Members. Subject to the conditions and restrictions set forth in Section 11.3: (i) without the consent of any other Member, a Class A Limited Member may (A) pledge all (but not less than all) of its Class A Limited Membership Interests to a single lender as a bona fide pledge in connection with financing obtained to purchase such Class A Limited Membership Interests and transfer such Class A Limited Membership Interests to such lender in connection with any foreclosure of such pledge, (B) Transfer all (but not less than all) of its Class A Limited Membership Interests to (1) any other Member, (2) any wholly owned Subsidiary or any entity of which it is a wholly owned Subsidiary, and (3) any Person(s) pursuant to a Class A Remarketing, and (C) Transfer all or any portion of its Class A Limited Membership Interests to any Person upon the occurrence of a continuing Liquidating Event; and (ii) with the unanimous written consent of the other Members, which consent shall not be unreasonably withheld, a Class A Limited Member may Transfer its Class A Limited Membership Interests to any other Person.
     (c) Class B Limited Members. Subject to the conditions and restrictions set forth in Section 11.3: (i) without the consent of any other Member, a Class B Limited Member may (A) pledge all (but not less than all) of its Class B Limited Membership Interests to a single lender as a bona fide pledge in connection with financing obtained to purchase such Class B Limited Membership Interests and Transfer such Class B Limited Membership Interests to such lender in connection with the foreclosure of such, (B) Transfer all of its Class B Limited Membership Interests to (1) any other Member, (2) any wholly owned Subsidiary or any entity of which it is a wholly owned Subsidiary, and (3) GMI or any Affiliate of GMI in exchange for securities of GMI or an Affiliate of GMI, (C) Transfer all or any portion of its Class B Limited Membership Interests to any Person pursuant to a Class B Remarketing, and (D) in the case of

Series B-1 Limited Membership Interests, Transfer such Interests in accordance with Section 11.3(k); and (ii) with the written consent of the Managing Member and Required Class A Limited Members, which consent shall not be unreasonably withheld, a Class B Limited Member may Transfer its Class B Limited Membership Interests to any other Person. In addition, subject to the conditions and restrictions set forth in Section 11.3, Cereals Holdings may Transfer the Series B-2 Limited Membership Interests to one or more purchasers and, upon such Transfer, such purchasers will be admitted as Class B Limited Members, immediately whereafter, Cereals Holdings shall be deemed withdrawn in respect of the Series B-2 Limited Membership Interests so Transferred.
     (d) Any Transfer permitted by this Section 11.2 shall be referred to in this Agreement as a “Permitted Transfer,” and the Person to which the Interest is Transferred shall be a “Permitted Transferee.”
     11.3 Conditions to Permitted Transfers.
     A Transfer shall not be treated as a Permitted Transfer under Sections 11.2 unless and until the following conditions are satisfied:
     (a) The transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably required to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement applicable to the relevant Member.
     (b) In the case of any Transfer by a Class A Limited Member of any portion of its Class A Limited Membership Interests, such Transfer shall not cause (i) the Class A Limited Membership Interests to be owned by more than 10 persons as determined in accordance with Regulations Section 1.7704-1(h) or (ii) as a result of such Transfer, the Company to otherwise be treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder, assuming for purposes of this Section 11.3(b)(ii) that the Class B Limited Membership Interests are held by 90 Persons. Any purported Transfer of any Class A Limited Membership Interest that does not comply with the conditions set forth in this Section 11.3(b) shall be null and void and of no force or effect whatsoever.
     (c) In the case of any Transfer of a Class A Limited Membership Interest, the transferee represents and agrees in a written certification, unless such requirement is waived in writing by Managing Member in its sole discretion, that either (A) it is not, for U.S. federal income tax purposes, a partnership, grantor trust, or “S corporation” (each a “Flow-Through Entity") or (B) it is a Flow-Through Entity but, after giving effect to such purchase of the Class A Limited Membership Interest, less than 50% of the value of any beneficial owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s direct or indirect interest in the Company or a principal purpose in using the Flow-Through Entity to purchase the Class A Limited Membership Interests is not to permit the Company to have more than 10 owners of the Class A Membership Interests or to have more than 100 “partners” within the meaning of Regulations Section 1.7704-1(h)(1)(ii).

     (d) In the case of any Transfer by a Series B-1 Limited Member of any portion of its Series B-1 Limited Membership Interests (including any beneficial interest therein), such Transfer shall not cause (i) the Series B-1 Limited Membership Interests to be owned by more than 83 persons as determined in accordance with Regulations Section 1.7704-1(h) or (ii) as a result of such Transfer, the Company to otherwise be treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder, assuming for purposes of this Section 11.3(d)(ii) that the Class A Limited Membership Interests are held by 10 Persons and the Series B-2 Limited Membership Interests are held by 6 Persons. Any purported Transfer of any Series B-1 Limited Membership Interest that does not comply with the conditions set forth in this Section 11.3(d) shall be null and void and of no force or effect whatsoever.
     (e) In the case of any Transfer of a Series B-1 Limited Membership Interest, the transferee represents and agrees in a written certification that either (A) it is not, for U.S. federal income tax purposes, a Flow-Through Entity or (B) it is a Flow-Through Entity but, after giving effect to such purchase of the Series B-1 Limited Membership Interest, less than 50% of the value of any beneficial owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s direct or indirect interest in the Company or a principal purpose in using the Flow-Through Entity to purchase the Series B-1 Limited Membership Interests is not to permit the Company to have more than 83 owners of the Series B-1 Membership Interests or to have more than 100 “partners” within the meaning of Regulations Section 1.7704-1(h)(1)(ii).
     (f) In the case of any Transfer by a Series B-2 Limited Member of any portion of its Series B-2 Limited Membership Interests (including any beneficial interest therein), such Transfer shall not cause (i) the Series B-2 Limited Membership Interests to be owned by more than 6 persons as determined in accordance with Regulations Section 1.7704-1(h) or (ii) as a result of such Transfer, the Company to otherwise be treated as a “publicly traded partnership” within the meaning of Code Section 7704 and the Regulations promulgated thereunder, assuming for purposes of this Section 11.3(f)(ii) that the Class A Limited Membership Interests are held by 10 Persons and the Series B-1 Limited Membership Interests are held by 83 Persons. Any purported Transfer of any Series B-2 Limited Membership Interest that does not comply with the conditions set forth in this Section 11.3(f) shall be null and void and of no force or effect whatsoever.
     (g) In the case of any Transfer of a Series B-2 Limited Membership Interest, the transferee represents and agrees in a written certification that either (A) it is not, for U.S. federal income tax purposes, a Flow-Through Entity or (B) it is a Flow-Through Entity but, after giving effect to such purchase of the Series B-2 Limited Membership Interest, less than 50% of the value of any beneficial owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s direct or indirect interest in the Company or a principal purpose in using the Flow-Through Entity to purchase the Series B-2 Limited Membership Interests is not to permit the Company to have more than 6 owners of the Series B-2 Limited Membership Interests or to have more than 100 “partners” within the meaning of Regulations Section 1.7704-1(h)(1)(ii).
     (h) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interest Transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any Transferred Interest until it has received such information.
     (i) The transferee shall represent and warrant to the Company that the transferee: (1) is an institutional “accredited investor” (as such term is defined in Rule 501(a) promulgated under the Securities Act); (2) has sufficient knowledge and experience in financial and investment matters to be capable of evaluating the risks and merits involved in acquiring such Interest, understands the risks and merits applicable to such Interest (including, without limitation, any legal, tax, and accounting issues inherent therein) and is financially able to bear such risks; (3) has sufficient knowledge of, and experience with, financial markets that it is able to determine that its acquiring such Interest is suitable for its financial and investment objectives; and (4) understands that the Interest is not registered or entitled to be registered under the Securities Act or any state securities law or other applicable federal securities or other similar law.
     (j) Each transferor and transferee of Class A Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, shall execute certificates substantially similar to the certificates (the “Transferor Certificate” and Transferee Certificate”) attached hereto as Exhibit E and Exhibit F, respectively.
     (k) In the case of a transferee of any of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, unless waived by the Managing Member and the Required Class A Limited Members, each prospective purchaser will be required to sign and deliver to the Company a purchaser’s letter (a “Purchaser’s Letter”) substantially similar to the form attached hereto as Exhibit G, and will be deemed to have acknowledged, represented and agreed that:
          (i) It understands and acknowledges that the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, have not been registered under the Securities Act or any other applicable securities law and, unless so registered, may not be re-offered, resold, pledged or otherwise Transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case, in compliance with the conditions for Transfer set forth in paragraph (vii) below.
          (ii) It is a Qualified Institutional Buyer (QIB) within the meaning of Rule 144A under the Securities Act and is aware that any sale of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, to it will be made in reliance on Rule 144A. Such acquisition will be for its own account or for the account of another QIB.
          (iii) It agrees that it will give to each Person to whom it Transfers the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, notice of any restrictions on Transfer of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable.

          (iv) It acknowledges that as a purchaser of either Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, it will be holding membership interests in a limited liability company, it will be admitted to the Company as a member, and therefore, it will be subject to rights and obligations as set forth in this Agreement.
          (v) It acknowledges that prior to any proposed Transfer of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, (other than pursuant to an effective registration statement) it may be required to provide certification or other documentation relating to the Transfer as provided in this Agreement and may be required to provide to the Company any information required by Regulations Section 1.743-1(k)(2).
          (vi) It acknowledges that none of the Company, any Class A Limited Member, any Class B Limited Member, the Class B Remarketing Agent, or GMI or the Person representing any such Person, has made any representation to it with respect to the Company, any Class B Limited Member, GMI, or the offering of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable. It has had access to such financial and other information concerning the Company, Cereals Holdings, GMI, and the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, as it deemed necessary in connection with its decision to purchase any of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, including an opportunity to ask questions and request information from the Company, Cereals Holdings, and GMI.
          (vii) It is purchasing the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, for its own account, or for one or more investor accounts (each beneficial owner of which shall have executed a Purchaser’s Letter) for which it is acting as a fiduciary or agent, in each case for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control and subject to its or their ability to resell such Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, pursuant to Rule 144A or any exemption from registration available under the Securities Act. It agrees on its own behalf and on behalf of any investor account for which it is purchasing the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, and each subsequent holder of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, by its acceptance thereof will agree, to offer, sell or otherwise Transfer such Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) for so long as the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, are eligible for resale pursuant to Rule 144A, to a Person it reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the Transfer is being made in reliance on Rule 144A, or (d) pursuant to another available exemption from the registration requirements of the Securities Act and, in each case, in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction and, subject to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control. Each purchaser acknowledges that the Company reserves the right prior to any offer, sale or other Transfer pursuant to clause (d) above to require the delivery of an opinion of counsel, certifications or other information acceptable to the Company in form and substance. Each purchaser agrees on its own behalf and on behalf of any investor account for which it is purchasing the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, and each subsequent holder of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, by its acceptance thereof will agree, to offer, sell or otherwise transfer such Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, only to a purchaser who signs and delivers a Purchaser’s Letter to a Broker-Dealer. Each purchaser acknowledges that each Series B-1 Preferred Certificate or Series B-2 Preferred Certificate, as applicable, will contain a legend, to which such purchaser hereby agrees, substantially to the following effect:
     “THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, REPRESENTS, ACKNOWLEDGES AND AGREES FOR THE BENEFIT OF GENERAL MILLS CEREALS, LLC AND GENERAL MILLS, INC. THAT: (i) IT HAS ACQUIRED A “RESTRICTED” SECURITY WHICH HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT; (II) IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY APPLICABLE JURISDICTION; AND (III) IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THIS SECURITY OF THE RESALE RESTRICTIONS SET FORTH IN (II) ABOVE. ANY OFFER, SALE OR OTHER DISPOSITION PURSUANT TO THE FOREGOING CLAUSE (II)(D) IS SUBJECT TO THE RIGHT OF THE COMPANY TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS OR OTHER INFORMATION ACCEPTABLE TO IT IN FORM AND SUBSTANCE.
     THE SECURITIES WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN BLOCKS CONSISTING OF NOT LESS THAN 10,000 SECURITIES. A TRANSFEROR OF

THE SECURITIES MAY NOT RETAIN SECURITIES UNLESS IT RETAINS AT LEAST 10,000 SECURITIES. ANY ATTEMPTED TRANSFER OF SECURITIES IN A BLOCK CONSISTING OF LESS THAN 10,000 SECURITIES SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH SECURITIES FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON SUCH SECURITIES, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SECURITIES.
     SO LONG AS THE SECURITIES ARE “RESTRICTED SECURITIES” (AS SUCH TERM IS DEFINED IN RULE 144(a)(3) UNDER THE SECURITIES ACT), THE COMPANY AGREES TO MAKE AVAILABLE TO EACH HOLDER AND EACH PROSPECTIVE PURCHASER OF THE SECURITIES DESIGNATED BY A HOLDER, UPON REQUEST, THE INFORMATION REQUIRED TO BE PROVIDED PURSUANT TO RULE 144A(d)(4) UNDER THE SECURITIES ACT.
     EACH HOLDER AND SUBSEQUENT TRANSFEREE OF THE SECURITIES WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT: (i) IT IS NOT USING THE ASSETS OF ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR OTHER PROVISIONS OF FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT CONTAIN ONE OR MORE PROVISIONS THAT ARE SIMILAR TO ANY OF THE PROHIBITED TRANSACTION PROVISIONS THAT ARE CONTAINED IN TITLE I OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT; OR (II) ITS ACQUISITION AND HOLDING OF SUCH SECURITIES OR ANY INTEREST THEREIN WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR A VIOLATION OF ANY SIMILAR LAW.
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF PREVENTING THE COMPANY FROM BEING CLASSIFIED AS A PUBLICLY TRADED PARTNERSHIP UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND FOR THE PURPOSE OF PREVENTING TRANSFERS TO NON-U.S. PERSONS. ANY ATTEMPTED TRANSFER OF SECURITIES THAT WOULD CAUSE THE COMPANY TO BE CLASSIFIED AS A PUBLICLY TRADED PARTNERSHIP OR ANY ATTEMPTED TRANSFER OF SECURITIES TO NON-U.S. PERSONS SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER.
     EACH HOLDER AND SUBSEQUENT TRANSFEREE OF THE SECURITIES, SHALL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT IT (I) IS NOT, AND WILL NOT BECOME, A PARTNERSHIP, A SUBCHAPTER S CORPORATION OR A GRANTOR TRUST, IN EACH CASE, AS DESCRIBED IN THE CODE (EACH A “FLOW-THROUGH ENTITY”) OR (II) IS A FLOW-THROUGH ENTITY, BUT LESS THAN 50% OF

THE VALUE OF ANY BENEFICIAL OWNER’S INTEREST IN THE FLOW-THROUGH ENTITY IS ATTRIBUTABLE TO THE FLOW-THROUGH ENTITY’S DIRECT OR INDIRECT INTEREST IN THE COMPANY OR A PRINCIPAL PURPOSE IN USING THE FLOW-THROUGH ENTITY TO PURCHASE THE SERIES B-1 LIMITED MEMBERSHIP INTERESTS IS NOT TO PERMIT THE COMPANY TO HAVE MORE THAN 83 OWNERS OF THE SERIES B-1 LIMITED MEMBERSHIP INTERESTS, TO HAVE MORE THAN 6 OWNERS OF THE SERIES B-2 LIMITED MEMBERSHIP INTERESTS OR TO HAVE MORE THAN 100 “PARTNERS” WITHIN THE MEANING OF REGULATIONS SECTION 1.7704-1(h)(1)(ii).
     ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN GENERAL MILLS CEREALS, LLC’S LIMITED LIABILITY COMPANY AGREEMENT AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH HOLDER OF SECURITIES WHO SO REQUESTS.
          (viii) If it is acquiring any Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments and agreements on behalf of each such account.
          (ix) (A) It is not using the assets of any plan, individual retirement account or other arrangement subject to Title I of ERISA, Section 4975 of the Code or any Similar Law, or any entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement; or (B) its acquisition and holding of such Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, or any interest therein will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation of any Similar Law. The purchaser acknowledges, represents and agrees that any attempt to Transfer any Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, to such a plan or arrangement or to any Person acting on behalf of or using the assets of such a plan or arrangement in violation of this restriction shall be null and void.
          (x) It understands and acknowledges that if the Managing Member is, at any time and in good faith, of the opinion that ownership of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, has or may become widely disseminated to an extent that may cause us to qualify as a PTP, then the Managing Member will have the power to prevent the Transfer of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable. It also acknowledges that upon any Transfer of its Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, the prospective transferee will be required to execute a Purchaser’s Letter.
          (xi) It understands and acknowledges that it may not Transfer any Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, or any portion thereof (including any beneficial interest therein) if such Transfer would cause (i) the

Series B-1 Limited Membership Interests to be owned by more than 83 Persons or the Series B-2 Limited Membership Interests to be owned by more than 6 Persons (in each case, as determined in accordance with Treasury Regulations promulgated under Section 7704 of the Code) or (ii) the Company to otherwise be treated as a PTP assuming that, in the case of the Series B-1 Limited Membership Interests, the Class A Limited Membership Interests are held by 10 Persons and the Series B-2 Limited Membership Interests are held by 6 Persons and, in the case of the Series B-2 Limited Membership Interests, the Class A Limited Membership Interests are held by 10 Persons and the Series B-1 Limited Membership Interests are held by 83 Persons. It also understands and acknowledges that any purported Transfer of any Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, or any portion thereof (including any beneficial interest therein) that does not comply with this condition shall be null and void and of no force or effect whatsoever.
          (xii) It understands and acknowledges that Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, may not be purchased by or Transferred to any non-U.S. Person. Allocations to non-U.S. Persons would require the Company to pay withholding taxes, at the highest effective tax rate applicable to taxpayers of the relevant type. The Company, therefore, will not allow any non-U.S. Person to acquire its membership interests.
          (xiii) It represents and covenants that (A) it is not, and will not become, a Flow-Through Entity or (B) it is a Flow-Through Entity, but less than 50% of the value of any beneficial owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s direct or indirect interest in the Company or a principal purposes in using the Flow-Through Entity to purchase the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, is not to permit the Company to have more than 83 owners of the Series B-1 Interests or to have more than 6 owners of the Series B-2 Interests or to have more than 100 “Partners” within the meaning of Regulations Section 1.7704-1(h)(1)(ii).
          (xiv) It represents and covenants that it will not market, Transfer, assign, participate, pledge or otherwise dispose of its Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, (or any interest therein) on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code (and the Treasury Regulations promulgated thereunder), including, without limitation, an over-the-counter market or an inter-dealer quotation system that regularly disseminates firm buy or sell quotations.
          (xv) It acknowledges that as a purchaser of either the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, it will be subject to the rights and obligations set forth in, and bound by the terms and provisions of, the Exchange Agreement or other documents to which the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, are bound.
          (xvi) It acknowledges that the Company, Cereals Holdings, GMI, and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations and agreements deemed to have been made by purchase of the Series B-1 Limited Membership Interests or

Series B-2 Limited Membership Interests, as applicable, are no longer accurate, it will promptly notify the Company.
          (xvii) It acknowledges that as a purchaser of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable, it is required, pursuant to Regulations Section 1.743-1(k)(2), to provide the Company with the following information within 30 days of its purchase of the Series B-1 Limited Membership Interests or Series B-2 Limited Membership Interests, as applicable: (i) the names and addresses of the transferee and (if ascertainable) of the transferor; (ii) the taxpayer identification numbers of the transferee and (if ascertainable) of the transferor; (iii) the relationship (if any) between the transferee and the transferor; (iv) the date of the Transfer; and (v) the consideration for the Transferred Interest.
     (l) Paragraphs (a) through (j) of this Section 11.3 shall not be applicable to any pledge described in Section 11.2(b)(i)(A) or Section 11.2(c)(i)(A). As set forth in Section 11.1(a), the pledgee or secured party is subject to the terms and conditions of this Section 11.
     (m) A Transfer of Series B-1 Preferred Certificates shall not be a Permitted Transfer if fewer than 10,000 Series B-1 Preferred Certificates are Transferred. A Transfer of any Membership Interests other than a Series B-1 Limited Membership Interests shall not be a Permitted Transfer if such Transfer would result in there being more than 17 beneficial owners of the Membership Interests, excluding the owners of the Series B-1 Limited Membership Interests.
     11.4 Prohibited Transfers.
     Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall be null and void and of no effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the Membership Interest Transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company. In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby. Notwithstanding any provision in this Agreement to the contrary, the Managing Member shall prohibit (i) any Transfer that would result in the Company being treated as a PTP or (ii) any Transfer (other than a Transfer by RBDB) that would result in a violation of the requirements of Section 11.3(b).
     11.5 Rights of Unadmitted Assignees.
     (a) In General. A Person who acquires one or more Interests but who is not admitted as a substituted Member pursuant to Section 11.6 shall be entitled only to allocations and distributions with respect to such Membership Interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Managing Member or a Limited Member under the Act or this Agreement.
     (b) Managing Member. A transferee who acquires a Membership Interest from the Managing Member under this Agreement by means of a Transfer that is permitted under this Section 11, but who is not admitted as the Managing Member, shall have no authority to act for or bind the Company, to inspect the Company books, or otherwise to be treated as a Managing Member. Following such a Transfer, the transferor shall not cease to be the Managing Member of the Company and shall continue to be the Managing Member until such time as the transferee is admitted as the Managing Member.
     (c) Limited Members. Following a Transfer to a transferee who acquires a Membership Interest from a Limited Member under this Agreement by means of a Transfer that is permitted under this Section 11, but who is not admitted as a Limited Member, the transferor shall not cease to be a Limited Member of the Company and shall continue to be a Limited Member until such time as the transferee is admitted as a Limited Member under this Agreement.
     11.6 Admission as Substituted Members.
     (a) A Person shall be admitted to the Company as a Class B Limited Member without execution of this Agreement upon the acquisition of a Series B-1 Preferred Certificate or Series B-2 Preferred Certificate in a Permitted Transfer.
     (b) Subject to the other provisions of this Section 11, a transferee of Membership Interests may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth below in this Section 11.6:
          (i) The Membership Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;
          (ii) The transferee of a Class A Limited Membership Interest or the Managing Membership Interest becomes a party to this Agreement as a Member and executes such documents and instruments as the Managing Member may reasonably request (including, without limitation, amendments to the Certificate of Formation) as may be necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions of this Agreement;
          (iii) Unless the requirements of this Section 11.6(b)(iii) have been waived by the Managing Member, the transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Interests;
          (iv) Unless the requirements of this Section 11.6(b)(iv) have been waived by the Members, the transferee of a Class A Limited Membership Interest or the Managing Membership Interest provides the Company with evidence satisfactory to counsel for the Company that such transferee has made representations equivalent to those contained in Section 8.2 as of the date of the Transfer; and

          (v) In the event that the transferee of a Membership Interest from any Member is admitted under this Agreement, such transferee shall be deemed admitted to the Company as a substituted Member immediately prior to the Transfer, and with respect to the transferee of the Managing Member, such transferee shall continue the business of the Company without dissolution.
     11.7 Distributions and Allocations in Respect of Transferred Membership Interests.
     If any Membership Interest is Transferred during any Allocation Year in compliance with the provisions of this Section 11, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Membership Interests during the Fiscal Year in accordance with Code Section 706(d), using the daily proration convention. Notwithstanding the date of such Transfer, all distributions shall be made to the holder of record as of the relevant date as set forth in Section 4.1. The Company shall recognize a Permitted Transfer of Series B-1 Limited Membership Interests, as of the date of such Permitted Transfer, when it receives the Purchaser’s Letter with respect to such Permitted Transfer. The Company shall recognize a Permitted Transfer of any other Membership Interests not later than the end of the calendar month during which it is given notice of a Permitted Transfer; provided that, if the Company is given notice of such a Permitted Transfer at least fourteen (14) Business Days prior to the Transfer, the Company shall recognize a Permitted Transfer as of the date of such Permitted Transfer; and provided, further, that if the Company does not receive a notice stating the date such Interest was Transferred and such other information as the Managing Member may reasonably require within thirty (30) days after the end of the Allocation Year during which the Permitted Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Interest on the last day of such Allocation Year. Neither the Company nor the Managing Member shall incur any Liability for making allocations and distributions in accordance with the provisions of this Section 11.7, whether or not the Managing Member or the Company has knowledge of any Transfer of ownership of any Interest.
     11.8 Class A Limited Membership Interest Purchase Option.
     (a) Class A Purchase Option. The Managing Member or, in the sole discretion of the Managing Member, its designee (for purposes of this Section 11.8, references to the Managing Member shall, as the context requires, include such designee) may, by delivery of a written notice to the Class A Limited Members (a “Class A Purchase Notice"), elect to purchase (the “Class A Purchase Option") (x) with respect to subparagraph (i) below, all of the Class A Limited Membership Interests of any Class A Limited Member and (y) with respect to subparagraphs (ii) below, all the Class A Limited Membership Interests then outstanding at the following times:
          (i) At any time prior to the delivery of a Liquidation Notice to the Managing Member pursuant to Section 14.2; provided that, other than a purchases on a Class A Reset Date, the Capital Account of such Class A Limited Member calculated as of the Class A Purchase Valuation Date as determined pursuant to Section 9.2(f) is not less than such Class A Limited Member’s Preferred Return Capital; or

          (ii) Within the ten (10) day period prior to the effectiveness of any Liquidation Notice delivered to the Managing Member pursuant to Section 14.2; provided that the Required Class A Limited Members have not rescinded such Liquidation Notice during such ten (10) day period; and provided, further, that no GMI Event shall have occurred and be continuing.
     Upon consummation of the Class A Purchase Option, the Managing Member shall be admitted as a Class A Limited Member with respect to the Class A Limited Membership Interests purchased pursuant to the Class A Purchase Option, and the Class A Limited Members from whom such Class A Limited Membership Interests were purchased shall be deemed withdrawn with respect to such Class A Limited Membership Interests.
     (b) Class A Purchase Election Date. The “Class A Purchase Election Date” shall be the day on which the Managing Member delivers the Class A Purchase Notice; provided that, if the Managing Member elects to purchase all of the Class A Limited Membership Interests then outstanding during the ten (10) day period following the delivery of a Liquidation Notice, the Class A Purchase Election Date shall be the day on which such Liquidation Notice is delivered to the Managing Member. Except as provided in Section 14.2 with respect to a rescinded Liquidation Notice, a Class A Purchase Notice given pursuant to this Section 11.8 shall be irrevocable and binding on the Managing Member.
     (c) Class A Purchase Price. The purchase price (the “Class A Purchase Price”) for each Class A Limited Member’s Limited Membership Interest being purchased on a Class A Reset Date shall equal the Class A Mandatory Purchase Price that would be payable in connection with a Class A Mandatory Remarketing held with respect to such Class A Reset Date (determined in accordance with Section 7.1(d)(ii)); provided that, if (i) the amount of Estimated Profits and Losses, and other items of Company income, gain, loss, or deduction included in the determination of such Class A Mandatory Purchase Price differs from the actual amount of Profits and Losses, and other items of Company income, gain, loss, or deduction for the relevant Reset Valuation Allocation Year and (ii) such difference would have resulted in the Class A Mandatory Purchase Price differing from the Class A Purchase Price, then (x) if the revised Class A Mandatory Purchase Price would have exceeded the Class A Purchase Price paid to the Class A Members, the Managing Member (or its designee) shall pay an amount equal to such excess to each Class A Limited Member within five (5) Business Days after the final determination of such Mandatory Purchase Price, or (y) if the Class A Purchase Price paid to the Class A Members exceeded such revised Class A Mandatory Purchase Price, the Class A Members shall pay to the Managing Member (or its designee) an amount equal to such excess within five (5) Business Days after receipt of the final determination of such Mandatory Purchase Price.
     The Class A Purchase Price for each Class A Limited Member’s Limited Membership Interests being purchased on any other date shall be equal to the excess, if any, of (i) the sum of (x) the balance in such Class A Limited Member’s Capital Account determined pursuant to Section 9.2(f) as of the last day of the Fiscal Quarter preceding the Fiscal Quarter in which the Class A Purchase Election Date occurs (the “Class A Purchase Valuation Date”), plus (y) an amount equal to such Class A Limited Member’s accrued but undistributed Class A Limited Member Preferred Return for the period from and including the Class A Purchase Valuation Date to but excluding the Class A Purchase Date, plus (z) the Class A Purchase Premium, if any, over

(ii) any amounts distributed to such Class A Limited Member from and including the Class A Purchase Valuation Date to but excluding the Class A Purchase Date.
     (d) Purchase.
          (i) Single Payment. In the case of a Class A Purchase Option exercised in any case not described in Section 11.8(a)(ii), the Class A Purchase Price shall be paid in Dollars and immediately available funds on the last Business Day of the Fiscal Quarter during which the Class A Purchase Election Date occurs or, if such last Business Day of such Fiscal Quarter is less than five Business Days after the Election Date, the last Business Day of the following Fiscal Quarter (the “11.8(a)(i) Purchase Date”) in accordance with Section 11.8(e).
          (ii) Installments. In the case of a Class A Purchase Option exercised in any case described in Section 11.8(a)(ii), the Class A Purchase Price shall be payable in two (2) installments, each in Dollars and immediately available funds:
               (A) The first installment shall be made on the date specified in the Purchase Notice, which date shall be a Business Day that is on or before the fortieth (40th) day following the Class A Purchase Election Date (such date of payment being the “11.8(a)(ii) Purchase Date,” together with the 11.8(a)(i) Purchase Date, each a “Class A Purchase Date”) and shall be equal to applicable Class A Limited Member’s Preferred Return Capital as of the Class A Purchase Valuation Date. In the event that, on the Class A Purchase Date, the rating assigned to the senior unsecured and unsupported long-term debt obligations of a Class A Limited Member is below A- by S&P or A3 by Moody’s, then such Class A Limited Member will be required, unless its repayment obligation under clause (b) below is guaranteed by a Person whose debt obligations are so rated, to hold in escrow any amount of the first installment remaining after payment of its obligations to its creditors; and
               (B) If the Class A Purchase Price is greater than the first installment, to the extent that the first installment was required to be held in an escrow account pursuant to clause (A) above, the balance in the escrow account shall be released to the applicable Class A Limited Member and the second installment shall be made as soon as practicable after the Capital Account statements described in Section 9.2(f) are received by the Class A Limited Members, but in no event later than sixty (60) days following the Class A Purchase Election Date. The second installment shall be equal to the excess, if any, of the Class A Purchase Price over the amount of the first installment. If the first installment exceeds the Class A Purchase Price, an amount equal to the lesser of (1) such excess or (2) the balance in the escrow account shall be returned to the Managing Member.
     (e) Closing. The closing of the purchase contemplated by this Section 11.8 shall occur on the Class A Purchase Date at such place as is mutually agreeable to the Members, or upon the failure to agree, at the principal place of business of the Company. At the closing, the Class A Limited Members shall deliver to the Managing Member good title, free and clear of any Liens, claims, encumbrances, security interests, or options, to its Class A Limited Membership Interests thus purchased other than such Liens, claims, encumbrances, security interest or options permitted hereunder. The reasonable costs of such Transfer and closing, including, without limitation, attorneys’ fees and filing expenses, shall be paid by the Managing Member. At the closing, the Class A Limited Members shall execute such documents and instruments of conveyance as may be reasonably necessary to effectuate the transaction contemplated hereby, including the Transfer of the Class A Limited Membership Interests.
     (f) Treatment as Purchase Under Section 741. The Class A Limited Members agree to treat the Transfer of the Class A Limited Membership Interests to the Managing Member pursuant to this Section 11.8 as a purchase and sale under Code Section 741 and not as a retirement under Code Section 736.
     11.9 Purchase of Class B Limited Membership Interests.
     (a) Class B Purchase Option. The Managing Member or, in the sole discretion of the Managing Member, its designee (for purposes of this Section 11.9, references to the Managing Member shall, as the context requires, include its designee) may, by delivery of a written notice complying with the requirements set forth in Section 11.9(e) (a “Class B Purchase Notice”), elect to purchase (the “Class B Purchase Option”) all (but not less than all) of the Series B-1 Limited Membership Interests and/or the Series B-2 Limited Membership Interests (i) during any Fixed Rate Period, on any Scheduled Reset Date and (ii) during any Floating Rate Period, on a Class B Distribution Date. Any such purchases shall be in Cash, unless otherwise consented to by the Class B Limited Members whose interests are being purchased.
     Upon consummation of the Class B Purchase Option, the Managing Member shall be admitted as a Class B Limited Member with respect to the Class B Limited Membership Interests purchased pursuant to the Class B Purchase Option, and the Class B Limited Members from whom such Class B Limited Membership Interests were purchased shall be deemed withdrawn with respect to such Class B Limited Membership Interests.
     (b) Class B Purchase Election Date. The “Class B Purchase Election Date” shall be the day on which the Managing Member delivers the Class B Purchase Notice. A Class B Purchase Notice given pursuant to this Section 11.9 shall be irrevocable and binding on the Managing Member.
     (c) Class B Purchase Price. The purchase price (the “Class B Purchase Price”) for each Class B Limited Member’s Limited Membership Interests being purchased on a Scheduled Reset Date shall equal the Class B Mandatory Purchase Price that would be payable in connection with a Class B Optional Remarketing held with respect to such Scheduled Reset Date (determined in accordance with Section 7.2(b)(iii).
     The Class B Purchase Price for each Class B Limited Member’s Limited Membership Interests being purchased on a Class B Distribution Date during a Floating Rate Period shall be equal to the excess, if any, of (i) the sum of (x) the balance in such Class B Limited Member’s Capital Account determined pursuant to Section 9.2(g) as of the last day of the Fiscal Quarter preceding the Fiscal Quarter in which the Class B Purchase Election Date occurs (the “Class B Purchase Valuation Date”), over (ii) any amounts distributed to such Class B Limited Member from and including the Class B Purchase Valuation Date to but excluding the Class B Purchase Date. In the event a Class B Limited Member holds a Series of Class B Limited Membership Interests other than the Series being purchased pursuant to this Section 11.9, the calculations described in this Section 11.9(c) shall be performed by the Managing Member in a manner that determines the Class B Purchase Price solely with respect to the Series being purchased. Notwithstanding the two preceding sentences, if the Managing Member elects to purchase all (but not less than all) the Series B-1 Limited Membership Interests on the first Scheduled Reset Date, then the Class B Purchase Price for the purchase of a specific Series B-1 Limited Member’s Series B-1 Limited Membership Interests shall be equal to the greater of (i) the Mandatory Purchase Price that would be payable to such Series B-1 Limited Member in connection with a Class B Optional Remarketing held with respect to such Scheduled Reset Date (determined in accordance with Section 7.2(b)(iii)), and (ii) the sum of ninety percent of such Series B-1 Limited Member’s initial Capital Account, plus an amount equal to such Series B-1 Limited Member’s accrued but undistributed Class B Limited Member Preferred Return as of the day before the Class B Purchase Date.
     (d) Purchase. The Class B Purchase Price shall be paid in Dollars and immediately available funds on the last Business Day of the Fiscal Quarter during which the Class B Purchase Election Date occurs (the “Class B Purchase Date”) in accordance with Section 11.9(e). Provided that, if the Managing Member elects to purchase all (but not less than all) of the Series B-1 Limited Membership Interests on the first Scheduled Reset Date, then the Class B Purchase Price shall be paid in immediately available funds on such Scheduled Reset Date.
     (e) Closing. In the event that the Managing Member has elected to purchase any Series of Class B Limited Membership Interests from a Class B Limited Member pursuant to Section 11.9(a), then such Member’s Class B Limited Membership Interests shall be purchased, at 11:00 a.m., New York City time, on the Class B Purchase Date (which shall be specified in the Class B Purchase Notice), which date shall not be less than thirty (30) Days or more than sixty (60) Days after the date on which such Class B Purchase Notice was given pursuant to Section 11.9(a); provided, however, that the failure to give such Class B Purchase Notice or any defect in such Class B Purchase Notice or in the mailing of such Class B Purchase Notice will not effect the validity of the proceeding for the purchase of any Class B Limited Membership Interests to be purchased except as to a Member to whom the Company has failed to give such notice or except as to a Member to whom notice was defective. A Class B Purchase Notice will be sent to each Member whose Class B Limited Membership Interests are being called for purchase at such Member’s address as it appears in the Membership Registry. Each Class B Purchase Notice will state: (i) the applicable Class B Purchase Date; (ii) the applicable Class B Purchase Price as determined under Section 11.9(c); and (iii) the place or places where certificates, if any, for the Membership Interests are to be surrendered for payment of the Class B Purchase Price.
     (f) Treatment as Purchase Under Section 741. The Class B Limited Members agree to treat the Transfer of the Class A Limited Membership Interests to the Managing Member pursuant to this Section 11.9 as a purchase and sale under Code Section 741 and not as a retirement under Code Section 736.
     11.10 Form and Transfers of Class B Limited Membership Interests
     (a) The Series B-1 Preferred Certificates and Series B-2 Preferred Certificates (except with respect to any Class B Limited Membership Interests held by GMI or one of its affiliates,

which shall not be certificated) shall be issued substantially in the form set forth in Exhibits H and I, respectively. No such certificate shall be valid for any purpose unless it shall have been executed on behalf of the Company by the manual or facsimile signature of an officer of the Company.
     (b) All requests for removal of legends on definitive certificates indicating restrictions on Transfer shall be accompanied by an opinion of counsel addressed to the Transfer Agent stating that such legends may be removed and all such requests for removal of legends on definitive certificates indicating restrictions on Transfer shall be accompanied by an opinion of counsel addressed to the Transfer Agent stating that such legends may be removed and the Series B-1 Preferred Certificates represented thereby freely Transferred in compliance with the federal securities laws. No legend may be removed without the consent of the Managing Member and the Required Class A Limited Members.
     (c) The Transfer Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Transfer Agent, subject at all times to provisions of law. The Transfer Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by a holder to the Transfer Agent to issue a replacement or new certificate pursuant to this Section shall be deemed to be a representation and warranty by the holder to the Transfer Agent that such issuance will comply with such provisions of law.
     (d) Any Transfer shall be automatically void if such Transfer was effected through an established securities market (within the meaning of Treasury Regulation § 1.7704-1(b)).
SECTION 12.
POWER OF ATTORNEY
     12.1 Managing Member as Attorney-In-Fact.
     Each Limited Member hereby makes, constitutes, and appoints the Managing Member, each successor Managing Member, and the Liquidator, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish, and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Managing Member or Liquidator may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (ii) any and all amendments, restatements, or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, which the Managing Member may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including amendments, restatements, or changes to reflect (A) the admission of any additional or substituted Member and (B) the disposition by any Member of its Membership Interests; (iii) all certificates of cancellation and other instruments which the Liquidator reasonably deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; and (iv) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company to carry out fully the provisions of this Agreement in accordance with its terms; provided that nothing in this Section 12.1 shall authorize such attorney-in-fact to take any action that could reasonably be anticipated to have an adverse effect on a Limited Member or the Company.
     12.2 Nature of Special Power.
     The power of attorney granted to the Managing Member pursuant to this Section 12:
     (a) Is a special power of attorney coupled with an interest and is irrevocable; provided, however, that, with respect to the power of attorney granted to the Managing Member, such power shall terminate upon the appointment of the Liquidator;
     (b) May be exercised by such attorney-in-fact with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and
     (c) Shall survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Member and shall survive the delivery of an assignment by a Limited Member of the whole or a portion of its Membership Interests (except that where the assignment is of such Limited Member’s entire Membership Interests and the assignee, with the affirmative written consent of the other Members, is admitted as a substituted Limited Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Limited Member’s or assignee’s successors and assigns.
SECTION 13.
DISSOLUTION AND WINDING UP
     13.1 Liquidating Events.
     (a) The Company shall dissolve and shall commence winding up and liquidation upon the first to occur of any of the following (each, a “Liquidating Event”):
          (i) The date upon which a Liquidation Notice becomes effective to cause a Class A Notice Event to become a Liquidating Event;
          (ii) The Bankruptcy of the Company or any of its Subsidiaries or any GMI Member then owning an Interest hereunder;
          (iii) The unanimous vote or consent of the Members to dissolve, wind up, and liquidate the Company;
          (iv) In the event the Managing Member has elected pursuant to the Class A Purchase Option to purchase all of the Class A Limited Membership Interests, (x) the failure of the Managing Member, or its designee, to pay the Class A Purchase Price in Cash in the amount and at such times as are required pursuant to Section 11.8 or (y) the occurrence of any GMI Event;

          (v) The happening of any other event which makes it unlawful, impossible, or impractical to carry on the business of the Company;
          (vi) GMCO, another consolidated Subsidiary of GMI, or another Managing Member approved by the Limited Members ceases to be the Managing Member; or
          (vii) The entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
     The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.
     (b) Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Liquidating Event, then within an additional ninety (90) days after such determination (the “Reconstitution Period”), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall dissolve and wind up its affairs in accordance with Section 13.2. If such an election is made within the Reconstitution Period, then:
          (i) The reconstituted limited liability company shall continue until the occurrence of a Liquidating Event as provided in Section 13.1(a); and
          (ii) Unless otherwise agreed to by all of the Members, the Certificate of Formation, and this Agreement shall, subject to any requirement under the Act to file a new certificate of formation, automatically constitute the certificate of formation and agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed, and transferred to the new Company. No bond, collateral, assumption, or release of any Member’s or the Company’s liabilities shall be required; provided that the right of the Members to select successor managers and to reconstitute and continue the business of the Company shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.
     (c) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a Member.
     13.2 Winding Up.
     Upon the occurrence of a (i) Liquidating Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event (unless the Company is reconstituted pursuant to Section 13.1(b)), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the

Company’s business and affairs; provided that, to the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 13.2 and the Certificate of Formation has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of the Liquidating Event and within ninety (90) days after the last day on which the Company may be reconstituted pursuant to Section 13.1(b). The Liquidator shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 13.11), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:
     (a) First, to creditors in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 18-804 of the Act), other than the liabilities for distribution to Members under Section 18-601 or 18-604 of the Act;
     (b) Second, to the Members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Act; and
     (c) Third, the balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to a Mark-to-Market Valuation pursuant to Section 13.11 and a determination and allocation of all Profits, Losses, and other items of the Company’s income, gain, loss or deduction pursuant to Section 3.
     No Member shall receive additional compensation for any services performed pursuant to this Section 13.
     13.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.
     In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Section 13 to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in such Member’s Capital Account, determined after debiting and crediting such Member’s Capital Account for all income, gain, and loss allocations and distributions occurring prior to dissolution, such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 13 may be:
     (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the

Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 13.2; or
     (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld amounts shall be distributed to the Members as soon as practicable.
     13.4 Deemed Contribution and Distribution.
     Notwithstanding any other provision of this Section 13, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all its Property and liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new company to the Members.
     13.5 Rights of Members.
     Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contributions and has no right or power to demand or receive Property other than Cash from the Company. If the assets of the Company remaining after payment or discharge of the Indebtedness or liabilities of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company, the Managing Member, or any other Member, except as expressly set forth in Section 5.8 or in any other Transaction Document.
     13.6 Notice of Dissolution.
     In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 13.1, result in a dissolution of the Company, the Managing Member shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Managing Member).
     13.7 Guaranteed Payments During Period of Liquidation.
     During the period commencing on the first day of the Fiscal Quarter during which a Liquidating Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 13.2 (the “Liquidation Period”), the Company shall pay to each Limited Member no less frequently than on each Liquidation Period Guaranteed Payment Date, Cash in an amount (the “Liquidation Period Guaranteed Payment”) equal to the Limited Member Preferred Return on such Limited Member’s Preferred Return Capital determined as of (i) with respect to the Class A Limited Members, the last Class A

Distribution Date occurring prior to the Liquidation Period, and (ii) with respect to the Class B Limited Members, the last Class B Distribution Date occurring prior to the Liquidation Period, in each case after giving effect to any distributions made pursuant to Section 4.1 on such Class A Distribution Date or Class B Distribution Date. For purposes of this Section 13.7, the Limited Member Preferred Return shall be determined as if the last Class A Distribution Date and Class B Distribution Date occurring prior to the Liquidation Period and each Liquidation Period Guaranteed Payment Date constituted a Class A Distribution Date or Class B Distribution Date, as the case may be.
     13.8 Allocations and Distributions During Period of Liquidation.
     During the period commencing on the first day of the Fiscal Quarter during which a Liquidating Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 13.2, the Members shall continue to share Profits, Losses, gain, loss, and other items of Company income, gain, loss, or deduction in the manner provided in Section 3 (other than pursuant to Sections 3.1(a) and 3.1(c)) but no distributions shall be made pursuant to Section 4.
     13.9 Character of Liquidating Distributions.
     (a) All payments made in liquidation of the Membership Interests of a Member in the Company shall be made in exchange for the Membership Interests of such Member in the Company Property pursuant to Code Section 736(b)(1), including the interest of such Member in Company goodwill.
     (b) For purposes of making distributions required by Section 13.2, the Liquidator may determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of such assets and distribute the proceeds therefrom; provided that the Liquidator shall not distribute Property other than Cash to a Limited Member without such Limited Member’s consent and the Liquidator shall be required to reduce Property to Cash to the extent necessary to make distributions in Cash to the Limited Member pursuant to Section 13.2.
     13.10 The Liquidator.
     (a) The “Liquidator” shall be the Managing Member or any other Person appointed by the Managing Member, unless (i) such liquidation arises as a result of (1) the Bankruptcy of the Company or the Managing Member, (2) a Liquidating Event described in clauses 13.1(a)(iv) or (vi) or (3) a Class A Notice Event described in clause (c), (d), or (f) of Section 14.1 occurs, (ii) final liquidating distributions have not been made by the ninetieth (90th) day following the date of the Liquidating Event, or (iii) a GMI Event has occurred and is continuing, in which case, the holder or holders of more than 50% of the Class A Limited Membership Interests may appoint the Liquidator.
     (b) The Company is authorized to pay such reasonable compensation to the Liquidator for its services performed pursuant to this Section 13 as shall be agreed upon by the Liquidator and the Limited Members and to reimburse the Liquidator for its reasonable costs and Expenses incurred in performing those services.

     13.11 Mark-to-Market Methodology.
     (a) For purposes of determining the amount of any adjustment to the Gross Asset Values of the Company’s Property pursuant to paragraphs (ii) or (iii) of the definition of “Gross Asset Value” in Section 1.10, the values of each of the Company’s Permitted Assets must be determined (such value being the “Mark-to-Market Value,” and any calculation of such Mark-to-Market Value, the “Mark-to-Market Valuation”). The Gross Asset Value and Mark-to-Market Value of the Company’s Permitted Assets shall be determined in accordance with the Valuation Methodology described on Schedule D hereto.
     (b) In the event that it is necessary to determine the Mark-to-Market Value of the Company’s Permitted Assets pursuant to this Section 13.11, such Mark-to-Market Valuation shall be performed by any nationally recognized independent accounting firm or other appraiser of national standing selected by the Managing Member and, if RBDB retains any of its Class A Limited Membership Interests, approved by RBDB; provided that any appraiser appointed hereunder shall be disinterested and qualified to appraise property similar to the Permitted Assets being appraised; and provided, further, that, solely for purposes of determining compliance with the Portfolio Requirements, the Mark-to-Market Valuation of all Permitted Loans that are obligations of any GMI Entity may be performed by the Managing Member. In the event the parties cannot agree on one appraiser, then the Managing Member shall select an appraiser (“Appraiser 1”) and the Required Class A Limited Members shall jointly select an appraiser (“Appraiser 2”) and the two appraisers shall jointly select a third appraiser (“Appraiser 3”). The value arrived at by appraisal shall be determined by Appraiser 1 and Appraiser 2 submitting their separate appraisals to Appraiser 3. Appraiser 3 shall independently review the appraisals and shall select one appraisal between the two appraisals submitted as the appraisal that, in the opinion of Appraisal 3, best represents the value of the Permitted Assets. Where the appraisal process provided by this Section 13.11 is invoked, the parties and the appraisers shall all act promptly and diligently so as to determine the value of the Permitted Assets in a commercially reasonable period. The cost of all appraisals shall be borne by the Company.
     (c) The Gross Asset Value and Mark-to-Market Value of all Permitted Loans owned by the Company or any of its Subsidiaries that are obligations of any GMI Entity shall be equal to their stated principal amount; provided that, solely for the purposes of determining compliance with the Portfolio Requirements, if there has occurred and is continuing any GMI Event, the Gross Asset Value and Mark-to-Market Value of such Permitted Loans shall be equal to zero.
     (d) The Gross Asset Value and Mark-to-Market Value of any Cash Equivalents shall be determined by reference to their face value, less unamortized discount, if any, and plus unamortized premium, if any.
     (e) Except as provided above, the Gross Asset Value and Mark-to-Market Value of any A-Rated Securities shall be determined by reference to their average of the bid-side, market prices quoted by three investment or commercial banks of recognized standing.

SECTION 14.
CLASS A NOTICE EVENTS; PURCHASE OPTIONS
     14.1 Class A Notice Events.
     In the event that any of the following events (“Class A Notice Events") shall occur, the Class A Limited Members shall have the rights described in Section 14.2; provided that with respect to a Class A Notice Event pursuant to Section 14.1(h), only the holders of the Class A Limited Membership Interests other than GMI or any of its Affiliates shall have such rights described in Section 14.2:
     (a) The failure of the Company to distribute to the Class A Limited Members in immediately available funds on the last Business Day of each Fiscal Quarter an amount equal to the cumulative Class A Limited Member Preferred Return and such failure continues for a period of three (3) Business Days;
     (b) The failure of the Company to comply with the Class A Portfolio Requirements at any time and solely with respect to a failure to comply with clause 5.9(a)(iii) or clause 5.9(a)(iv)) such failure continues unabated for five (5) Business Days;
     (c) The failure of the Company to dispose of any asset that ceases to be a Permitted Asset within five (5) Business Days after the date on which such asset ceases to be a Permitted Asset;
     (d) The Managing Member or any Affiliate of the Managing Member fails to (i) be in compliance with its obligations to deal with the Company on an arm’s length basis and as a separate entity, (ii) observe or perform any covenant, condition, or agreement contained in Sections 5.2(b), 5.2(c), 5.2(d), and 5.3 of this Agreement, or (iii) observe or perform any other covenant, condition, or agreement contained in the Agreement or any other Transaction Document and such failure continues for a period of ten (10) Business Days after notice from either Limited Member;
     (e) Any representation or warranty made or deemed made by the Managing Member, the Company, or any of its Subsidiaries, GMI, or any Affiliate of GMI under or in connection with this Agreement or any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made except for the covenant in Section 8.3;
     (f) The failure of the Managing Member, in the event that there is a default, event of default or any similar condition or event (however described) with respect to any GMI Entity under any Transaction Document to which any GMI Entity is a party to give prompt notice thereof to the Limited Members, to declare due and payable and collect any amount owing under the relevant Transaction Document (subject to the satisfaction of any applicable notice requirement and the lapse of any grace period) or to preserve, protect and enforce the Company’s rights with respect to such Transaction Document;
     (g) One or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Company or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of thirty (30)

consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach to or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgment;
     (h) The senior unsecured debt rating of GMI falls below either Baa3 by Moody’s or BBB- by S&P;
     (i) A Failed Class A Mandatory Remarketing shall have occurred as a result of any failure of the Company to completely perform its obligations under the Class A Remarketing Agreement; or
     (j) A Class A Limited Member is not provided a reasonable opportunity to enter a Bid in connection with a Class A Mandatory Remarketing.
     The Managing Member shall be obligated to notify the Limited Members of the occurrence of any Class A Notice Event when an officer of the Managing Member has actual knowledge of such occurrence.
     14.2 Liquidation Notice.
     At any time on or after the occurrence of a Class A Notice Event, the Required Class A Limited Members may elect to cause such Class A Notice Event to result in a Liquidating Event by delivering to the Managing Member a notice (a “Liquidation Notice”) of such election; provided that: (i) such Class A Notice Event shall not result in a Liquidating Event until the expiration of ten (10) days following such delivery, (ii) the Required Class A Limited Members may rescind such Liquidation Notice by delivering to the Managing Member a notice prior to such tenth (10th) day, and (iii) a Liquidation Notice automatically will be deemed rescinded upon the irrevocable election within such ten (10) day period by the Managing Member or its designee pursuant to the Class A Purchase Option to purchase all of the Class A Limited Membership Interests.
SECTION 15.
MISCELLANEOUS
     15.1 Notices.
     Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) as of the date so delivered, if delivered personally to the Person or to an officer of the Person to whom the same is directed or (ii) when the same is actually received, if sent either by overnight courier, registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by overnight courier, charges prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members:

     (a) If to the Company, to the principal place of business address set forth in Section 1.4; and
     (b) If to a Member, to the address set forth in Section 2.1 or, in the case of a Permitted Transferee who becomes a Member, the address specified by such Member.
     15.2 Binding Effect.
     Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.
     15.3 Construction.
     It is the intent of the parties hereto that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The terms of this Agreement are intended to embody the economic relationship among the Members and shall not be subject to modification by, or be conformed with, any actions by the Internal Revenue Service except as this Agreement may be explicitly so amended and except as may relate specifically to the filing of tax returns.
     15.4 Time.
     In computing any period of time pursuant to this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be included.
     15.5 Headings.
     Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
     15.6 Severability.
     Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 15.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.
     15.7 Incorporation by Reference.
     No exhibit, schedule, or other appendix attached to this Agreement and referred to herein is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

     15.8 Governing Law.
     The laws of the State of Delaware, without application of the conflicts of laws principles thereof, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.
     15.9 Consent to Jurisdiction.
     Each Member (i) irrevocably submits to the non-exclusive jurisdiction of any New York State or Delaware State court or Federal court sitting in New York County or Wilmington, Delaware, in any action arising out of this Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) consents, to the fullest extent it may effectively do so, to the service of process by mail in accordance with Section 15.1. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.
     15.10 WAIVER OF JURY TRIAL.
     EACH OF THE MEMBERS IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     15.11 Counterpart Execution.
     This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
     15.12 Specific Performance.
     Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.
     15.13 No Material Impairment.
     No Member shall take any action that could impair materially such Member’s ability to perform its duties and obligations under this Agreement.

     15.14 Entire Agreement.
     This Agreement and the Transaction Documents and the Annexes, Exhibits and Schedules hereto and thereto constitute the entire agreement among the parties hereto and their respective Affiliates and contain all of the agreements among such parties with respect to the subject matter hereof and thereof. This Agreement and the Transaction Documents and the Annexes, Exhibits and Schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof and thereof.
     15.15 No Third Party Beneficiaries.
     Except as otherwise provided herein (including, without limitation, Section 10.1(c)), no Person other than a party hereto shall have any rights or remedies under this Agreement. Without limiting the foregoing, any obligations of the Members to satisfy their respective obligations to make Capital Contributions under this Agreement is an agreement only among the Members and no other Person shall have any rights to enforce such obligations.
     15.16 Waiver.
     Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement of the Company as of the day first above set forth.

MANAGING MEMBER: GM CEREALS OPERATIONS, INC., as Managing Member

By:	/s/ Daralyn K. Peifer
	Name:	Daralyn K. Peifer
	Title:	Treasurer

CLASS A LIMITED MEMBER: RBDB, INC., as a Class A Limited Member
By:	/s/ Andrew Sherman
	Name:	Andrew Sherman
	Title:	Assistant Secretary

By:	/s/ Kevin Moclair
	Name:	Kevin Moclair
	Title:	Assistant Treasurer

CLASS B LIMITED MEMBERS: GENERAL MILLS SALES, INC., as a Class B Limited Member

By:	/s/ Daralyn K. Peifer
	Name:	Daralyn K. Peifer
	Title:	Treasurer

GM CEREALS HOLDINGS, INC., as a Class B Limited Member

By:	/s/ Daralyn K. Peifer
	Name:	Daralyn K. Peifer
	Title:	Treasurer